Exhibit 10.21

EXECUTION COPY

REVOLVING CREDIT AGREEMENT

dated as of April 8, 2010

among

REG MARKETING & LOGISTICS GROUP, LLC,

and

REG SERVICES GROUP, LLC,

as Borrowers,

RENEWABLE ENERGY GROUP, INC.,

as Guarantor,

THE LENDERS REFERRED TO HEREIN,

WESTLB AG, NEW YORK BRANCH,

as Administrative Agent for the Lenders,

WESTLB AG, NEW YORK BRANCH,

as Collateral Agent for the Senior Secured Parties,

and

WESTLB AG, NEW YORK BRANCH,

as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES

Schedule 1.01(a)	Lenders, Commitments and Offices
Schedule 1.01(b)	Excluded Affiliates
Schedule 5.07	Litigation
Schedule 5.08	Material Liabilities
Schedule 5.09(b)	Filing Offices
Schedule 5.18	Guarantor Subsidiaries
Schedule 5.19	Investments
Schedule 7.02(f)	Transactions with Affiliates
Schedule 11.11	Notice Information

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Note
Exhibit C	Form of Notice of Interest Rate Election
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Lender Assignment Agreement
Exhibit F	Term Loan Definitions
Exhibit G	Form of Addendum
Exhibit H	Form of Investment Letter
Exhibit I-1	Independent Engineer’s [First] [Second] Train Completion Date Certificate
Exhibit I-2	Borrower’s [First] [Second] Train Completion Date Certificate
Exhibit J-1	Independent Engineer’s Tank Completion Date Certificate
Exhibit J-2	Borrower’s Tank Completion Date Certificate
Exhibit K	Performance Test Plan

This REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of April 8, 2010, is by and among REG MARKETING & LOGISTICS GROUP, LLC (“REG Marketing”), and REG SERVICES GROUP, LLC (“REG Services”), each an Iowa limited liability company, each as a borrower (each, a “Borrower,” and collectively the “Borrowers”); RENEWABLE ENERGY GROUP, INC., a Delaware corporation (the “Guarantor”), each of the Lenders from time to time a party hereto; WESTLB AG, NEW YORK BRANCH, as administrative agent for the Lenders; WESTLB AG, NEW YORK BRANCH, as collateral agent for the Senior Secured Parties; and WESTLB AG, NEW YORK BRANCH, as Sole Lead Arranger and Sole Bookrunner.

RECITALS

WHEREAS, the Borrowers have requested that the Lenders establish a credit facility the proceeds of which are to be used as further described herein;

WHEREAS, the Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth;

WHEREAS, the Guarantor is willing to guarantee the Guaranteed Obligations upon and subject to the terms and conditions hereinafter set forth; and

WHEREAS, concurrently with the execution of this Agreement, the Lenders have agreed to enter into certain financing arrangements with and make term loans to OpCo I, OpCo I will enter into the Lease Agreement with OpCo II, an affiliate of the Borrowers, and OpCo II will enter into the Management and Operational Services Agreement with REG Services and provide additional economic benefits to the Borrowers.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“Accelerated Maturity Date” means, that date that is sixty (60) days after the occurrence of an “Event of Default”, as such term is defined in the Term Loan Definitions, which “Event of Default” is continuing.

“Account Control Agreement” means an agreement, in form reasonably satisfactory to the Administrative Agent and the Collateral Agent, among the Borrower for whom the Receivables Account is established, the Local Bank, and the Collateral Agent, with respect to one or more Receivables Accounts established in the name of such Borrower with such Local Bank.

“Accounts Receivable” means an Obligee’s right to the payment of money from an account debtor arising out of goods sold or to be sold, property leased or to be leased, and services rendered or to be rendered, whether secured or unsecured and whether now existing or hereafter arising.

“Additional Collateral” means any property or assets in which a Loan Party grants a Lien in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, in connection with any permitted increase of the Aggregate Commitment made in accordance with Section 2.05 (Increase of Commitments).

“Administrative Agent” means WestLB, not in its individual capacity, but solely as administrative agent for the Lenders hereunder, and each other Person that may, from time to time, be appointed as successor Administrative Agent pursuant to Section 10.06 (Resignation or Removal of Agent).

“Affiliate” of any Person means any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person excluding as related to the Loan Parties those Persons set forth on Schedule 1.01(b).

“Agent Parties” shall have the meaning set forth in Section 11.11(i) (Notices and Other Communications).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitment” means ten million Dollars ($10,000,000), as the same may be increased to up to eighteen million Dollars ($18,000,000) total, in accordance with Section 2.05 (Increase of Commitments), or may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Terrorism Laws” means any of the following: (a) the Anti-Terrorism Order, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), as amended, (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), as amended,

(d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), as amended, (e) the Patriot Act, (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts and acts of war.

“Anti-Terrorism Order” means Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended.

“Applicable Margin” means (a) with respect to the Eurodollar Loans, three percent (3.0%) per annum and (b) with respect to the Base Rate Loans, two percent (2.0%) per annum.

“Approved Funds” means, with respect to any Lender that is a fund that in the ordinary course of its business invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Authorized Officer” means (a) with respect to any Person that is a corporation, the president, any vice president, the treasurer or the chief financial officer of such Person, (b) with respect to any Person that is a partnership, an Authorized Officer of a general partner of such Person, (c) with respect to any Person that is a limited liability company, any manager, the president, any vice president, the treasurer or the chief financial officer of such Person, or an Authorized Officer of the managing member of such Person, or (d) with respect to any Person, such other representative of such Person that is approved by the Administrative Agent in writing who, in each such case, has been named as an Authorized Officer on a certificate of incumbency of such Person delivered to the Administrative Agent on or after the date hereof.

“Available Commitment” means (i) until the First Train Completion Date, the Aggregate Commitment then in effect, less one million five hundred thousand Dollars ($1,500,000), (ii) upon the First Train Completion Date but prior to the Second Train Completion Date, the Aggregate Commitment then in effect, less seven hundred fifty thousand Dollars ($750,000) and (iii) on or after the Second Train Completion Date, the Aggregate Commitment; provided that the Available Commitment shall at no time exceed the then-effective Borrowing Base, as certified from time to time by the Borrowers.

“Bankruptcy Code” means Title II of the United States Code entitled “Bankruptcy” or any successor statute, as amended, and all rules promulgated thereunder.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus one-half of one percent (0.50%) and (b) the rate of interest in effect for such day as publicly announced from time to time by WestLB as its “prime rate”. The “prime rate” is a rate set by WestLB based upon various factors including WestLB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by WestLB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article II (Commitments and Borrowing).

“Blender’s Production Credit” means with respect to a Borrower, at any time, the amount, if any, of the “alcohol fuel mixture credit” (provided in section 6426 of the Code, which allows a credit against gasoline excise taxes imposed by section 4081 of the Code, together with any successor provisions thereto that provide for similar credit or any substitute credit that provides substantially equivalent economic benefit to such Borrower) to which such Borrower is entitled at such time from its blending or production of biodiesel, but excluding any such amounts not satisfying the standards for accounts receivable in conformity with GAAP; provided, that if the relevant Governmental Authority rejects any credit for which a Borrower has requested payment, no further such credit shall constitute a Blender’s Production Credit until such rejection is resolved to the reasonable satisfaction of the Administrative Agent.

“Borrower” and “Borrowers” have the meanings set forth in the Preamble.

“Borrower Capital Expenditures” shall mean with respect to a Borrower, for any period, the aggregate of all cash expenditures (including in all events all amounts expended under Capitalized Lease Liabilities but excluding any amount representing capitalized interest) by such Borrower during such period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment on the balance sheet of such Borrower, provided that Borrower Capital Expenditures shall in any event exclude Net Cash Proceeds that arise from a permitted sale of assets and that are used to purchase an asset to replace the asset the sale of which produced the Net Cash Proceeds, and proceeds of property insurance applied to restore or replace lost, damaged or stolen assets. For the avoidance of doubt, “Borrower Capital Expenditures” shall not include any cash expenditures by any Person that is not a Borrower.

“Borrower Current Assets” shall mean with respect to a Borrower, at any time, the current assets of such Borrower at such time determined in conformity with

GAAP and using the same methodology used to determine consolidated current assets in such Borrower’s financial statements delivered to the Administrative Agent on the Closing Date.

“Borrower Current Liabilities” shall mean with respect to a Borrower, at any time, the current liabilities of such Borrower at such time, including the outstanding principal of the Loans (regardless of when the Loans mature), but excluding the current portion of any other Indebtedness maturing more than twelve (12) months from the date of determination that would otherwise be included therein, determined in conformity with GAAP and using the same methodology used to determine such Borrower’s current liabilities in such Borrower’s financial statements delivered to the Administrative Agent on the Closing Date.

“Borrower Current Ratio” shall mean, at the date of determination, the ratio of (a) the Borrower Current Assets of both Borrowers on such date, to (b) the Borrower Current Liabilities of both Borrowers on such date.

“Borrowing” means the incurrence of each Loan made by the Lenders on a single date.

“Borrowing Base” means, on any date, the sum of:

(i)	85% of Eligible Receivables — Investment Grade; plus

(ii)	80% of Eligible Receivables — Other; plus

(iii)	65% of Eligible Inventory consisting of Products; plus

(iv)	40% of Eligible Inventory consisting of Raw Materials;

in each case, as set forth on the Borrowing Base Certificate most recently delivered to the Administrative Agent (subject to any correction of such Borrowing Base Certificate necessary to make the calculation thereof consistent with the terms of this Agreement); provided that the Borrowing Base shall be reduced to one Dollar ($1.00) during any period when the Borrowers have failed to furnish any computation of the Borrowing Base required hereby, commencing the day such computation was originally required to be delivered to the Administrative Agent; and provided further that Eligible Inventory shall not at any time exceed 40% of the Borrowing Base at that time.

“Borrowing Base Certificate” has the meaning set forth in Section 7.03(m) (Reporting Requirements).

“Borrowing Date” means, with respect to each Borrowing, the date on which funds are disbursed by the Administrative Agent, on behalf of the Lenders, to the Borrowers in accordance with Section 2.03 (Borrowing of Loans).

“Borrowing Notice” means each request for Borrowing of Loans in the form of Exhibit A delivered in accordance with Section 2.02 (Notice of Borrowings).

“Business Day” means:

(a) any day that is neither a Saturday or Sunday nor a day on which commercial banks are authorized or required to be closed in New York, New York; and

(b) relative to the making, continuing, prepaying or repaying of any Eurodollar Loans, any day on which dealings in Dollars are carried on in the London interbank market.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as capitalized leases on a balance sheet of such Person or otherwise disclosed as such in a note to such balance sheet and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means:

(a)	readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, in each case maturing within one (1) year from the date of acquisition thereof;

(b)	securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); and

(c)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within two hundred and seventy (270) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the Organisation for Economic Co-Operation and Development or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than five hundred million Dollars ($500,000,000).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules, regulations, standards guidelines and publications issued thereunder.

“Change of Control” means any transaction or series of related transactions (including any merger or consolidation) consummated without the prior written consent of the Administrative Agent the result of which is that:

(A) the Guarantor fails to maintain, directly, indirectly or beneficially, at least fifty-one percent (51%) of the Equity Interests of each Borrower;

(B) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Guarantor entitled to vote for members of the board of directors or equivalent governing body of Guarantor on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); provided that the Stockholders Agreement, dated as of February 26, 2010, shall not be deemed to create a “group”; or

(C) other than as a result of a change in the composition of the board of directors as a result of an initial public offering of the equity securities of the Guarantor, a majority of the members of the board of directors of the Guarantor cease to be composed of individuals (i) who are members of that board on the date hereof, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Costs” means all reasonable and documented out-of-pocket expenses incurred by the Lenders, and the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents.

“Closing Date” means the first date on which all conditions precedent set forth in Article VI (Conditions Precedent) are satisfied or waived in accordance with Section 11.01 (Amendments, Etc.).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the property or assets of, and Equity Interests in, the Borrowers whether now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document, including Additional Collateral, but excluding the real property interests of the Borrowers.

“Collateral Agent” means WestLB AG, New York Branch, not in its individual capacity, but solely as collateral agent for the Senior Secured Parties under the Financing Documents, and each other Person that may, from time to time be appointed as successor Collateral Agent pursuant to Section 10.06 (Resignation or Removal of Agent).

“Commitment Fee “ has the meaning set forth in Section 3.11 (Fees).

“Commitment Percentage” means, as to any Lender at any time, the percentage that such Lender’s Commitment then constitutes of the Aggregate Commitment.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Loans, as set forth opposite the name of such Lender in Schedule 1.01(a), as the same may be increased in accordance with Section 2.05 (Increase of Commitments) or may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Commodity Hedging Arrangements” means any arrangement entered into by a Borrower or under which a Borrower could incur liability to hedge the price of biodiesel or commodities used as feedstock for the production of biodiesel.

“Commodity Risk Management Plan” means the risk management plan, prepared by the Borrowers or the Guarantor and in form and substance satisfactory to each Lender on the Closing Date, that sets forth terms and conditions under which the Borrowers may enter into or incur Liability under any Commodity Hedging Arrangements, as may be amended from time to time.

“Communications” has the meaning set forth in Section 11.11(g) (Notices and Other Communications).

“Construction Contractor” shall have the meaning set forth in the Term Loan Definitions.

“Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied: (a) adequate reserves have been established with respect to the claimed or assessed amount in respect of such matter or claim which, in accordance with GAAP, are sufficient to effect the satisfaction or discharge thereof; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) none of such Person or any of its officers, directors or employees, or any Senior Secured Party or its respective officers, directors or employees, is or would reasonably be expected to become subject to any criminal liability or sanction in connection with such contested items; and (d) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not, and could not reasonably be expected to, (i) result in a Material Adverse Effect or (ii) involve a material risk of the sale, forfeiture or loss of, or the creation, existence or imposition of any Lien on, any of the Collateral.

“Contingent Liabilities” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking, to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting or management power, by contract or otherwise.

“Default” means any condition, occurrence or event that, after notice or passage of time or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 3.04(c) (Post-Maturity Interest Rates; Default Interest Rates).

“Discharge Date” means the date on which (a) all outstanding Commitments have been terminated, and (b) all amounts payable in respect of the Obligations have been irrevocably and indefeasibly paid in full in cash (other than obligations under the Financing Documents that by their terms survive and with respect to which no claim has been made by the Senior Secured Parties).

“Distribution Conditions” means (a) no “Default” or “Event of Default”, as each such term is defined in the Term Loan Definitions, has occurred and is continuing and (b) Affiliates of the Guarantor (i) Control the Person that owns or leases the Project and (ii) operate the Project.

“Distributions” means any (a) dividend or other distribution (whether in cash, securities or other property), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests of a Person, or on account of any return of capital to any direct or indirect holder of any such Equity Interests in such Person, or any option, warrant or other right to acquire any such dividend or other distribution or payment and (b) any payment of any management, consultancy, administrative, services, or other similar fee to any Person who owns, directly or indirectly, any Equity Interest in a Person, or any Affiliate of any such Person.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated on Schedule 1.01(a) or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by written notice from such Lender to the Borrowers and the Administrative Agent.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrowers (such approval by the Borrowers not to be unreasonably withheld or delayed); provided, that, notwithstanding the foregoing, Eligible Assignee shall not include any Loan Party or any Affiliate or Subsidiary thereof.

“Eligible Inventory” means the excess of (a) the aggregate gross dollar value (valued at the lower of cost or market value) of the Inventory of a Borrower which meets all of the following requirements:

(i)	such Borrower has lawful, absolute and marketable title to such Inventory (including title that such Borrower has to such Inventory where such Borrower is obligated to pay all or a portion of the price at which such Borrower sells the goods constituting such Inventory, whether payment by such Borrower is due and payable before, in advance, upon or after such Borrower’s receipt of payment from the Person to whom such Borrower sells or will sell such goods);

(ii)	such Borrower has the full and unqualified right to assign and grant a Lien in such Inventory to the Collateral Agent as security for the Obligations and such assignment and grant will not violate any requirement of Law applicable to such Borrower;

(iii)

such Inventory (and any related warehouse receipts or similar negotiable documents in respect of such Inventory) is subject to a fully perfected, first-priority Lien in favor of the Collateral Agent on behalf of the Senior Secured Parties to secure the Obligations, pursuant to the Security Documents and none of such Inventory is subject to any Lien in favor of any other Person (including, without limitation, landlords or public warehousemen); provided that Inventory which would not be Eligible Inventory solely as a result of the fact that such Inventory is subject to any statutory Lien of public warehousemen (collectively, “Warehousemen Liens”), shall nevertheless be Eligible Inventory if the only Liens on such Inventory are the Warehousemen Liens securing only the public warehousemen’s claim for rent, storage and handling charges, and similar obligations, and provided further, that in no event shall

Inventory which is the subject of warehouse receipts or similar negotiable instruments be Eligible Inventory unless and until all such warehouse receipts or similar negotiable instruments in respect of such Inventory have been duly endorsed for transfer and delivered to the Collateral Agent;

(iv)	such Inventory, if held at leased premises (other than at public warehouses), is determined by the Administrative Agent to be Eligible Inventory, upon written notice to the Borrowers;

(v)	no Account Receivable has been created with respect to such Inventory other than an Account Receivable in favor of an Affiliate of a Borrower in respect of finished goods inventory;

(vi)	not more than 60 days have passed since the applicable Borrower took lawful, absolute and marketable title to such Inventory, calculated using the first-in, first-out accounting method;

(vii)	if more than 30 days have passed since a Borrower produced any such Inventory constituting Products, (A) any biodiesel constituting such Inventory shall meet the requirements of ASTM D6751-08 or the then current ASTM D6751 quality specifications then in effect as determined by ASTM International and (B) such Borrower shall have complied with the terms of a price risk management program with respect to such Inventory in form and substance acceptable to the Administrative Agent;

(viii)	except as permitted in subsection (iii) above, any such Inventory consisting of Products or Raw Materials is held in tanks that are (i) located at a facility, all of the Equity Interests of which are wholly owned by the Guarantor or a wholly owned Subsidiary of the Guarantor and (ii) (x) owned by the Guarantor or a wholly owned Subsidiary of the Guarantor or (y) subject to lease arrangements satisfactory to the Lenders, in each case subject to a fully perfected, first-priority Lien in favor of the Collateral Agent on behalf of the Senior Secured Parties to secure the Obligations; and

(ix)

such Inventory, if biodiesel, shall not constitute Eligible Inventory if (A) a Borrower obtains actual knowledge (or in the ordinary course of business without independent investigation should have knowledge) that any counterparty to a Contractual Obligation is rejecting or has rejected as not conforming with the quality specifications set forth in such Contractual Obligation more than five thousand (5,000) gallons of such biodiesel tendered for sale under such Contractual Obligation and such biodiesel was included as Eligible Inventory in the Borrower’s most recent Borrowing Base Certificate, or (B) such biodiesel is stored in a tank or at a terminal from which more than five thousand (5,000) gallons of biodiesel has been tendered for sale under a Contractual Obligation of a Borrower and rejected as not conforming with the quality specifications under such Contractual Obligation and, within seven (7) Business Days of such rejection, a test on the biodiesel stored in such tank or at such terminal has not been performed that demonstrates, to the satisfaction of the Administrative Agent, that the biodiesel then stored in such tank and at such terminal conforms with the quality specifications set forth in such Contractual Obligation, over, to the extent not included in subsection (a) above, (b) (i) the reserves for excess and obsolete Inventory and any other Inventory reserves, in any case as reflected on the most recent consolidated balance sheets of the Borrowers delivered to the Administrative Agent pursuant to Section 7.03(a) (Reporting Requirements) and (ii) reserves, in respect of Inventory held at any leased premises (including any public warehouse), in an amount equal to the greater of (A) four (4) months’ rent, storage and handling charges, and similar obligations in respect of each such location and (B) the actual rent, storage and handling charges, and similar obligations in respect of each such location which are past due.

“Eligible Receivables” means, at any date, the aggregate amount (without duplication) of: (a) all Accounts Receivable carried on the books of a Borrower arising in the ordinary course of business, less all reserves with respect to such Accounts Receivable and less any and all offsets, counterclaims or rebates in respect thereof (including the amount of any account payable (including any uninvoiced but accrued account payable) or other liability owed by such Borrower to any account debtor with respect to such Accounts Receivable, whether or not a specific netting agreement may exist), and (b) uninvoiced Accounts Receivable arising from deliveries during the 30-day period ending on the last Business Day for which calculations are provided in the most recent Borrowing Base Certificate to be delivered in accordance herewith, in each case which Accounts Receivable or uninvoiced Accounts Receivable meet all of the following requirements:

(i)	are not outstanding for more than ninety (90) days past the applicable invoice date or for more than sixty (60) days past the payment due date;

(ii)	arise pursuant to an Underlying Contract which constitutes the valid, binding and legally enforceable obligation of the account debtor thereon;

(iii)	are not evidenced by any instrument, unless a valid first-priority perfected Lien has been granted in such instrument in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, pursuant to the Security Documents;

(iv)	are owned by a Borrower free and clear of all Liens, other than Liens in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, pursuant to the Security Documents;

(v)	are not the subject of any request for credit or adjustment (other than netting in the ordinary course of business) or any other dispute with an the account debtor with respect to the Account Receivable;

(vi)	do not arise out of transactions with an Affiliate of a Borrower;

(vii)	are not due from a Person located outside the United States unless the payment of such Accounts Receivable are supported by (A) a documentary or standby letter of credit, bank guarantee or payment bond sufficient to cover payment of such Account Receivable in each case in form and substance and issued by a Person satisfactory to the Administrative Agent, or (B) funds deposited as security in a bank account of a Borrower with respect to which an Account Control Agreement has been entered into, in each case in an amount sufficient to cover payment of such Account Receivable;

(viii)	do not (A) in the case of an Eligible Receivable — Investment Grade other than the Blender’s Production Credit, when added to the other Eligible Receivables — Investment Grade owed by such account debtor, exceed 20% of the total Eligible Receivables Base or (B) in the case of an Eligible Receivable — Other, when added to the other Eligible Receivables — Other owed by such account debtor, exceed 10% of the total Eligible Receivables Base, except that:

(I)	20% of the total Eligible Receivables of one such account debtor may qualify as Eligible Receivables — Other under this subsection (viii)(B)(I); or

(II)	15% of the total Eligible Receivables of two such account debtors may qualify as Eligible Receivables — Other under subsection (viii)(B)(II), provided that if any Eligible Receivable — Other shall constitute an Eligible Receivable under this subsection (viii)(B)(II) no Eligible Receivable shall constitute an Eligible Receivable under subsections (viii)(B)(I); provided further, that “Eligible Receivables Base” means the balance of Accounts Receivable for Borrowers after all subsections in this definition of Eligible Receivables are taken into account except this subsection (viii);

provided, that, in the case of Eligible Receivables — Other under subsections (viii)(B)(I) and (II), only those Eligible Receivables — Other that are not more than fifteen (15) days from the date of invoice may be included under such subsections (viii)(B)(I) and (II);

(ix)	no Insolvency Event has occurred with respect to the account debtor on such Account Receivable;

(x)	are subject to a valid, first-priority perfected Lien in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, pursuant to the Security Documents;

(xi)	are denominated in Dollars and are not payable outside of the United States;

(xii)	if due from a Governmental Authority, (including, but not limited to, the Blender’s Production Credit), including without limitation any authority, agency, branch or department of the government of the United States, are the subject of all filings or other actions necessary or appropriate in the judgment of the Administrative Agent under any law or regulation;

(xiii)	are not due from an account debtor with more than fifty percent (50%) of its Accounts Receivable owing to such Borrower outstanding more than ninety (90) days from the invoice date or more than sixty (60) days from the payment due date;

(xiv)	the account debtor for such Account Receivable has been instructed in writing to deposit any and all amounts due in respect of each such Account Receivable into a Receivables Account;

(xv)	such Account Receivable is a bona fide Account Receivable (which, with respect to an Account Receivable arising from a sale of goods, was created as a result of a sale on an absolute basis and not on a consignment, approval or sale-and-return basis) of a Borrower arising in the ordinary course of such Borrower’s business, and which:

(A)	in the case of an Account Receivable arising from the sale of goods, such goods have been shipped or delivered to the account debtor for such Account Receivable, and

(B)	in the case of an Account Receivable relating to the sale of services, such services have been performed or completed; and

(xvi)	do not arise from a transaction in which such Borrower obtains actual knowledge (or in the ordinary course of business without independent investigation should have knowledge) that the counterparty to a Contractual Obligation is rejecting or has rejected any Product that has been tendered for sale by such Borrower pursuant to such Contractual Obligation as not conforming with the quality specifications set forth in such Contractual Obligation.

“Eligible Receivable — Investment Grade” means an Eligible Receivable (a) the account debtor for which has a corporate rating of at least BBB- by S&P or Baa3 by Moody’s or a long-term unsecured debt rating of at least BBB- by S&P or Baa3 by Moody’s or another rating agency of comparable standing if S&P and Moody’s cease to exist or to issue credit ratings, (b) the payment of which will be made pursuant to a letter of credit which satisfies the criteria set forth in clause (vii)(A) of the definition of Eligible Receivable or (c) due in respect of the Blender’s Production Credit.

“Eligible Receivable — Other” means an Eligible Receivable that is not an Eligible Receivable — Investment Grade.

“Environmental Affiliate” means any Person, to the extent a Borrower would reasonably be expected to have liability as a result of such Person assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of such Borrower’s obligation is by contract or operation of Law.

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim” means any written notice, claim, demand or similar written communication by any Person alleging potential liability or requiring or demanding remedial or responsive measures (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) in each such case arising out of, based on or resulting from (a) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Approvals, or (c) exposure to Materials of Environmental Concern.

“Environmental Laws” means all applicable Laws relating to pollution or protection of human health, safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any Person, trade or business that, together with the Borrowers, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to any ERISA Plan, (b) the initiation of any action by a Borrower, any ERISA Affiliate or any ERISA Plan fiduciary to terminate an ERISA Plan (other than a standard termination under Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under Section 4041(e) of ERISA, (c) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan, (d) the incurrence of any accumulated funding deficiency with respect to any Plan, (e) the occurrence of an event described in Section 4062(e) of ERISA, (f) the partial or complete withdrawal by a Borrower or any ERISA Affiliate from any such Plan which is a multiple employer plan within the meaning of the Code has occurred which could reasonably be expected to result in the incurrence of liability under Title IV of ERISA, (g) the material failure to make timely contributions to or premium payment in respect of any Plan, (h) the adoption of an amendment to a Plan which would require the provision of security to such Plan pursuant to Section 307 of ERISA, (i) the incurrence of any potential withdrawal liability in respect of any Multiemployer Plan, (j) any Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA), (k) the withdrawal of a Borrower or any ERISA Affiliate from a Multiemployer Plan during a plan year in which such Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Multiemployer Plan participants who are employees of such Borrower or any ERISA Affiliate, (l) the partial or complete withdrawal of a Borrower or any ERISA Affiliate from a Multiemployer Plan, or (m) a Borrower or any ERISA Affiliate is in default (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

“ERISA Plan” means any Plan that is not a Multiemployer Plan.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate and the provisions of Article II (Commitments and Borrowing) and Article III (Repayments, Prepayments, Interest and Fees).

“Eurodollar Office” means, relative to any Lender, the office of such Lender designated as such on Schedule 1.01(a) or designated in the Lender Assignment

Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as designated from time to time by notice from such Lender to the Borrowers and the Administrative Agent pursuant to Section 4.04 (Obligation to Mitigate) that shall be making or maintaining Eurodollar Loans of such Lender hereunder.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum equal to the greater of (a) one and one half percent (1.5%) per annum, and (b) the rate per annum obtained by dividing (x) LIBOR for such Interest Period and Eurodollar Loan, by (y) a percentage equal to (i) 100% minus (ii) the Eurodollar Reserve Percentage for such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the F.R.S. Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means any one of the events specified in Section 8.01 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrowers hereunder, income Taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.

“Fees” means, collectively, each of the fees payable by the Borrowers for the account of any Lender or Agent pursuant to Section 3.11 (Fees).

“Final Maturity Date” means the earlier to occur of (i) the Accelerated Maturity Date and (ii) the second anniversary of the Closing Date.

“Financial Default” means, with respect to any Person, the occurrence of any one of the following with respect to such Person with respect to Indebtedness (other than Loans) having an outstanding principal amount in excess of two million Dollars ($2,000,000) (i) a default occurs in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of such Indebtedness or (ii) such Person fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that solely for the purposes of Section 2.01(c) (Loans), “Financial Default” shall mean any of the foregoing with respect to Indebtedness having an outstanding principal amount in excess of five hundred thousand Dollars ($500,000).

“Financial Officer” means, with respect to any Person, the controller, treasurer or chief financial officer of such Person.

“Financing Documents” means:

(a)	this Agreement;

(b)	the Notes;

(c)	the Security Documents;

(d)	each Interest Rate Protection Agreement;

(e)	the Management and Operational Services Agreement;

(f)	the other financing and security agreements, documents and instruments delivered in connection with this Agreement; and

(g)	each other document designated as a Financing Document by the Borrowers and the Administrative Agent.

“First Train Completion Date” means the date on which the following conditions have been satisfied, and such satisfaction shall have been certified by each Borrower and confirmed in writing by the Independent Engineer, each in a First Train Completion Date Certificate completed to the reasonable satisfaction of the Administrative Agent:

(i)	all capital repair, remediation and improvement work with respect to one train of the Project shall have been completed (other than punch list items) and such train of the Project shall be ready to process feedstock and begin operation for the Project’s intended use as a biodiesel production facility as demonstrated by a Performance Test;

(ii)	training shall have been completed for all required plant personnel in a manner that is reasonably satisfactory to the Independent Engineer;

(iii)	OpCo I shall have received any plant operation manual and plant maintenance manual, training manuals and all materials and documents provided by the Construction Contractors and other manufacturers, suppliers and vendors for the Project, and in each case, shall have been verified as being received by the Independent Engineer;

(iv)	all capital improvement costs for the repairs set forth in clause (i) of this definition shall have been fully paid (other than amounts that are subject to a Contest) and the Administrative Agent shall have received reasonably satisfactory evidence (for example, an ALTA 122 Endorsement to the applicable Title Policy) that there shall be no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of the Project, Site, or other assets relating to the work or services of the Project provided by the Construction Contractors or any of their subcontractors (other than Liens that are subject to a Contest);

(v)	each Construction Contractor and each subcontractor for the Project shall have provided all satisfactory Lien waivers, other than with respect to punch list items and other than Lien waivers from individual contractors who were paid, in the aggregate, less than $25,000 for all of their respective work relating the Project (taking into account any and all contracts or agreements pursuant to which such contractor has performed such work); and

(vi)	all Necessary Project Approvals required to be obtained at such time by OpCo I or OpCo II shall have been obtained.

“First Train Completion Date Certain” means the nine (9) month anniversary of the Closing Date; provided, however, that if the First Train Completion Date has not been achieved by such date, then OpCo I, OpCo II and the Administrative Agent shall use commercially reasonable efforts to agree within thirty (30) days of such date on the terms of a plan and budget for corrective action including a date by which the First Train Completion Date is required to be achieved (the “First Train Corrective Action Plan”) and (i) if a First Train Corrective Action Plan is not agreed within such thirty (30) day period, “First Train Completion Date Certain” shall mean the ten (10) month anniversary of the Closing Date and (ii) if a First Train Corrective Action Plan is agreed within such thirty (30) day period, “First Train Completion Date Certain” shall mean the date set forth in the First Train Corrective Action Plan by which the First Train Completion Date is required to be achieved.

“First Train Completion Date Certificate” means, as the context requires, (a) a certificate of the Independent Engineer, in substantially the form of Exhibit I-1, or (b) a certificate of the Borrower, in substantially the form of Exhibit I-2, in each case confirming that the First Train Completion Date has occurred.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31 of each calendar year.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Approval” means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any Governmental Authority.

“Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).

“Guaranteed Obligations” means all Obligations of the Borrowers.

“Guarantor” has the meaning set forth in the Preamble.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for or in respect of moneys borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with GAAP in such Person’s financial statements as being in the nature of a borrowing or is treated as “off-balance sheet” financing);

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(c) all obligations of such Person for the deferred purchase price of property or services (excluding trade accounts incurred in the ordinary course that are payable within sixty (60) days of being incurred and not past due for more than thirty (30) days);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(f) all Capitalized Lease Liabilities;

(g) net obligations of such Person under all Swap Contracts;

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 11.08 (Indemnification by the Borrowers).

“Independent Engineer” shall have the meaning set forth in the Term Loan Definitions.

“Information” has the meaning set forth in Section 11.17 (Treatment of Certain Information; Confidentiality).

“Insolvency Event” means, with respect to any Person, such Person:

(a) generally fails to pay, or admits in writing its inability or unwillingness to pay, debts as they become due;

(b) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or a substantial portion of its property, or makes a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permits or suffers to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian is not discharged within ninety (90) days; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any relevant proceeding during such ninety (90)-day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance);

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding is consented to or acquiesced in by such Person or results in the entry of an order for relief or remains for ninety (90) days undismissed; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any such case or proceeding during such ninety (90)-day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance);

(e) takes any action authorizing, or in furtherance of, any of the foregoing; or

(f) becomes insolvent.

“Insolvency or Liquidation Proceeding” means, with respect to any Person:

(a) any case commenced by or against such Person under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of such Person, any receivership or assignment for the benefit of creditors relating to such Person or any similar case or proceeding relative to such Person or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to such Person, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c) any other proceeding of any type or nature in which substantially all claims of creditors of such Person are determined and any payment or distribution is or may be made on account of such claims.

“Interest Payment Date” means (i) with respect to Eurodollar Loans, the last day of each applicable Interest Period or, if applicable, any date on which such Eurodollar Loan is converted to a Base Rate Loan and (ii) with respect to Base Rate Loans, on each Monthly Payment Date or, if applicable, any date on which such Base Rate Loan is converted to a Eurodollar Loan.

“Interest Period” means, with respect to any Eurodollar Loan, the period beginning on the Borrowing Date in respect of such Eurodollar Loan or the date on which each successive interest period for each such Eurodollar Loan is determined pursuant to Section 3.03 (Interest Rates) and ending on the day that numerically corresponds to such date one (1), two (2), three (3) or six (6) months thereafter, in either case as the Borrowers may select in the relevant Borrowing Notice or Notice of Interest Rate Election; provided that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, and (iii) no Interest Period may end later than the Final Maturity Date.

“Interest Rate Protection Agreement” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement, between the Borrowers and a Qualified Counterparty, that is reasonably satisfactory to the Administrative Agent, the purpose of which is to hedge interest rate exposure in respect of the Loans.

“Inventory” means “inventory,” as that term is defined in the UCC.

“Investments” means, with respect to a Borrower:

(a) the purchase or acquisition of any Equity Interest, evidence of Indebtedness or other security issued by any other Person;

(b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person;

(c) any Guarantee of the obligations of any other Person;

(d) any acquisition of all or any substantial portion of the business of any other Person or all or any substantial portion of the assets comprising such business; and

(e) items that are classified as investments on a balance sheet prepared in accordance with GAAP.

The investments described in the foregoing clauses (a) through (e) shall be included in the term “Investment” whether they are made or acquired by purchase, exchange, issuance of stock or other securities, merger, reorganization or any other method.

In determining the amount of outstanding Investments:

(A)	the amount of any Investment shall be the cost thereof (excluding any amounts paid in respect of inventory or other working capital items) minus any dividends, repayments of loans and other returns of capital in cash on such Investment (determined in conformity with GAAP without regard to amounts realized as income on such Investment);

(B)	the amount of any Investment in respect of a purchase described in clause (d) above shall be increased by the amount of any Indebtedness assumed by a Borrower in connection with such purchase or secured by any asset acquired by a Borrower in such purchase (whether or not any Indebtedness is assumed); and

(C)	no Investment shall be increased as the result of an increase in the undistributed retained earnings of the Person in which the Investment was made or decreased as a result of an equity interest in the losses of such Person.

“Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, common law, holding, injunction, Governmental Approval (including each Necessary Governmental Approval) or requirement of such Governmental Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof. Unless the context clearly requires otherwise, the term shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect as of the date of this Agreement.

“Lease Agreement” means the Lease Agreement, dated as of April 8, between OpCo I, as landlord and OpCo II, as tenant.

“Lease Documents” has the meaning set forth in the Term Loan Definitions.

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit E.

“Lenders” means those Lenders identified on Schedule 1.01(a), and each other Person that acquires the rights and obligations of any such Lender pursuant to Section 11.03 (Assignments).

“LIBOR” means, for any Interest Period for any Eurodollar Loan:

(a)	the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(b)	if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(c)	if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by WestLB to major banks in the London interbank Eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, bailment, conditional sales or title retention agreement, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

“Loan Party” or “Loan Parties” means, individually, each Borrower, the Pledgor or the Guarantor, and, collectively, the Borrowers, the Pledgor and the Guarantor.

“Loans” has the meaning set forth in Section 2.01(a) (Loans).

“Local Bank” means a commercial bank, reasonably acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld or delayed), with which one or more Receivables Accounts is established in the name of a Borrower.

“Management and Operational Services Agreement” means the Management and Operational Services Agreement, dated as of April 8, 2010, by and between REG Services and OpCo II.

“Mandatory Prepayment” means a prepayment in accordance with Section 3.08 (Mandatory Prepayment).

“Master Services Agreement” means the Master Services Agreement dated May 8, 2009 by and between the Pledgor and Bunge North America, Inc. (“Bunge”).

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, property, condition (financial or otherwise), or operations of any Loan Party or the Project, taken as a whole, (ii) the ability of any Loan Party to perform its material obligations under any Financing Document to which it is a party, (iii) creation, perfection or priority of the Liens granted, or purported to be granted, in favor, or for the benefit, of the Collateral Agent pursuant to the Security Documents or (iv) the rights or remedies of any Senior Secured Party under any Financing Document; provided, however, the expiration of the Blender’s Production Credit on December 31, 2009 shall not, during the six (6) month period following the Closing Date, be deemed a Material Adverse Effect if (x) the Environmental Protection Agency adopts revisions to the Renewable Fuel Standard program required by the Energy Independence and Security Act of 2007 in the form proposed by the United States Environmental Protection Agency as publication EPA-420-F-09-023, May 2009 or (y) the Blender’s Production Credit as in effect on December 31, 2009 is reinstated.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances, any toxic mold, radon gas or other toxic or hazardous substance or organism and any material that is regulated in any way, or for which liability is imposed, pursuant to an Environmental Law.

“Maximum Rate” has the meaning set forth in Section 11.09 (Interest Rate Limitation).

“Monthly Payment Date” means the first Business Day of each month.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto that is a nationally-recognized rating agency.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Necessary Governmental Approvals” has the meaning set forth in Section 5.04 (Governmental Approvals).

“Necessary Project Approvals” shall have the meaning set forth in the Term Loan Definitions.

“Net Cash Proceeds” shall mean, with respect to any sale or disposition of assets, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such sale or disposition, other than the portion of such deferred payment constituting interest, but only as and when so received) and Cash Equivalents received by a Borrower from such sale or disposition net of (a) fees, commissions and other out-of-pocket expenses reasonably incurred in connection with such sale and paid or payable to Persons who are not Affiliates a Borrower (including payment of principal of and premium and interest on Indebtedness secured by the assets the subject of such sale or disposition which is required to be, and which is, repaid under the terms thereof as a result of such sale or disposition) and (b) incremental taxes paid or payable as a result thereof (as reasonably estimated by a senior financial or accounting officer of the seller, giving effect to the overall tax position of the seller).

“Non-Appealable” means, with respect to any specified time period allowing an appeal of any ruling under any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding or injunction that such specified time period has elapsed without an appeal having been brought.

“Non-U.S. Lender” has the meaning set forth in Section 4.07(e) (Taxes—Foreign Lenders).

“Notes” means the promissory notes of the Borrowers, including any promissory notes issued by the Borrowers in connection with assignments of any Loan of a Lender, substantially in the form of Exhibit B, as they may be amended, restated, supplemented or otherwise modified from time to time.

“Notice of Interest Rate Election” means a notice in substantially the form attached hereto as Exhibit C, executed by an Authorized Officer of the Borrowers.

“Obligations” means and includes all loans, advances, debts, liabilities, Indebtedness and obligations, howsoever arising, owed by any Borrower to the Agents or the Lenders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement or any of the other Financing Documents, including (a) interest and fees that accrue after the commencement by or against any Borrower of any Insolvency Event naming any Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and consultants’ fees payable by any Borrower hereunder or under any other Financing Document.

“Obligee” means the Person to whom payment of an Account Receivable is owed.

“OFAC Lists” means any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list, or other list of Persons with whom United States Persons may not conduct business, including any list published and maintained by the Office of Foreign Assets Control of the United States Department or Treasury, the United States Department of Commerce, or the United States Department of State.

“OpCo I” means Seneca Landlord, LLC, an Iowa limited liability company formerly known as REG Seneca, LLC.

“OpCo II” means REG Seneca, LLC, an Iowa limited liability company.

“Organic Documents” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock and, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability agreement.

“Participant” has the meaning set forth in Section 11.03(d) (Assignments).

“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Performance Test” means a performance test of a train of the Project completed pursuant to the terms of the Performance Testing Plan attached hereto as Exhibit K.

“Permitted Acquisition” has the meaning set forth in Section 7.02(e) (Negative Covenants – Consolidation, Merger, Sale or Purchase of Assets, Etc.).

“Permitted Commodity Hedging Arrangements” means those Commodity Hedging Arrangements entered into by the Borrowers in accordance with Section 7.02(l) (Negative Covenants – Commodity Hedging Arrangements).

“Permitted Distributions” means Distributions identified in Section 7.02(h) (Negative Covenants – Distributions).

“Permitted Indebtedness” means Indebtedness identified in Section 7.02(a) (Negative Covenants – Restrictions on Indebtedness).

“Permitted Investment” means Investments identified in Section 7.02(c) (Negative Covenants – Permitted Investments).

“Permitted Liens” means Liens identified in Section 7.02(b) (Negative Covenants – Liens).

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee pension benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code that is sponsored or maintained by any Loan Party or any ERISA Affiliate, or in respect of which any Loan Party or any ERISA Affiliate has any obligation to contribute or liability.

“Platform” has the meaning set forth in Section 11.11(h) (Notices and Other Communications).

“Pledgor” means REG Intermediate Holdco, Inc., a Delaware corporation.

“Process Agent” means any Person appointed as agent by any Loan Party, as required under the Financing Documents, to receive on behalf of itself and its property services of copies of summons and complaint or any other process which may be served in connection with any action or proceeding before any court arising out of or relating to this Agreement or any other Financing Document to which it is a party, including CT Corporation System.

“Products” means biodiesel, glycerin and any other co-product or by-product produced in connection with the production of biodiesel at the Project.

“Project” has the meaning set forth in the Term Loan Definitions.

“Qualified Counterparty” means a Person that is a counterparty to any Interest Rate Protection Agreement to which the Borrowers are a party, provided, that such Person is any of the following: (a) any Person who is a Lender, the Administrative Agent, or the Collateral Agent on the date the relevant Interest Rate Protection Agreement is entered into or (b) any Affiliate of any Person listed in clause (a).

“Quarterly Payment Date” means the last Business Day of March, June, September, and December.

“Raw Materials” means feedstocks or chemicals used in the production of Products.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations, standards, guidelines, and publications issued thereunder.

“Receivables Account” means any deposit account, established in the name of a Borrower with a Local Bank and subject to an Account Control Agreement, into which are deposited all payments in respect of the Blender’s Production Credits and all Accounts Receivable of such Borrower that are subject to the Lien of the Senior Secured Parties under the Security Documents.

“REG Marketing” has the meaning set forth in the Preamble.

“REG Services” has the meaning set forth in the Preamble.

“Register” has the meaning set forth in Section 11.03(c) (Assignments).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those that might be taken by a Governmental Authority or those that a Governmental Authority or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Reportable Event” means a “reportable event” within the meaning of Section 4043(c) of ERISA.

“Required Lenders” means Lenders holding Commitments in excess of fifty percent (50%) of the Aggregate Commitment.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc., or any successor thereto that is a nationally-recognized rating agency.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Train Completion Date” means the date on which the following conditions have been satisfied, and such satisfaction shall have been certified by each Borrower and confirmed in writing by the Independent Engineer, each in a Second Train Completion Date Certificate completed to the reasonable satisfaction of the Administrative Agent:

(i)	all capital repair, remediation and improvement work with respect to one train of the Project in addition to the train which is the subject of the First Train Completion Date Certificate shall have been completed (other than punch list items) and such train of the Project shall be ready to process feedstock and begin operation for the Project’s intended use as a biodiesel production facility as demonstrated by a Performance Test conducted while the train which is the subject of the First Train Completion Date Certificate is in operation;

(ii)	training shall have been completed for all required Plant personnel in a manner that is reasonably satisfactory to the Independent Engineer;

(iii)	OpCo I shall have received any plant operation manual and plant maintenance manual, training manuals and all materials and documents provided by the Construction Contractors and other manufacturers, suppliers and vendors for the Project, and in each case, shall have been verified as being received by the Independent Engineer;

(iv)

all capital improvement costs for the repairs set forth in clause (i) of this definition shall have been fully paid (other than amounts that are subject to a Contest) and the Administrative Agent shall have received reasonably satisfactory evidence (for example, an ALTA 122 Endorsement to the applicable Title Policy) that there shall be no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of the Project, Site, or other assets relating to the work or services of the Project provided by the Construction Contractors or any of their subcontractors (other than Liens that are subject to a Contest);

(v)	each Construction Contractor and each subcontractor for the Project shall have provided all satisfactory Lien waivers, other than with respect to punch list items and other than Lien waivers from individual contractors who were paid, in the aggregate, less than $25,000 for all of their respective work relating the Project (taking into account any and all contracts or agreements pursuant to which such contractor has performed such work); and

(vi)	all Necessary Project Approvals required to be obtained at such time by OpCo I or OpCo II shall have been obtained.

“Second Train Completion Date Certain” means the ten (10) month anniversary of the Closing Date; provided, however, that if the Second Train Completion Date has not been achieved by such date, then OpCo I, OpCo II and the Administrative Agent shall use commercially reasonable efforts to agree within thirty (30) days of such date on the terms of a plan and budget for corrective action including a date by which the Second Train Completion Date is required to be achieved (the “Second Train Corrective Action Plan”) and (i) if a Second Train Corrective Action Plan is not agreed within such thirty (30) day period, “Second Train Completion Date Certain” shall mean the eleven (11) month anniversary of the Closing Date and (ii) if a Second Train Corrective Action Plan is agreed within such thirty (30) day period, “Second Train Completion Date Certain” shall mean the date set forth in the Second Train Corrective Action Plan by which the Second Train Completion Date is required to be achieved.

“Second Train Completion Date Certificate” means, as the context requires, (a) a certificate of the Independent Engineer, in substantially the form of Exhibit I-1, or (b) a certificate of the Borrower, in substantially the form of Exhibit I-2, in each case confirming that the Second Train Completion Date has occurred.

“Security Agreement” means the Pledge and Security Agreement, in form and substance reasonably satisfactory to the Lenders, made by each Borrower and the Pledgor in favor of the Collateral Agent.

“Security Documents” means:

(a) the Security Agreement;

(b) each Account Control Agreement;

(c) any other document pursuant to which a Lien on the Collateral is created in favor of the Collateral Agent for the benefit of the Senior Secured Parties;

(d) any other document designated as a Security Document by the Administrative Agent and the Borrowers; and

(e) any financing statements, notices, authorization letters, or other certificates filed, recorded or delivered in connection with the foregoing.

“Senior Secured Parties” means the Lenders, the Agents, each Qualified Counterparty, and each of their respective successors, transferees and assigns.

“Site” shall have the meaning set forth in the Term Loan Definitions.

“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then-fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including Contingent Liabilities but excluding amounts payable under intercompany loans or promissory notes) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then-existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, commodity futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any such master agreement. For the avoidance of doubt, as used herein, “Swap Contract” shall not include any contract for the purchase of any commodity.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tank Completion Date” means the date on which the following conditions have been satisfied, and such satisfaction shall have been certified by each Borrower and confirmed in writing by the Independent Engineer, each in a Tank Completion Date Certificate completed to the reasonable satisfaction of the Administrative Agent:

(i)	all capital repair, remediation and improvement work set forth in the Tank Repair Agreement shall have been completed (other than punch list items);

(ii)	training shall have been completed for all required Plant personnel in a manner that is reasonably satisfactory to the Independent Engineer;

(iii)	OpCo I shall have received any plant operation manual and plant maintenance manual, training manuals and all materials and documents provided by the Construction Contractors and other manufacturers, suppliers and vendors for the Project, and in each case, shall have been verified as being received by the Independent Engineer;

(iv)	all capital improvement costs for the repairs set forth in clause (i) of this definition shall have been fully paid (other than amounts that are subject to a Contest) and the Administrative Agent shall have received reasonably satisfactory evidence (for example, an ALTA 122 Endorsement to the applicable Title Policy) that there shall be no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of the Project, Site, or other assets relating to the work or services of the Project provided by the Construction Contractors or any of their subcontractors (other than Liens that are subject to a Contest);

(v)	each Construction Contractor and each subcontractor for the Project shall have provided all satisfactory Lien waivers, other than with respect to punch list items and other than Lien waivers from individual contractors who were paid, in the aggregate, less than $25,000 for all of their respective work relating the Project (taking into account any and all contracts or agreements pursuant to which such contractor has performed such work); and

(vi)	all Necessary Project Approvals required to be obtained at such time by OpCo I or OpCo II shall have been obtained.

“Tank Completion Date Certain” means the eleven (11) month anniversary of the Closing Date.

“Tank Completion Date Certificate” means, as the context requires, (a) a certificate of the Independent Engineer, in substantially the form of Exhibit J-1, or (b) a certificate of the Borrower, in substantially the form of Exhibit J-2, in each case confirming that the Tank Completion Date has occurred.

“Tank Repair Agreement” has the meaning set forth in the Term Loan Definitions.

“Tax” or “Taxes” means any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary,

occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), levies, imposts, duties, fees or charges imposed by any government or any governmental agency or instrumentality or any international or multinational agency or commission, including any interest, penalty, or addition thereto.

“Tax Return” means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Term Loan” means the Amended and Restated Credit Agreement, dated as of April 8, 2010, by and among OpCo I, as borrower, the lenders from time to time party thereto and WestLB AG, New York Branch, as administrative agent for the lenders, collateral agent for the secured parties and sole lead arranger and bookrunner.

“Term Loan Definitions” means the definitions to the Term Loan, attached hereto as Exhibit F.

“Threat of Release” shall mean “threat of release” as used in CERCLA.

“Title Policy” shall have the meaning set forth in the Term Loan Definitions.

“Trade Date” has the meaning set forth in Section 11.03(b) (Assignments).

“Underlying Contract” means, with respect to any Account Receivable, the contract or agreement, in whatever form, which gave rise to such Account Receivable, but only to the extent such contract or agreement relates to such Account Receivable.

“Unfunded Benefit Liabilities” means, with respect to any ERISA Plan, the amount (if any) by which (a) the present value of all accrued benefits calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement No. 35 and used in preparing the ERISA Plan’s financial statements) exceeds (b) the fair market value of all ERISA Plan assets allocable to such benefits, determined as of the then most recent actuarial valuation report for such ERISA Plan; provided that such Unfunded Benefit Liabilities exist for twelve (12) consecutive months.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided in the event that, by reason of mandatory provisions of law, any or all of the perfection, effect of perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection, effect of perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“United States Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“WestLB” means WestLB AG, New York Branch.

Section 1.02 Principles of Interpretation. (a) Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have the same meanings when used in each Financing Document, notice and other communication delivered from time to time in connection with any Financing Document.

(b) Unless the context requires otherwise, any reference in this Agreement to any Financing Document shall mean such Financing Document and all schedules, exhibits and attachments thereto.

(c) All the agreements, contracts or documents defined or referred to herein shall mean such agreements, contracts or documents as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and this Agreement, and shall disregard any supplement, amendment or waiver made in breach of this Agreement.

(d) Any reference in any Financing Document relating to a Default or an Event of Default that has occurred and is continuing (or words of similar effect) shall be understood to mean that (i) in the case of a Default only, such Default has not been cured or remedied to the satisfaction of, or waived by, the Required Lenders, before becoming an Event of Default and (ii) in the case of an Event of Default, such Event of Default has not been cured or has not been waived by the Required Lenders.

(e) Defined terms in this Agreement or any other Financing Document shall include in the singular number the plural and in the plural number the singular.

(f) The words “herein,” “hereof” and “hereunder” and words of similar import when used in any other Financing Document shall, unless otherwise expressly specified, refer to this Agreement or such other Financing Document, as applicable, as a whole and not to any particular provision of this Agreement or such other Financing Document, as applicable, and all references to Articles, Sections, Exhibits and Schedules shall be references to Articles, Sections, Exhibits and Schedules of this Agreement, or such other Financing Document, as applicable, unless otherwise specified.

(g) The term “knowledge” in relation to a Loan Party, and any other similar expressions, shall mean knowledge of such Loan Party after due inquiry.

(h) The words “include,” “includes” and “including” are not limiting.

(i) The word “or” is not exclusive.

(j) References to any Person or Persons shall be construed as a reference to any permitted successors or assigns of such Person or Persons to the extent not prohibited by any Financing Document.

(k) References in any Financing Document to any statute, law, decree, or regulation shall be construed as a reference to such statute, law, decree, or regulation as re-enacted, redesignated, consolidated, replaced, amended, or extended from time to time and any order, decree, proclamation, regulation, instrument, or other subordinate legislation made thereunder.

Section 1.03 UCC Terms. Unless otherwise defined herein, terms used in this Agreement or any other Financing Document that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

Section 1.04 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in any Financing Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in conformity with GAAP.

ARTICLE II

COMMITMENTS AND BORROWING

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

Section 2.01 Loans. (a) Each Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Loan”) to the Borrowers, from time to time but not more frequently than six (6) times each calendar month, until the last Business Day immediately preceding the Final Maturity Date in an aggregate principal amount from time to time outstanding not in excess of the Commitment of such Lender or of such Lender’s Commitment Percentage of the Available Commitment; provided, however, that the aggregate principal amount of the Loans at any one time outstanding shall not exceed the Available Commitment.

(b) Each Borrowing of Loans shall be in the minimum amount of one hundred thousand Dollars ($100,000) and in integral multiples of fifty thousand Dollars ($50,000) in excess thereof.

(c) Proceeds of each Loan shall be deposited into an account designated by the Borrowers and applied solely in accordance with this Agreement and used solely (i) for the payment of working capital expenses of the Borrowers and (ii) to pay transaction costs that the Borrowers incur in connection with the transactions contemplated by the Financing Documents. Following the Second Train Completion Date, not less than one million five hundred thousand dollars ($1,500,000) of the Aggregate Commitment shall be committed for use solely for working capital expenses at the Project. Proceeds of a Loan shall not be used for the benefit of any Person owned, operated or controlled in whole or in part directly or indirectly by the Guarantor if such Person is in Financial Default.

(d) Within the limits set forth in Section 2.01(a), the Borrowers may pay or prepay and reborrow Loans.

Section 2.02 Notice of Borrowings. (a) From time to time, a Borrower may propose a Borrowing by delivering to the Administrative Agent a properly completed Borrowing Notice not later than 11:00 a.m., New York City time, three (3) Business Days prior to the proposed Borrowing Date in respect of any Eurodollar Loans and two (2) Business Days prior to the proposed Borrowing Date in respect of any Base Rate Loans. Each Borrowing Notice delivered pursuant to this Section 2.02 shall be irrevocable and shall refer to this Agreement and specify (i) whether such Borrowing is requested to be of Eurodollar Loans and/or Base Rate Loans, (ii) the requested Borrowing Date (which shall be a Business Day) and (iii) the amount of such requested Borrowing.

(b) The Administrative Agent shall promptly advise each Lender of any Borrowing Notice, in each such case given pursuant to this Section 2.02, together with each such Lender’s portion of the requested Borrowing.

Section 2.03 Borrowing of Loans. (a) Subject to Section 2.03(d), each Borrowing shall consist of Loans made by the Lenders ratably in accordance with their respective Commitment Percentages and shall consist of Eurodollar Loans or Base Rate Loans as a Borrower may request, or as otherwise provided, pursuant to Section 2.02 (Notice of Borrowings); provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Subject to Section 4.04 (Obligation to Mitigate), each Lender may (without relieving the Borrowers of their obligation to repay a Loan in accordance with the terms of this Agreement and the Notes) at its option fulfill its Commitment with respect to any such Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan.

(c) Subject to Section 2.03(d), each Lender shall make a Loan in the amount of its Commitment Percentage of each Borrowing hereunder on the proposed Borrowing Date by wire transfer of immediately available funds to the Administrative Agent, not later than 12:00 noon New York City time, and the Administrative Agent shall deposit the amounts so received into the account to be specified by such Borrower in its Borrowing Notice; provided, that if a Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested Borrowing herein specified has not been met, the Administrative Agent shall return the amounts so received to the respective Lenders without interest.

(d) Unless the Administrative Agent has been notified in writing by any Lender prior to a proposed Borrowing Date that such Lender will not make available to the Administrative Agent its portion of the Borrowing proposed to be made on such date, the Administrative Agent may assume that such Lender has made such amounts available to the Administrative Agent on such date and the Administrative Agent in its sole discretion, in reliance upon such assumption, may make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender and, if such Lender pays such amount (together with the interest noted below), then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. If such Lender does not pay such corresponding amount upon the Administrative Agent’s demand or within two (2) Business Days from the date of such Borrowing, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall repay such corresponding amount to the Administrative Agent within two (2) Business Days from the Administrative Agent’s request. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at an interest rate per annum equal to (i) in the case of a payment made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment made by the Borrowers, the Base Rate plus the Applicable Margin. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitment hereunder. Notwithstanding anything to the contrary in this Agreement or any other Financing Document, the Administrative Agent may, subject to the rights of the other Senior Secured Parties under the Security Documents, apply all funds and proceeds of Collateral available for the payment of any Obligation to repay any amount owing by any Lender to the Administrative Agent as a result of such Lender’s failure to fund its applicable share of any Borrowing hereunder. A notice by the Administrative Agent to any Lender or the Borrowers with respect to any amounts owing under this Section 2.03(d) shall be conclusive, absent manifest error.

Section 2.04 Evidence of Indebtedness. (a) Each Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business, including the Register for the recordation of the Loans maintained by the Administrative Agent in accordance with the provisions of Section 11.03(c) (Assignments). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence, absent manifest error, of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control, absent manifest error.

(b) The Borrowers agree that in addition to the Register and any other accounts and records maintained pursuant to Section 2.04(a), the Loans made by each Lender may, if requested by the Lenders, be evidenced by a Note or Notes duly executed on behalf of the Borrowers. The Notes shall be dated the Closing Date (or, if later, the date of any request therefor by a Lender). Each such Note shall be payable to the order of such Lender in a principal amount equal to such Lender’s Commitment. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

(c) In the event that any amount hereunder or under any Note is not paid by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise), the Administrative Agent or any Lender may take all such actions as it sees fit to recover such amount, including the commencement and maintenance of proceedings in respect of its Note.

Section 2.05 Increase of Commitments. (a) From time to time the Borrowers may request, in a writing delivered to each of the Lenders, that the Commitments of each Lender and the Aggregate Commitment be increased. The requested increase in the Aggregate Commitment shall not be less than two million Dollars ($2,000,000) or greater than an amount that would cause the then-effective Aggregate Commitment to exceed eighteen million Dollars ($18,000,000). Any such increase greater than the minimum increase permitted above shall be in integral multiples of one hundred thousand Dollars ($100,000). Such writing shall include the date on which the Borrowers request that the increase of the Commitments and the Aggregate Commitment shall be effective.

(b) The Commitments and the Aggregate Commitment shall be increased by the amount that the Borrowers request in writing upon the written consent of the Lenders.

(c) The increase in Commitments and the Aggregate Commitment, to the extent approved by the Lenders, shall not be effective unless:

(i)	No Default or Event of Default shall have occurred and be continuing;

(ii)	A Lien shall have been created in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, pursuant to the Security Documents in any Additional Collateral and such Lien shall be a valid, enforceable, and perfected first-priority Lien. Such Additional Collateral shall be subject to no other Lien except Permitted Liens;

(iii)	The Borrowers shall have delivered to the Administrative Agent a revised Borrowing Base Certificate reflecting the inclusion of any Additional Collateral that would constitute Eligible Receivables, or Eligible Inventory;

(iv)	All representations and warranties made by each of the Loan Parties in this Agreement and each of the other Financing Documents to which it is a party shall be true and correct in all material respects on and as of the date the Commitments and Aggregate Commitment are increased (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to such increase;

(v)	No “Default” or “Event of Default” as such terms are defined in the Term Loan Definitions shall have occurred and be continuing; and

(vi)	The Borrowers, the Administrative Agent and the Lenders have agreed on fees necessary in connection with the increased Aggregate Commitment.

Section 2.06 Termination or Reduction of Commitments.

(a) Any unused Commitments shall be terminated upon the occurrence of an Event of Default if and to the extent required pursuant to Section 8.02 (Action Upon Bankruptcy) or Section 8.03 (Action Upon Other Event of Default) in accordance with the terms thereof.

(b) Any Commitments shall be automatically and permanently terminated in full on the Final Maturity Date.

(c) Any Commitments may be terminated or reduced, in whole or in part (in integral multiples of one hundred thousand Dollars ($100,000)), by the Borrowers upon no less than five (5) Business Days’ prior written notice to the Administrative Agent.

(d) Any Commitments may be permanently terminated or reduced, in whole or in part, by the Lenders upon the occurrence and during the continuance of an “Event of Default” under the Term Loan.

Section 2.07 Joint and Several Liability of Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the Obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Financing Documents, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 2.07 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets.

(e) Except as otherwise expressly provided herein, to the extent permitted by Law, each Borrower (in its capacity as a joint and several obligor in respect of the Obligations of the other Borrower) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the Collateral Agent, or the other Senior Secured Parties under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Collateral Agent, or the other Senior Secured Parties at any time or times in respect of any default by the other Borrower in the performance or satisfaction of any of the Obligations any and all other indulgences whatsoever by the Administrative Agent, the Collateral Agent, or the other Senior Secured Parties in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of the other Borrower. Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the Obligations of the other

Borrower) assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent, the Collateral Agent, or the other Senior Secured Parties, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.07 afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.07, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.07 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.07 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to either Borrower or any Senior Secured Party. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of any Senior Secured Party.

(f) The provisions of this Section 2.07 are made for the benefit of the Senior Secured Parties and their successors and assigns, and may be enforced by them from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Senior Secured Party first to marshal any of its claims or to exercise any of its rights against the other Borrower or to exhaust any remedies available to it against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.07 shall remain in effect until the Discharge Date. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by any Senior Secured Party upon any Insolvency Event in respect of either of the Borrowers, or otherwise, the provisions of this Section 2.07 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any of the other Financing Documents, to the extent the obligations of either Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state and including, without limitation, the Bankruptcy Code of the United States).

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.01 Repayment of Borrowings. (a) The Borrowers unconditionally and irrevocably promise to pay to the Administrative Agent for the ratable account of each Lender the aggregate outstanding principal amount of the Loans in accordance with this Section 3.01.

(b) The Loans shall be repaid in full on the Final Maturity Date.

Section 3.02 Interest Payment Dates. (a) Interest accrued on each Loan shall be payable, without duplication:

(i)	on the Final Maturity Date for such Loan;

(ii)	on each Interest Payment Date for such Loan; and

(iii)	with respect to any Loan, on any date when such Loan is prepaid hereunder.

(b) Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Final Maturity Date for such Loan, any Quarterly Payment Date, any Interest Payment Date, upon acceleration or otherwise) shall be payable upon demand.

(c) Interest hereunder shall be due and payable in accordance with the terms hereof, before and after judgment, regardless of whether an Insolvency or Liquidation Proceeding exists in respect of a Borrower and, to the fullest extent permitted by law, the Lenders shall be entitled to receive post petition interest during the pendency of an Insolvency or Liquidation Proceeding.

Section 3.03 Interest Rates. (a) Pursuant to each properly delivered Borrowing Notice or Notice of Interest Rate Election, as applicable, (i) each Eurodollar Loan shall accrue interest from (and including) the first day of each Interest Period to (but excluding) the last day of such Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin with respect to Eurodollar Loans and (ii) each Base Rate Loan shall accrue interest at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin with respect to Base Rate Loans. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day.

(b) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by a Borrower in the applicable Borrowing Notice. Thereafter, the Borrowers may from time to time elect to change or continue the type of interest rate borne by the Loans (subject in each to the provisions of Article IV (Eurodollar Rate and Tax Provisions) and the last sentence of this clause (b)), as follows:

(i)	if such Loans are Base Rate Loans, the Borrowers may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii)	if such Loans are Eurodollar Loans, the Borrowers may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 4.05 (Funding Losses) in the case of any such conversion or continuation effective on any date other than the last day of the then current Interest Period applicable to such Eurodollar Loans.

(iii)	Each such election shall be made by delivering a Notice of Interest Rate Election to the Administrative Agent not later than 11:00 a.m. (New York City time) at least three (3) Business Days before the conversion or continuation selected in such notice is to be effective.

(c) Each Notice of Interest Rate Election shall specify:

(i)	the amount of the Loans to which such notice applies;

(ii)	the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 3.03(b) above;

(iii)	if the Loans are to be converted, the new type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)	if such Loans are to be continued as Eurodollar Loan for an additional Interest Period, the duration of such additional Interest Period.

(v)	Each Notice of Interest Period Election shall comply with the provisions of the definition of the term “Interest Period”.

(d) Promptly after receiving a Notice of Interest Rate Election from the Borrowers pursuant to Section 3.03(b)(iii) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrowers. If no Notice of Interest Rate Election is timely received prior to the end of an Interest Period for any Loans constituting Eurodollar Loans, the Borrowers shall be deemed to have elected that such Loans be converted to Base Rate Loans as of the last day of such Interest Period.

(e) Notwithstanding anything to the contrary, the Borrowers shall have, in the aggregate, no more than three (3) separate Eurodollar Loans outstanding at any one time. For purposes of the foregoing, Eurodollar Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Eurodollar Loans.

(f) An election by the Borrowers to change or continue the rate of interest applicable to any Loan pursuant to this Section 3.03 shall not constitute a “Borrowing” subject to the provisions of Section 6.02 (Conditions to All Borrowings).

(g) If an Event of Default has occurred and is continuing, no Loan may be requested as, converted to, or continued as a Eurodollar Loan hereunder.

Section 3.04 Post-Maturity Interest Rates; Default Interest Rates. (a) If all or a portion of (i) the principal amount of any Loan is not paid when due (whether on the Final Maturity Date for such Loan, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus two percent (2%) or (ii) any Obligation (other than principal on the Loans) is not paid when due (whether on the Final Maturity Date, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus two percent (2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(b) Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default under Section 8.01(a) (Events of Default - Nonpayment), the Borrowers shall pay, but only to the extent permitted by Law, in addition to the interest then payable on any Loan, additional interest (after as well as before judgment) on the Loans at two percent (2%) per annum until such Event of Default is cured or waived.

(c) The interest rate per annum that the Borrowers must pay pursuant to Sections 3.04(a) or (b) shall be the “Default Rate”.

Section 3.05 Computation of Interest. All computations of interest for Base Rate Loans when the Base Rate is determined by WestLB’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Eurodollar Loans, and for Base Rate Loans when the Base Rate is determined by the Federal Funds Effective Rate, shall be made on the basis of a 360-day year and actual days elapsed.

Section 3.06 Interest Rate Determination. The Administrative Agent shall determine the interest rate applicable to the Loans and shall give prompt notice of such determination to the Borrowers and the Lenders. In each such case, the Administrative Agent’s determination of the applicable interest rate shall be conclusive in the absence of manifest error.

Section 3.07 Optional Prepayment. (a) The Borrowers shall have the right at any time, and from time to time, to prepay, on any Interest Payment Date, the Loans, in whole or in part, upon not fewer than three (3) Business Days’ prior written notice to the Administrative Agent.

(b) Any partial prepayment of the Loans shall be in a minimum amount of one hundred thousand Dollars ($100,000) and in integral multiples of fifty thousand Dollars ($50,000) in excess thereof.

(c) Each notice of prepayment given by the Borrowers under this Section 3.07 shall specify the prepayment date and the portion of the principal amount of the Loans to be prepaid. All prepayments under this Section 3.07 shall be made by the Borrowers to the Administrative Agent for the account of the Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).

(d) Amounts of principal prepaid under this Section 3.07 shall be allocated by the Administrative Agent in accordance with Section 3.12(b) (Pro Rata Treatment).

Section 3.08 Mandatory Prepayment. (a) If at any time the aggregate outstanding amount of the Loans exceeds the lesser of (i) the Borrowing Base, as calculated by the Borrowers in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.03(m) (Reporting Requirements) and (ii) the Aggregate Commitment, the Borrowers shall, within three (3) Business Days thereof, prepay the Loans in an amount equal to the lesser of (1) the aggregate outstanding principal amount of the Loans and (2) the amount by which the aggregate amount of the Loans outstanding exceeds the lesser of the Borrowing Base (as recalculated) and the Aggregate Commitment.

(b) If at any time a Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.03(m) (Reporting Requirements) demonstrates that the then outstanding principal amount of the Loans exceeds the then effective Available Commitment, the Borrowers shall, within three (3) Business Days following the delivery of such Borrowing Base Certificate, prepay the Loans in the amount of such excess.

(c) If the Borrowers elect to terminate or reduce the Commitments pursuant to Section 2.06(c) (Termination or Reduction of Commitments), the Borrowers shall be required to prepay, on the date on which the Commitments will terminate or be reduced as determined by the Borrowers, an amount of the aggregate outstanding principal amount of the Loans equal to the lesser of (i) the aggregate outstanding principal amount of the Loans and (ii) the amount by which the aggregate amount of the Loans outstanding exceeds, after giving effect to the termination or reduction of the Commitments, the lesser of the Borrowing Base and the Aggregate Commitment.

(d) All prepayments under this Section 3.08 shall be made by the Borrowers to the Administrative Agent for the account of the Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).

Section 3.09 Time and Place of Payments. (a) The Borrowers shall make each payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder and under any other Financing Document without setoff, deduction or counterclaim not later than 11:00 a.m. New York City time on the date when due in Dollars in immediately available funds to the Administrative Agent at the following account: JPMorgan Chase Bank - NY, Acct. # 920-1-060663, for the account of WestLB AG-NY Branch, ABA #021-000-021, Ref: Renewable Energy Group, Inc. – Revolving Credit Agreement, Attention: Loan Administration, or at such other office or account as may from time to time be specified by the Administrative Agent to the Borrowers. Funds received after 11:00 a.m. New York City time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.

(b) The Administrative Agent shall promptly remit in immediately available funds to each Senior Secured Party its share, if any, of any payments received by the Administrative Agent for the account of such Senior Secured Party.

(c) Whenever any payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder or under any other Financing Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to Eurodollar Loans) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 3.10 Borrowings and Payments Generally. (a) Unless the Administrative Agent has received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Lenders the amount due. If the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from (and including) the date such amount is distributed to it to (but excluding) the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this Section 3.10(a) shall be conclusive, absent manifest error.

(b) Nothing herein shall be deemed to obligate any Lender to obtain funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.

(c) The Borrowers hereby authorize each Lender, if and to the extent payment owed to such Lender is not made when due under this Agreement or under the Notes held by such Lender, to charge from time to time against any or all of the Borrowers’ accounts with such Lender any amount so due.

Section 3.11 Fees. (a) From and including the date hereof until the Final Maturity Date, the Borrowers agree to pay in arrears to the Administrative Agent, for the account of the applicable Lenders, on each Quarterly Payment Date, a commitment fee (a “Commitment Fee”) equal to one percent (1.0%) per annum on the average daily amount by which the Aggregate Commitment exceeds the outstanding amount of Loans, during the calendar quarter or portion thereof then ended. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as pro-rated for any partial quarter, as applicable.

(b) From and including the date hereof until the Final Maturity Date, the Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, on the Closing Date and each anniversary of the Closing Date, monitoring fee in respect of the Borrowing Base in an amount of $50,000.

(c) All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

Section 3.12 Pro Rata Treatment. (a) Each Borrowing and, except as otherwise provided in Section 4.01 (Eurodollar Rate Lending Unlawful), each reduction of commitments of any type, pursuant to Section 2.06 (Termination or Reduction of Commitments) or otherwise, and each payment of Fees and other Obligations (other than the payments allocated pursuant to Section 3.12(b)), shall be allocated by the Administrative Agent pro rata among the Lenders in accordance with their respective applicable Commitment Percentages.

(b) Except as required under Article IV (Eurodollar Rate and Tax Provisions), (i) each payment or prepayment of principal of the Loans shall be allocated by the Administrative Agent pro rata among the Lenders in proportion to their respective principal amounts of the Loans then outstanding, (ii) each payment of interest on the Loans shall be allocated by the Administrative Agent pro rata among the applicable Lenders in proportion to their respective amounts of unpaid interest on the Loans then outstanding, and (iii) each payment of fees on the Commitments shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with their respective Commitments.

(c) Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 3.13 Sharing of Payments. (a) If any Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Article IV (Eurodollar Rate and Tax Provisions) in excess of its pro rata share of payments then or therewith obtained by all Lenders holding Loans of such type, such Lender shall purchase from the other Lenders such participations in Loans of such type made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (x) the amount of such selling Lender’s required repayment to the purchasing Lender to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.14 (Right of Setoff)) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(b) If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 3.13 to share in the benefits of any recovery on such secured claim.

ARTICLE IV

EURODOLLAR RATE AND TAX PROVISIONS

Section 4.01 Eurodollar Rate Lending Unlawful. (a) If any Lender reasonably determines (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers absent manifest error) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, maintain or fund any Loan as a Eurodollar Loan, the obligations of such Lender to make, maintain or fund any Loan as a Eurodollar Loan shall, upon such determination, forthwith be suspended until such Lender notifies the Administrative Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods with respect thereto or sooner, if required by such Law or assertion. Upon any such conversion the Borrowers shall pay any accrued interest on the amount so converted and, if such conversion occurs on a day other than the last day of the then-current Interest Period for such affected Eurodollar Loans, such Lender shall be entitled to make a request for, and the Borrowers shall pay, compensation for breakage costs under Section 4.05 (Funding Losses).

(b) If such Lender notifies the Borrowers that the circumstances giving rise to the suspension described in Section 4.01(a) no longer apply, the principal amount of each such Base Rate Loan shall automatically again bear interest as Eurodollar Loans in accordance with this Agreement, on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of other Lenders.

Section 4.02 Inability to Determine Eurodollar Rates. (a) In the event, and on each occasion, that on or before the day that is three (3) Business Days prior to the commencement of any Interest Period for any Eurodollar Loan, the Administrative Agent has determined in good faith that (i) Dollar deposits in the amount of such Loan and with an Interest Period similar to such Interest Period are not generally available in the London interbank market, or (ii) the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making, maintaining or funding the principal amount of such Loan during such Interest Period, or (iii) adequate and reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall forthwith notify the Borrowers and the Lenders of such determination, whereupon each such Eurodollar Loan will automatically, on the last day of the then-existing Interest Period for such Eurodollar Loan, convert into a Base Rate Loan. In the event of any such determination pursuant to Section 4.02(a)(i) or (iii), any Borrowing Notice delivered by the Borrowers shall be deemed to be a request for a Base Rate Loan until the Administrative Agent determines that the circumstances giving rise to such notice no longer exist. In the event of any determination pursuant to Section 4.02(a)(ii), each affected Lender may, and is hereby authorized by the Borrowers to, fund its portion of the Loans as a Base Rate Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

(b) Upon the Administrative Agent’s determination that the condition that was the subject of a notice under Section 4.02(a) has ceased, the Administrative Agent shall forthwith notify the Borrowers and the Lenders of such determination, whereupon each Base Rate Loan that was the subject of such notice will automatically, on the next succeeding Quarterly Payment Date, again bear interest as a Eurodollar Loan in accordance with this Agreement.

Section 4.03 Increased Eurodollar Loan Costs. If, after the date hereof, the adoption of any applicable Law or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar

Office) with any request or directive (whether or not having the force of law) of any Governmental Authority would increase the cost to such Lender of, or result in any reduction in the amount of any sum receivable by such Lender (whether of principal, interest or any other amount) in respect of, making, maintaining or funding (or of its obligation to make, maintain or fund) the Loans as Eurodollar Loans, then the Borrowers agree to pay to the Administrative Agent for the account of such Lender the amount of any such increase or reduction. Such Lender shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, such notice to state the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Lender within five (5) Business Days of delivery of such notice, and such notice and determination shall be binding on the Borrowers absent manifest error.

Section 4.04 Obligation to Mitigate. (a) Each Lender agrees that after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 4.0l (Eurodollar Rate Lending Unlawful), 4.03 (Increased Eurodollar Loan Costs), or 4.06 (Increased Capital Costs) or to receive additional amounts pursuant to Section 4.07 (Taxes), such Lender shall use reasonable efforts to make, fund or maintain its affected Loan through another lending office if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and if, in the opinion of such Lender, the making, funding or maintaining of such Loan through such other lending office would not be disadvantageous to such Lender, contrary to such Lender’s normal banking practices or violate any applicable Law.

(b) No change by a Lender in its Domestic Office or Eurodollar Office made for such Lender’s convenience shall result in any increased cost to the Borrowers.

(c) If any Lender demands compensation pursuant to Section 4.03 (Increased Eurodollar Loan Costs) or 4.06 (Increased Capital Costs) with respect to any Eurodollar Loan, the Borrowers may, at any time upon at least five (5) Business Days’ prior notice to such Lender through the Administrative Agent, elect to convert such Eurodollar Loan into a Base Rate Loan. Thereafter, unless and until such Lender notifies the Borrowers that the circumstances giving rise to such notice no longer apply, all such Eurodollar Loans by such Lender shall bear interest as Base Rate Loans. If such Lender notifies the Borrowers that the circumstances giving rise to such notice no longer apply, the principal amount of each such Loan shall automatically again bear interest as Eurodollar Loans in accordance with this Agreement, on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of other Lenders.

Section 4.05 Funding Losses. In the event that any Lender incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as a Eurodollar Loan, and any customary administrative fees charged by such Lender in connection with the foregoing) as a result of (a) any conversion of the type of interest rate borne by the Loans or repayment or prepayment of the principal amount of any Loans on a date other than the scheduled Interest Payment Date or Quarterly Payment Date applicable thereto, whether pursuant to Section 3.03 (Interest Rates), Section 3.07 (Optional Prepayment), 3.08 (Mandatory Prepayment), 4.01(a) (Eurodollar Rate Lending Unlawful) or otherwise or (b) the Borrowers failing to make a Borrowing in accordance with any Borrowing Notice; then, upon the written notice of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall, within five (5) Business Days of receipt thereof, pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such notice and determination shall be binding on the Borrowers absent manifest error.

Section 4.06 Increased Capital Costs. If, after the date hereof, any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any applicable Law or guideline, or request (whether or not having the force of law) of any Governmental Authority affects the amount of capital required to be maintained by any Lender, and such Lender reasonably determines that the rate of return on its capital as a consequence of its Loan is reduced to a level below that which such Lender could have achieved but for the occurrence of any such circumstance then, in any such case upon notice from time to time by such Lender to the Borrowers, the Borrowers shall pay within five (5) Business Days after such demand directly to such Lender additional amounts sufficient to compensate such Lender for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts shall be binding on the Borrowers absent manifest error.

Section 4.07 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligations shall be made free and clear of, and without deduction for, any Indemnified Taxes; provided that if the Borrowers are required to deduct any Indemnified Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrowers. In addition, the Borrowers shall timely pay any Indemnified Taxes arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document and not collected by withholding at the source as contemplated by Section 4.07(a) to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify each Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.07) paid by such Agent or Lender, as the case may be, and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or Agent, as the case may be, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Each Lender (including any Participant and any other Person to which any Lender transfers its interests in this Agreement as provided under Section 11.03 (Assignments)) that is not a United States Person (a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent two (2) copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8IMY (with supporting documentation), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Borrowers under the Financing Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers or the Administrative Agent (or any other form of certification adopted by U.S. taxing authorities for such purpose).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce each Agent and each Lender to enter into this Agreement and to induce each Lender to make the Loans hereunder, each of the Borrowers or, as the case may be as expressly set forth hereafter, each Loan Party (but only as to those specific representations and warranties being made by each Loan Party) represents and warrants to each Agent and each Lender, as set forth in this Article V on the date hereof, on the date of each Borrowing Notice and on each Borrowing Date:

Section 5.01 Organization; Power; Compliance with Law and Contractual Obligations. Each Loan Party (a) is, in the case of each Borrower, a limited liability company, and, in the case of the Guarantor and the Pledgor, a corporation, in each case validly organized and existing and in good standing under the laws of the state of its organization (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing as a foreign limited liability company or corporation, as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) has all requisite limited liability company or corporate, as applicable, power and authority and holds all Governmental Approvals required as of the date of this representation to enter into and perform its obligations under each Financing Document to which it is a party and to conduct its business as conducted by it on the date this representation is made or deemed repeated except where the failure to do so has not had, or could not reasonably be expected to have, a Material Adverse Effect, and (d) is in compliance with all Laws and Contractual Obligations applicable to it except where the failure to be in compliance with such Laws or Contractual Obligations could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Due Authorization; Non-Contravention. The execution, delivery and performance by the applicable Loan Party of each Financing Document to which it is a party are within its limited liability company or corporate powers, as applicable, have been duly authorized by all necessary limited liability company or corporate action, as applicable, and do not:

(a) contravene its Organic Documents;

(b) materially contravene any Law or Contractual Obligation binding on or affecting it; or

(c) result in, or require the creation or imposition of, any Lien on any of its properties other than Permitted Liens.

Section 5.03 Validity. Each Loan Party has duly executed and delivered each Financing Document to which it is a party. Each Financing Document to which such Loan Party is a party constitutes the legal, valid and binding obligations of such Loan Party enforceable in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar Laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.04 Governmental Approvals. All material Governmental Approvals required to be obtained by or on behalf of (a) the applicable Loan Party which are necessary under applicable Law (other than UCC filings) in connection with (i) the due execution, delivery and performance by it of the Financing Documents to which it is a party, and (ii) the grant by such Loan Party of the Liens granted, or purported to be granted, by it under the Security Documents, the validity, perfection and enforceability thereof and for the exercise by the Collateral Agent of its rights and remedies thereunder (all of the foregoing, the “Necessary Governmental Approvals”) have been obtained, are in full force and effect and, if applicable, properly are in the name of such Loan Party (unless not required to be so by any Law or Governmental Authority), and are final and Non-Appealable. All amendments, supplements and renewals of such Necessary Governmental Approvals required to be filed by applicable Law or by the terms of any Necessary Governmental Approval obtained by or on behalf of the applicable Loan Party have been filed by the time required.

Section 5.05 No Defaults. No Default or Event of Default has occurred and is continuing.

Section 5.06 No Material Adverse Effect. There has not occurred any event, occurrence or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.07 Litigation. (a) Except as set forth on Schedule 5.07, there is no pending or, to the knowledge of each Loan Party, threatened litigation, action, or proceeding before any Governmental Authority against or affecting any Borrower. There is no pending or, to the knowledge of each Loan Party, threatened litigation, action, or proceeding before any Governmental Authority against or affecting the Guarantor or the Pledgor that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(b) The Borrowers may update and correct, with approval of the Administrative Agent, which approval will not be unreasonably withheld, conditioned or delayed, Schedule 5.07 to reflect any other material additions after the date hereof.

Section 5.08 Liabilities; Material Agreements. Except as set forth on Schedule 5.08, (a) each Borrower has no material liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected on a balance sheet prepared in conformity with GAAP.

(b) No Loan Party is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

Section 5.09 Collateral. (a) The respective Liens in the applicable Loan Party’s personal property granted, or purported to be granted, to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to the Security Documents in effect on each date this representation is made or deemed made each constitute a valid and enforceable first-priority Lien in such personal property, subject only to Permitted Liens.

(b) The Liens granted, or purported to be granted, to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to the Security Documents will be perfected (i) with respect to any property that can solely be perfected by filing a financing statement, upon the filing of UCC financing statements in the filing offices identified in Schedule 5.09(b) , (ii) with respect to each Receivables Account that can be perfected by control, upon execution of an Account Control Agreement in respect of such Receivables Account, and (iii) with respect to Collateral constituting Equity Interests, upon such Equity Interests being delivered to the possession of the Collateral Agent in order to provide the Collateral Agent control over such Equity Interests. All such action as is necessary has been taken (or will be taken prior to the date of the first Borrowing Notice) to create and perfect the Collateral Agent’s Lien in the Collateral. No filing, recordation, re-filing or re-recording other than those listed on Schedule 5.09(b) is necessary to perfect (or maintain the perfection of) the Liens of the Security Documents (to the extent the Collateral Agent’s Lien can be perfected by filing a financing statement), and all such filings or recordings have been made (or will be made prior to the date of the first Borrowing Notice). Each Loan Party has (or will have, prior to the date of the first Borrowing Notice) provided the Collateral Agent control or possession of all Collateral that requires perfection of the Liens described above by control or possession, respectively.

(c) Except for Permitted Liens, neither Borrower has created, incurred, assumed, or suffered to exist any Lien on any of its property, revenues or assets in which a Lien is or will be granted, or purported to be granted, in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, pursuant to the Security Documents.

(d) As of the Closing Date, Guarantor does not have any secured indebtedness.

Section 5.10 Ownership of Properties. (a) Each Borrower has a good and valid ownership interest or rights in all of its property and assets (tangible and intangible) included in the Collateral.

(b) Each other Loan Party has a good and valid ownership interest, leasehold interest, license interest or other right of use in its respective properties and assets (tangible and intangible) except for any such rights the absence of which in the aggregate could not reasonably be expected to have a Material Adverse Effect. None of such properties or assets are subject to any Liens or, to the knowledge of such other Loan Party, any other claims of any Person, other than Permitted Liens and, with respect to claims, to the extent permitted by Section 5.07 (Litigation), except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

Section 5.11 Taxes. Each Loan Party has filed all Tax Returns required by Law to have been filed by it and has paid all Taxes it is required to pay, including Taxes on such Tax Returns shown to be owing unless the same are subject to a Contest.

Section 5.12 ERISA Plans. With respect to any Plan sponsored, maintained, or contributed to by the applicable Loan Party or an ERISA Affiliate of such Loan Party (and any Plan with respect to which such Loan Party or such an ERISA Affiliate has an obligation or liability, whether direct or indirect, actual or contingent), the following statements are true and correct: (a) such Plan has been maintained and administered in material compliance with the Code, ERISA, and all Laws, (b) no ERISA Event has occurred or is reasonably expected to occur, and (c) there are no Unfunded Benefit Liabilities with respect to any ERISA Plan.

Section 5.13 Environmental Warranties. (a) (i) Each Loan Party and its Environmental Affiliates are in compliance in all material respects with all applicable Environmental Laws, (ii) each Loan Party and its Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance in all material respects with the terms and conditions thereof, (iii) no Loan Party or any of its Environmental Affiliates have received any communication, whether from a Governmental Authority, employee or otherwise, that alleges that a Loan Party or any of its Environmental Affiliates is not in material compliance with all Environmental Laws and Environmental Approvals, and (iv) in the absence of any change in Environmental Laws or in the terms or conditions of any Environmental Approvals, there are no circumstances that may prevent or interfere in the future with compliance in all material respects by a Loan Party, its Environmental Affiliates with all applicable Environmental Laws and Environmental Approvals.

(b) There is no Environmental Claim pending or, to the knowledge of the each Loan Party, threatened against a Loan Party or, to the knowledge of each Loan Party, pending or threatened against any Environmental Affiliate.

(c) There are no present or past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against any Loan Party or any Environmental Affiliate.

(d) Without in any way limiting the generality of the foregoing, (i) there are no on-site or off-site locations in which any Loan Party or any Environmental Affiliate has stored, disposed or arranged for the disposal of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim, (ii) no Loan Party knows of any underground storage tanks located or to be located on property owned or leased by a Loan Party or any Environmental Affiliate, (iii) there is no asbestos or lead paint contained in or forming part of any building, building component, structure or office space owned or leased by any Loan Party or any Environmental Affiliate, and (iv) no polychlorinated biphenyls (PCBs) are or will be used or stored at any property owned or leased by any Loan Party or any Environmental Affiliate.

(e) No Loan Party has received any letter or request for information under Section 104 of CERCLA, or comparable state laws, and to the knowledge of each Loan Party, none of the operations of any Loan Party is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Material of Environmental Concern, including any location to which such Loan Party has transported or arranged for the transportation of, any Material of Environmental Concern.

Section 5.14 Regulations T, U and X. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loan will be used for any purpose that violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefore, as from time to time in effect, are used in this Section 5.14 with such meanings.

Section 5.15 Investment Company Act. Each Borrower is not, and after giving effect to the Loans and the application of the proceeds of the Loans as described herein will not be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16 Accuracy of Information; Financial Statements.

(a) All factual information heretofore or contemporaneously furnished by or on behalf of any Loan Party in this Agreement or in any other Financing Document or otherwise in writing to any Senior Secured Party, any consultant, or counsel for purposes of or in connection with this Agreement and the other Financing Documents or any transaction contemplated hereby or thereby (other than projections and other “forward-looking” information, which have been prepared on a reasonable basis and in good faith by such Loan Party) is, and all other such written factual information hereafter furnished by such Loan Party in writing to any Senior Secured Party, any consultant, or counsel will be, taken as a whole, true and accurate in every material respect and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect.

(b) The audited annual consolidated financial statements of the Guarantor and its Subsidiaries for the year ending December 31, 2008 heretofore delivered to the Lenders were prepared in conformity with GAAP on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Guarantor and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

(c) The unaudited quarterly consolidated financial statements of the Guarantor and its Subsidiaries for the Fiscal Quarters ending March 31, 2009, June 30, 2009 and September 30, 2009, heretofore delivered to the Lenders, were prepared in conformity with GAAP on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Guarantor and its Subsidiaries at each such date and the consolidated results of their operations for each such Fiscal Quarter (subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes).

Section 5.17 Indebtedness. Except for Permitted Indebtedness outstanding on the date of this Agreement, the Obligations are, after giving effect to the Financing Documents and the transactions contemplated thereby, the only outstanding Indebtedness of each Borrower. The Obligations rank at least pari passu with all other Indebtedness of such Borrower. The Guarantee ranks at least pari passu with all other guarantees of the Guarantor.

Section 5.18 Subsidiaries. Neither Borrower has any Subsidiaries. Each Subsidiary of the Guarantor is set forth on Schedule 5.18.

Section 5.19 Investments. No Borrower has outstanding, or has acquired or committed itself to acquire or hold, any Investment.

Section 5.20 Foreign Assets Control Regulations, Etc. (a) The use of the proceeds of the Loan by the Borrowers will not violate the Anti-Terrorism Laws.

(b) None of the Borrowers, the Guarantor or any of its Subsidiaries and, to its knowledge, none of their respective Affiliates (i) is a Person or entity described by or designated in any OFAC List or in the Anti-Terrorism Order, (ii) has knowingly engaged in dealings or transactions with any such Persons or entities described by or designated in any OFAC List or in the Anti-Terrorism Order, or (iii) is in violation of the Patriot Act.

Section 5.21 Solvency. Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, will be Solvent.

Section 5.22 Legal Name and Place of Business.

(a) The exact legal name and jurisdiction of formation of REG Marketing is: REG Marketing and Logistics Group, LLC, a limited liability company formed and existing under the laws of the State of Iowa. As of the date of this Agreement, the sole place of business and chief executive office of REG Marketing is 416 S. Bell Ave., Ames, IA 50010.

(b) The exact legal name and jurisdiction of formation of REG Services is: REG Services Group, LLC, a limited liability company formed and existing under the laws of the State of Iowa. As of the date of this Agreement, the sole place of business and chief executive office of REG Services is 416 S. Bell Ave., Ames, IA 50010.

(c) The exact legal name and jurisdiction of formation of the Guarantor is: Renewable Energy Group, Inc., a corporation organized and existing under the laws of the State of Delaware. The Guarantor was formerly known as REG Newco, Inc., which name change became effective February 26, 2010 in conjunction with the consummation of the transactions contemplated by that certain Second Amended and Restated Agreement and Plan of Merger effective November 20, 2009 by and among REG Newco, Inc. (now know as Renewable Energy Group, Inc.), REG Merger Sub, Inc. and Renewable Energy Group, Inc. (now known as REG Intermediate Holdco, Inc.). Except as set forth in this Section 5.22(c), the Guarantor has not had any other legal names in the previous five (5) years.

(d) The chief executive office of the Guarantor is located at 416 S. Bell Ave., Ames, IA 50010.

(e) The exact legal name and jurisdiction of formation of the Pledgor is: REG Intermediate Holdco, Inc., a corporation organized and existing under the laws of the State of Delaware. The Pledgor was formerly known as Renewable Energy Group, Inc., which name change became effective February 26, 2010 in conjunction with the consummation of the transactions contemplated by that certain Second Amended and Restated Agreement and Plan of Merger effective November 20, 2009 by and among REG Newco, Inc. (now know as Renewable Energy Group, Inc.), REG Merger Sub, Inc. and Renewable Energy Group, Inc. (now known as REG Intermediate Holdco, Inc.). Except as set forth in this Section 5.22(e), the Pledgor has not had any other legal names in the previous five (5) years.

(f) The chief executive office of the Guarantor is located at 416 S. Bell Ave., Ames, IA 50010.

Section 5.23 No Brokers. No Loan Party has any obligation to pay any finder’s, advisory, brokers or investment banking fee, except for the fees payable pursuant to Section 3.11 (Fees).

Section 5.24 Insurance. The Borrowers maintain, with financially sound and reputable insurers (a) business interruption insurance, (b) property insurance against theft, fraud, loss or damage by fire, explosion and hazards insured against by extended coverage, and (c) insurance against liability for hazards, risks and liability to persons and property, in each case, in the manner customary for, and in amounts and with deductibles at least as favorable as those generally maintained by, businesses of similar size engaged in similar activities. All premiums then due and payable on all such insurance have been paid.

Section 5.25 Accounts. Neither Borrower owns or has an interest in, or is the beneficiary of, any bank account into which payments in respect of Accounts Receivable have been or are required to be deposited other than any Receivables Account with respect to which an Account Control Agreement has been duly executed and delivered.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Closing Date. The obligation of each Lender to make available the first Borrowing of its Loans on the Closing Date, is subject to the fulfillment, in form and substance satisfactory to each Lender, or waiver in writing by each Lender, of each of the following conditions precedent:

(a) Delivery of Financing Documents. The Administrative Agent shall have received each of the following Financing Documents, each of which shall be originals or facsimiles (followed promptly by originals), duly executed and delivered by each party thereto, and each in form and substance reasonably satisfactory to each Lender:

(i)	this Agreement;

(ii)	the Notes, duly executed and delivered by an Authorized Officer of the Borrowers in favor of each Lender, in the amount of such Lender’s Commitment and otherwise complying with the provisions of Section 2.04 (Evidence of Indebtedness); and

(iii)	the Security Documents.

(b) Certifications. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of each Borrower, dated as of the Closing Date, upon which the Administrative Agent and each Lender may conclusively rely (i) certifying that all conditions set forth in this Section 6.01 have been fulfilled on and as of the date thereof and (ii) certifying that all representations and warranties made by it in this Agreement and each other Financing Document to which it is a party are true and correct in all material respects on and as of the date thereof.

(c) Other Certifications. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Guarantor, dated as of the Closing Date, upon which the Administrative Agent and each Lender may conclusively rely certifying that all representations and warranties made by it in each Financing Document to which it is a party are true and correct in all material respects on and as of the date thereof. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Pledgor, dated as of the Closing Date, upon which the Administrative Agent and each Lender may conclusively rely certifying that all representations and warranties made by it in each Financing Document to which it is a party are true and correct in all material respects on and as of the date thereof.

(d) Resolutions, Incumbency, Organic Documents. The Administrative Agent shall have received from each Loan Party a certificate of an Authorized Officer, dated as of the Closing Date, upon which the Administrative Agent and each Lender may conclusively rely, as to:

(i)	resolutions of its members, managers or directors, as the case may be, then in full force and effect authorizing the execution, delivery and performance of each Financing Document to which it is party and the consummation of the transactions contemplated therein;

(ii)	the incumbency and signatures of those of its officers and representatives authorized to execute and otherwise act with respect to each Financing Document to which it is party; and

(iii)	such Person’s Organic Documents, which shall be in form and substance reasonably satisfactory to the Lenders, and certifying that (A) such documents are in full force and effect and no term or condition thereof has been amended from the form thereof delivered to the Administrative Agent and (B) no material breach, material default or material violation thereunder has occurred and is continuing.

(e) Authority to Conduct Business. The Administrative Agent shall have received satisfactory evidence, including certificates of good standing from the Secretaries of State of each relevant jurisdiction, that:

(i)	the Guarantor is duly authorized as a corporation to carry on its business, and is duly organized, validly existing and in good standing in each jurisdiction in which it is required to be so authorized;

(ii)	the Pledgor is duly authorized as a corporation to carry on its business, and is duly organized, validly existing and in good standing in each jurisdiction in which it is required to be so authorized; and

(iii)	each Borrower is duly authorized as a limited liability company to carry on its business, and is duly organized, validly existing and in good standing in each jurisdiction in which it is required to be so authorized.

(f) Opinions of Counsel. The Administrative Agent shall have received the following legal opinions, addressed to the Senior Secured Parties, each in form and substance reasonably satisfactory to, and from counsel reasonably satisfactory to, each Lender (with sufficient copies thereof for each addressee):

(i)	the opinion of Pillsbury Winthrop Shaw Pittman LLP, New York counsel to the Loan Parties; and

(ii)	the opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., Iowa counsel to the Loan Parties.

(g) Lien Search; Perfection of Liens. The Administrative Agent shall have received satisfactory copies or evidence, as the case may be, of the following actions in connection with the perfection of the Liens granted in favor of the Collateral Agent (for the benefit of the Senior Secured Parties) under the Security Documents:

(i)	completed requests for information or lien search reports, dated no more than five (5) Business Days before the Closing Date, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in Delaware, Iowa, and any other jurisdictions reasonably requested by the Administrative Agent that name the Borrower granting, or purported to grant, a Lien in favor of the Collateral Agent (for the benefit of the Senior Secured Parties) under the Security Documents, as the case may be, as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings;

(ii)	acknowledgment copies or stamped receipt copies of proper UCC financing statements and other filings and recordations, duly filed in all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first-priority Liens created, or purported to be created, under the Security Documents covering the Collateral described therein;

(iii)	the original certificates representing all Equity Interests in each of the Borrowers shall have been delivered to the Collateral Agent, in each case together with a duly executed irrevocable proxy and transfer power in the form attached to the Security Agreement, relating to such Equity Interests; and

(iv)	evidence of the completion of all other actions, recordings and filings of or with respect to the Security Documents that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first-priority Liens created thereunder.

(h) Financial Statements. The Administrative Agent shall have received accurate and complete copies of the audited annual consolidated financial statements of each Loan Party for the Fiscal Year ended December 31, 2008.

(i) Closing Balance Sheets. The Administrative Agent shall have received copies of (A) the balance sheets of each Loan Party accurate and complete as of the most recent month end prior to the date of Closing and (B) the unaudited quarterly consolidated financial statements of the Guarantor for the Fiscal Quarters ending March 31, 2009, June 30, 2009 and September 30, 2009.

(j) Establishment of Accounts. Each Borrower that has granted a Lien in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, under the Security Documents in its Accounts Receivable shall have established at least one (1) Receivables Account, established to the reasonable satisfaction of the Administrative Agent, that is subject to an Account Control Agreement.

(k) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, in form and substance satisfactory to each Lender.

(l) Necessary Approvals. All Necessary Governmental Approvals, and all Governmental Approvals that the Guarantor or the Pledgor must obtain under applicable Law to execute, deliver and perform the Financing Documents to which it is a party and to create and perfect the Liens granted, or purported to be granted, by the Pledgor under the Security Documents, have been duly obtained, and validly issued, are in full force and effect, and are final and Non-Appealable. All other approvals from any Person that each Loan Party must obtain in connection with such Borrowing have been duly obtained and validly issued and are in full force and effect.

(m) Satisfactory Legal Form. All documents executed or submitted to the Agents or the Lenders pursuant to this Agreement or any other Financing Document by or on behalf of any Loan Party shall be reasonably satisfactory in form and substance to each of the Lenders.

(n) Bank Regulatory Requirements. The Administrative Agent shall have received, at least five (5) Business Days prior to the first Borrowing Notice, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(o) Process Agent. The Administrative Agent shall have received, in form and substance reasonably satisfactory to each Lender, acceptances from the Process Agent for each Loan Party appointed under Section 11.02(d) (Applicable Law; Jurisdiction; Etc. – Appointment of Process Agent and Service of Process) and as required under each other Financing Document.

(p) Commodity Risk Management Plan. The Administrative Agent shall have received the Commodity Risk Management Plan.

(q) Security. The Administrative Agent shall have received satisfactory evidence that (i) the Collateral Agent continues to have a perfected first priority security interest in all right, title and interest of the Borrowers and the Pledgor in and to the Collateral prior to all other Liens thereon and subject only to Permitted Liens, and (ii) all Governmental Approvals that are necessary or desirable in order to establish, protect, preserve and perfect the Collateral Agent’s Liens have been duly made or taken and are in full force and effect.

(r) Addendum to Stockholder Agreement; Investment Letter; Shares. WestLB shall have executed an Addendum to Guarantor’s Stockholder Agreement dated as of February 26, 2010 and an investment letter, in the forms attached hereto as Exhibit G and Exhibit H, respectively. Guarantor shall have issued five hundred thousand (500,000) shares of its common stock par value $0.0001, to WestLB on terms and conditions acceptable to WestLB.

(s) Term Loan Closing. The “Closing Date” as defined in the Term Loan Definitions shall have occurred prior to the Closing Date, or shall occur concurrently with the Closing Date.

Section 6.02 Conditions to All Borrowings. (a) In addition to the conditions set forth in Section 6.01 (Conditions to Closing Date), the obligation of each Lender to make available each Borrowing of its Loans (including the first Borrowing of its Loans) shall be subject to the fulfillment, in form and substance satisfactory to each Lender, or waiver in writing by each Lender, of the following conditions precedent:

(b) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice, as required by and in accordance with Section 2.02 (Notice of Borrowings), which Borrowing Notice shall include the most recent Borrowing Base Certificate delivered pursuant to this Agreement, executed by an Authorized Officer of each Borrower, together with supporting schedules, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) Borrowers’ Certifications. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of each Loan Party certifying that:

(i)	such Loan Party is in compliance with all applicable conditions set forth in this Section 6.02 and all other applicable conditions in this Article VI on and as of the proposed Borrowing Date, before and after giving effect to the consummation of the transactions contemplated on the Closing Date or such Borrowing including the application of the proceeds therefrom;

(ii)	all representations and warranties made by any Loan Party in this Agreement and each of the Financing Documents to which it is a party are true and correct in all material respects (other than representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects) on and as of such Borrowing Date (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to such Borrowing and to the application of the proceeds therefrom;

(iii)	no Default or Event of Default has occurred and is continuing, or would result from such Borrowing;

(iv)	no “Default” or “Event of Default”, as each such term is defined in the Term Loan Definitions, has occurred and is continuing, or would result from such Borrowing; and

(v)	since the Closing Date, there has been no event or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect.

(d) No Default or Event of Default. No Default or Event of Default has occurred and is continuing, or could reasonably be expected to occur as a result of such Borrowing.

(e) No Default or Event of Default under Term Loan. No “Default” or “Event of Default”, as each such term is defined in the Term Loan Definitions, has occurred and is continuing, or could reasonably be expected to occur as a result of such Borrowing.

(f) Representations and Warranties. All representations and warranties made by any Loan Party in this Agreement and each of the Financing Documents to which it is a party are true and correct in all material respects (other than representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects) on and as of such Borrowing Date (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to such Borrowing and to the application of the proceeds therefrom.

(g) No Material Adverse Effect. Since the Closing Date, no event, occurrence or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect has occurred and is continuing, or could reasonably be expected to occur as a result of such Borrowing.

(h) No Litigation. No action, suit, proceeding or investigation shall have been instituted or threatened in writing against any Loan Party that, if adversely determined, individually or in aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(i) Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Senior Secured Party entitled thereto, all fees due and payable as of the date of such Borrowing pursuant to Section 3.11 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel) for which invoices have been presented subject, in the case of Closing Costs payable on the Closing Date and Closing Costs (as such term is defined in the Term Loan Definitions) payable on the Closing Date (as such term is defined in the Term Loan Definitions), to an aggregate maximum amount of one hundred and fifty thousand Dollars $150,000.

(j) Term Loan Representations. Each representation and warranty set forth in Article V of the Term Loan shall be true, complete and correct as of the date such representation was last made in accordance therewith.

Section 6.03 Effect of Certificates. Each certificate that a Loan Party delivers under this Article VI shall constitute a representation and warranty made under this Agreement by such Loan Party to each of the Lenders, and each Agent that all of the statements made or facts certified to in such certificate are true and correct in all material respects on the date when made.

ARTICLE VII

COVENANTS

Section 7.01 Affirmative Covenants. Each Loan Party agrees with each Agent and each Lender that, until the Discharge Date, each Loan Party will perform the obligations set forth in this Section 7.01 applicable to it.

(a) Compliance with Laws. Each Loan Party shall comply with all Laws (other than Environmental Laws to the extent set forth in clause (b) below) applicable to it or to its business or property, except where the failure to so comply has not had, or could not reasonably be expected to have, a Material Adverse Effect. The Guarantor shall make all filings required to be made by the Guarantor pursuant to the Securities Exchange Act of 1934.

(b) Environmental Matters. Each Loan Party shall (i) comply in all material respects with all Environmental Laws, (ii) keep its properties and equipment free of any Lien imposed pursuant to any Environmental Law, (iii) take such action that is necessary or reasonably advisable to identify the nature and extent of any Materials of Environmental Concern in, on or about any real property owned or leased by such Loan Party and to delineate, manage, remediate, remove, treat or dispose of any such Materials of Environmental Concern in material compliance with Environmental Laws and (iv) use or allow its properties and equipment to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern in material compliance with Environmental Laws; provided that nothing herein shall be construed to impose any liability or responsibility upon any Loan Party if such liability or responsibility would not otherwise be imposed or incurred under Environmental Laws or Environmental Approvals.

(c) Good Repair. (i) Subject to its reasonable business decisions, each Borrower shall ensure that its properties and equipment necessary in the operation of its business are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 7.02(c) (Negative Covenants - Permitted Investments) and Section 7.02(k) (Negative Covenants - Capital Expenditures), that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

(ii) Subject to its reasonable business decisions, each of the Guarantor and the Pledgor shall ensure that its properties and equipment necessary in the operation of its business are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 7.02(c) (Negative Covenants - Permitted Investments) and Section 7.02(k) (Negative Covenants - Capital Expenditures), that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses, except where the failure to do so has not had, or could not reasonably be expected to have, a Material Adverse Effect.

(d) Payment of Obligations. (i) Each Borrower shall pay and discharge as the same become due and payable all of its obligations and liabilities, including (i) all Taxes levied upon it or its properties or assets, unless the same are subject to a Contest, (ii) Contractual Obligations, unless the same are subject to a Contest, and (iii) all lawful claims that, if unpaid, would by Law become a Lien upon its properties, unless the same are subject to a Contest.

(ii) Each of the Guarantor and the Pledgor shall pay and discharge as the same become due and payable all of its obligations and liabilities, including (i) all Taxes levied upon it or its properties or assets, unless the same are subject to a Contest, (ii) Contractual Obligations, unless the same are subject to a Contest, and (iii) all lawful claims that, if unpaid, would by Law become a Lien upon its properties, unless the same are subject to a Contest except where the failure to do so has not had, or could not reasonably be expected to have, a Material Adverse Effect.

(e) Necessary Governmental Approvals. Each Loan Party shall maintain in full force and effect, in its name, all Necessary Governmental Approvals, except where the failure to do so has not had, or could not reasonably be expected to have, a Material Adverse Effect.

(f) Books and Records; Inspections. Each Loan Party shall keep proper books of record and account in which complete, true and accurate entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of such Loan Party. Each Loan Party shall permit officers and designated representatives of the Administrative Agent or any Lender or consultant to visit and inspect any of the properties of such Loan Party to examine its company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its members, managers, directors, officers and auditors, all at the expense of the relevant Loan Party and at such reasonable times during normal business hours, upon reasonable advance notice to such Loan Party provided that (i) if no Default or Event of Default has occurred and is continuing, no such visit or inspection by any Agent or any Lender or consultant (or any of their respective officers or designated representatives) may occur more frequently than once per Fiscal Quarter without the applicable Loan Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) and (ii) if a Default or an Event of Default has occurred and is continuing, or for the purposes of verifying the accuracy of the certifications set forth in any Borrowing Base Certificate, any Agent, Lender or consultant (or any of their respective officers or designated representatives) may do any of the foregoing without advance notice or consent.

(g) Conduct of Business and Maintenance of Existence. Each Loan Party shall continue to engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its corporate or limited liability company, as applicable, existence and good standing in the applicable state of formation, as applicable, and take all actions to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except where the failure to take such actions has not had, or could not reasonably be expected to have, a Material Adverse Effect and, in the case of the Pledgor, except (i) in connection with an internal organizational restructuring of the Guarantor and its subsidiaries upon the consummation of which the Pledgor or an Affiliate of the Pledgor is the surviving entity and (ii) upon not less than thirty (30) days prior written notice to the Collateral Agent.

(h) Contractual Obligations. Each Loan Party shall maintain in full force and effect, preserve, protect and defend all of its material rights under and take all actions reasonably necessary to prevent termination or cancellation (except by expiration or termination in accordance with its terms) of its Contractual Obligations, in each case, to the extent necessary to ensure that the failure to so maintain, preserve, protect and defend, or prevent the termination of, any such Contractual Obligation, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect. Each Loan Party shall perform its Contractual Obligations where the failure to perform such Contractual Obligations could reasonably be expected to have a Material Adverse Effect.

(i) Preservation of Title. (i) Each Borrower shall preserve and maintain good, marketable and insurable fee interest or good, legal and valid leasehold interests, as applicable, in the real property in which it holds an interest, and good, legal and valid ownership interest in all of its other properties and assets, in each case, that are necessary to conduct its business in the ordinary course, and each Borrower shall preserve and maintain good, legal and valid title to its respective properties and assets constituting Collateral, in each case free and clear of all Liens other than Permitted Liens.

(ii) Each of the Guarantor and the Pledgor shall preserve and maintain good, marketable and insurable fee interest or good, legal and valid leasehold interests, as applicable, in the real property in which it holds an interest, and good, legal and valid ownership interest in all of its other properties and assets, in each case, that are necessary to conduct its business in the ordinary course, except, where the failure to do so has not had, or could not reasonably be expected to have, a Material Adverse Effect, and the Pledgor shall preserve and maintain good, legal and valid title to its properties and assets constituting Collateral, in each case free and clear of all Liens other than Permitted Liens.

(j) Maintenance of Liens. Each Loan Party shall take or cause to be taken all action necessary or desirable to maintain and preserve the Lien of the Security Documents and the first-ranking priority thereof.

(k) First Priority Ranking of Obligations. Each Borrower shall cause its payment obligations with respect to the Loans, to constitute direct senior secured obligations of such Borrower and to rank no less than pari passu in priority of payment, in right of security and in all other respects to all other Indebtedness of such Borrower. Without prejudice to its right to grant liens in its assets, the Guarantor shall cause its payment obligations with respect to the Guaranteed Obligations to constitute direct senior obligations of the Guarantor not subordinate to any other Indebtedness of the Guarantor.

(l) Perfection of Liens. From time to time and at the expense of such Borrower, such Borrower shall promptly execute and deliver, or cause the Pledgor to execute and deliver, all further instruments and documents, and take all further action, that may be reasonably necessary (including under applicable Law), or that the Collateral Agent may reasonably request, in order to create, perfect, establish and preserve the validity, perfection and priority of the Liens granted, or purported to be granted, by the Security Documents in any and all of the Collateral, or to enable the Collateral Agent to exercise and enforce its rights, powers, privileges and remedies under the Security Documents with respect to any Collateral.

(m) Receivables Accounts.

(i)	Each Borrower shall instruct each account debtor in respect of any Account Receivable for which such Borrower is Obligee to pay all amounts due and owing to such Borrower directly into a Receivables Account established for such Borrower.

(ii)	Each Borrower shall cause all payments received in connection with the Blender’s Production Credit to be deposited directly into a Receivables Account established in the name of such Borrower.

(iii)	All payments received by any Borrower under or in connection with any Account Receivable, and all payments received by the Borrower that would constitute a Blender’s Production Credit, that in either case are not otherwise deposited into a Receivables Account established in the name of such Borrower or not released from the Lien granted, or purported to be granted, to the Collateral Agent (for the benefit of the Senior Secured Parties) under the Security Documents shall be held by each such Borrower in trust for the Collateral Agent, shall be segregated from other funds of each such Borrower and shall, forthwith upon receipt by such Borrower, be deposited into a Receivables Account established in the name of such Borrower.

(n) Insurance. Each Loan Party shall obtain and maintain with financially sound and reputable insurers (i) business interruption insurance, (ii) property insurance against theft, fraud, loss or damage by fire, explosion and hazards insured against by extended coverage, and (iii) insurance against liability for hazards, risks and liability to persons and property, in each case, in the manner customary for, and in amounts and with deductibles at least as favorable as those generally maintained by, businesses of similar size engaged in similar activities.

(o) ERISA. Each Loan Party shall comply in all material respects, and shall cause each ERISA Affiliate to comply in all material respects, with the provisions of ERISA and the Code applicable to each Plan. Each Loan Party shall meet, and shall cause all ERISA Affiliates to meet, all minimum funding requirements applicable to them with respect to any Plan pursuant to section 302 of ERISA or section 412 of the Code, without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted.

(p) Commodity Hedging Programs. The Borrowers may, from time to time, amend the Commodity Risk Management Plan; provided that any material amendment thereto shall require the prior approval of the Administrative Agent.

(q) Separateness. Each Borrower shall:

(i)	strictly comply with all organizational formalities necessary to maintain its separate and distinct existence;

(ii)	have a board of directors, board of managers, or similar management body that is separate from that or those of any other Person, provided that the Persons who serve on such board of directors, board of managers, or similar management body need not be different individuals;

(iii)	conduct its business solely in its own name and in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications shall be made solely in the name of such Borrower, as applicable, if related to such Borrower, and to correct any known misunderstanding regarding its separate identity;

(iv)	provide for the payment of its own operating expenses and liabilities from its own funds and not the funds of any other Person;

(v)	maintain its assets, funds, and transactions, including its bank accounts, separate from those of any other Person, and reflect such assets and transactions in financial statements and books and records that are separate from those of any other Person;

(vi)	file its own tax returns separate from those of any other Person (except to the extent that such Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law) and pay any taxes required to be paid under applicable Law;

(vii)	not hold itself out to be responsible for or have its credit or assets available to satisfy the debts or obligations of any other Person, except to the extent permitted under this Agreement;

(viii)	not pledge its assets for the benefit of any other Person, except to the extent permitted under this Agreement;

(ix)	not acquire Equity Interests in any Person that is a direct or indirect parent of such Borrower;

(x)	maintain adequate capital and a sufficient number of employees for the normal operations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xi)	pay the salaries of its own employees; and

(xii)	allocate fairly and reasonably any overhead for office space shared with any Affiliate.

(r) Closing Costs. Within sixty (60) days after the Closing Date, Borrowers shall pay to the Administrative Agent for its own account, or for the account of each Senior Secured Party entitled thereto, all Closing Costs for which invoices have been presented and all Closing Costs (as defined in the Term Loan Definitions) up to an aggregate maximum amount of seventy five thousand Dollars ($75,000). In addition to the payment required to be made pursuant to the immediately preceding sentence, within ninety (90) days after the Closing Date, Borrowers shall pay to the Administrative Agent for its own account, or for the account of each Senior Secured Party entitled thereto, all Closing Costs for which invoices have been presented and all Closing Costs (as defined in the Term Loan Definitions) up to an aggregate maximum amount of seventy five thousand Dollars ($75,000).

(s) Guaranties. If Guarantor at any time issues guaranty that is secured by any of its assets, Guarantor shall grant to the Collateral Agent an equitable and ratable Lien in such assets to secure its obligations hereunder.

(t) Term Loan. Guarantor hereby acknowledges Section 9.04(e)(Application of Proceeds) of the Term Loan, and agrees that it will be bound and will cause any Affiliate that is the owner of the Project to be bound by the terms thereof.

(u) Master Services Agreement. Each Borrower shall make each payment required to be made by such Borrower to Bunge pursuant to the Master Services Agreement or in connection with any transaction contemplated by the Master Services Agreement in cash.

(v) Further Assurances. Upon written request of the Administrative Agent, each Borrower shall, and shall cause the Guarantor and the Pledgor to, promptly perform or cause to be performed any and all acts (including the filing or registration of any document) and execute or cause to be executed any and all documents (i) for the purposes of ensuring the validity and legality of this Agreement or any other Financing Document and the rights of the Lenders and the Agents hereunder or thereunder and (ii) for the purposes of facilitating the proper exercise of rights and powers granted to the Lenders or the Agents under this Agreement or any other Financing Document.

Section 7.02 Negative Covenants. Each Loan Party agrees with each Agent and each Lender that, until the Discharge Date, each Loan Party will perform the obligations applicable to it set forth in this Section 7.02.

(a) Restrictions on Indebtedness. No Borrower shall create, incur, assume or suffer to exist any Indebtedness except:

(i)	the Obligations;

(ii)	Indebtedness under the Permitted Commodity Hedging Arrangements; provided that the outstanding amount of all such Indebtedness incurred by the Borrowers, when combined with the cash deposits under Section 7.02(b)(vii) (Liens), does not exceed in the aggregate one million seven hundred fifty thousand Dollars ($1,750,000);

(iii)	Indebtedness under Interest Rate Protection Agreements; provided, that the sum of the notional amounts under all such Interest Rate Protection Agreements does not at any time exceed eighty percent (80%) of the Aggregate Commitment;

(iv)	Indebtedness incurred in the ordinary course for the deferred purchase price of property; provided that the outstanding amount of all such Indebtedness incurred by the Borrowers does not exceed in the aggregate five hundred thousand Dollars ($500,000);

(v)	Indebtedness arising from intercompany loans and advances owing by (A) a Borrower to the Guarantor or (B) the Guarantor to a Borrower or any other Affiliate, and, in any such case, that is subordinated, pursuant to terms acceptable to the Administrative Agent, to the Obligations;

(vi)	take or pay contracts entered into by a Borrower in the ordinary course of its business;

(vii)	any Guarantee of obligations of the other Borrower not prohibited by this Agreement; provided that the outstanding amount of all such Guarantees does not exceed two hundred fifty thousand Dollars ($250,000); and

(viii)	Additional Indebtedness of the Borrowers, to the extent not otherwise permitted under this Section 7.02(a); provided that the outstanding principal amount of all such Indebtedness of the Borrowers does not exceed in the aggregate one million Dollars ($1,000,000).

(b) Liens. Neither Borrower shall create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (including its Equity Interests), whether now owned or hereafter acquired, except:

(i)	Liens granted, or purported to be granted, in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, pursuant to the Security Documents;

(ii)	Liens for taxes, assessments and other governmental charges the payment of which is the subject of a Contest;

(iii)	Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is subject to a Contest;

(iv)	easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of such Borrower;

(v)	Liens securing Indebtedness permitted under Section 7.02(a)(v) (Negative Covenants — Restrictions on Indebtedness); provided that any such Liens attach only to the assets so acquired and that all Indebtedness secured by Liens created pursuant to this clause (v) constitutes Permitted Indebtedness;

(vi)	pledges or deposits under worker’s compensation laws or similar legislation (other than ERISA);

(vii)	cash deposits by the Borrowers to secure the performance of bids, trade or supply contracts, leases and other ordinary course of business obligations; provided that the outstanding amount of all such cash deposits, when combined with the Indebtedness permitted under Section 7.02(a)(ii) (Negative Covenants — Restrictions on Indebtedness), does not exceed in the aggregate one million two hundred fifty thousand Dollars ($1,250,000);

(viii)	Liens in respect of judgments the occurrence of which would not result in the occurrence of a Default or an Event of Default;

(ix)	Liens created in favor of a Qualified Counterparty to secure the Borrowers’ obligations under any Interest Rate Protection Agreement to which such Qualified Counterparty is a party; and

(x)	Liens arising out of the refinancing, extension, renewal or refunding of Indebtedness secured by any Lien permitted under Section 7.02(b)(v); provided such refinancings, extensions, renewals or refundings do not increase the outstanding amount of such Indebtedness outstanding at the time of such refinancing, extension, renewal or refunding and no additional property or assets are made subject to such Lien.

(c) Permitted Investments. Neither Borrower shall have outstanding, acquire, commit itself to acquire or hold any Investment (including any Investment consisting of the acquisition of any business) or become contractually committed to do so, except for the following:

(i)	Cash Equivalents;

(ii)	Guarantees made by any Borrower that are otherwise permitted by Section 7.02(a)(vii) (Negative Covenants — Restrictions on Indebtedness);

(iii)	Investments (A) consisting of loans by a Borrower to the Guarantor in conditions in which the Borrowers are permitted to make a distribution pursuant to Section 7.02(h)(iii) (Negative Covenants — Distributions) or (B) by a Borrower to the other Borrower;

(iv)	Investments arising from the purchase from a Person of products which a Borrower resells within 60 days and recoups any loss from the sale thereof or pays any profit realized from the sale thereof to such Person and in connection with which such Borrower receives a charge, fee or commission in connection with such transaction; and

(v)	Investments outstanding on the date hereof and disclosed on Schedule 5.19.

(d) Change in Business. No Loan Party shall engage in any business if, as a result, the general nature of the business in which such Loan Party, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which such Loan Party, taken as a whole, is engaged on the date of this Agreement.

(e) Consolidation, Merger, Sale or Purchase of Assets, Etc. No Loan Party shall wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation except, in the case of the Pledgor, (i) if any such action has not had, or could not reasonably be expected to have, a Material Adverse Effect, (ii) in connection with an internal organizational restructuring of the Guarantor and its subsidiaries upon the consummation of which the Pledgor or an Affiliate of the Pledgor is the surviving entity and (iii) upon not less than thirty (30) days prior written notice to the Collateral Agent. Neither Borrower shall sell or otherwise dispose of all or any part of its property or assets (other than, in the ordinary course of business, inventory) or purchase, lease or otherwise acquire all or any substantial part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, supplies and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted (each of the following, a “Permitted Acquisition”):

(i)	either Borrower may transfer assets to the other Borrower if, on the date of, or after giving effect to, such transfer no Material Adverse Effect has occurred and is continuing;

(ii)	either Borrower may sell or otherwise dispose of (A) inventory sold to customers in the ordinary course of business, (B) tangible assets to be replaced in the ordinary course of business within six (6) months by other tangible assets of equal or greater value, and (C) assets that are no longer used or useful in the business of such Borrower;

(iii)	capital expenditures to the extent permitted and within the limitations set forth in Section 7.02(k) (Negative Covenants — Capital Expenditures) hereof;

(iv)	Permitted Investments;

(v)	either Borrower may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease, if it constitutes Indebtedness, constitutes Permitted Indebtedness); and

(vi)	sales or dispositions by either Borrower of assets (other than assets described in clause (ii) above) for their fair market value and to the extent that the aggregate Net Cash Proceeds received from all such sales and dispositions permitted by this clause (vi) shall not exceed ten percent (10%) of the Borrower Total Assets of such Borrower determined in conformity with GAAP in any Fiscal Year of the Borrowers.

(f) Transactions with Affiliates. No Loan Party shall enter into or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates unless such arrangement or contract (i) is fair and reasonable to such Loan Party and (ii) is an arrangement or contract that is on an arm’s-length basis and contains terms no less favorable than those that would be entered into by a prudent Person in the position of such Borrower with a Person that is not one of its Affiliates; provided, that that this Section 7.02(f) shall not apply to (i) agreements existing on the date hereof and listed on Schedule 7.02(f) and (ii) Permitted Investments.

(g) Use of Proceeds; Margin Regulations. Neither Borrower shall use any proceeds of any Loan other than in accordance with the provisions of Article II (Commitments and Borrowing). Neither Borrower shall use any part of the proceeds of any Loan to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither Borrower shall use the proceeds of any Loan in a manner that could violate or be inconsistent with (i) the provisions of Regulations T, U or X or (ii) Anti-Terrorism Laws.

(h) Distributions. Neither Borrower shall declare or make any Distribution except for the following:

(i)	if no Default or Event of Default has occurred and is continuing or would exist after giving effect to such Distribution and the Distribution Conditions are satisfied on the date of such Distribution, Distributions to the Pledgor with respect to each calendar year in an aggregate amount not to exceed the aggregate federal and state income taxes which are payable by the Pledgor for such calendar year, based upon the highest applicable marginal federal and state income tax rates attributable to the Pledgor, on the taxable income derived from Borrowers, which must be taken into account by the Pledgor under applicable provisions of the Code (as reflected on the Schedule K-1s provided by Borrowers to the Pledgor, copies of which will be supplied to the Administrative Agent upon request);

(ii)	Distributions to the Pledgor, made only on a Quarterly Payment Date, provided that before and after giving effect to such distributions (A) the Borrowers are and will be in compliance with the covenants in Sections 7.02(m) (Borrowers’ Current Ratio), such compliance to be calculated as of the end of the most recently ended Fiscal Quarter on the basis of the actual results and on a pro forma basis after giving effect to such distributions, (B) no Default or Event of Default shall exist and be continuing or would exist after giving effect to such Distribution and (C) the Distribution Conditions are satisfied on the date of such Distribution; and

(iii)	payments made pursuant to agreements permitted pursuant to Section 7.02(f) (Transactions with Affiliates).

Each of the representations and warranties contained in this Agreement shall be deemed made on the date of any Distribution.

(i) Accounts. Neither Borrower shall maintain, establish or use any deposit account, securities account (as each such term is defined in the UCC) or other banking account into which payments with respect to Accounts Receivable have been or will be deposited other than the Receivables Accounts, each of which shall be subject to an Account Control Agreement. Neither Borrower shall change the name or account number of any of the Receivables Accounts.

(j) Equity Issuances. Neither Borrower shall issue any Equity Interests unless such Equity Interests are immediately pledged to the Collateral Agent (for the benefit of the Senior Secured Parties) on a first-priority perfected basis pursuant to the Security Documents or, if necessary, a supplement thereto or a pledge and security agreement in substantially the form of the Security Agreement.

(k) Capital Expenditures. Neither Borrower shall incur Borrower Capital Expenditures, provided that the Borrowers may make Borrower Capital Expenditures, in an aggregate amount not to exceed one million five hundred thousand Dollars ($1,500,000).

(l) Commodity Hedging Arrangements. Neither Borrower shall enter into any Commodity Hedging Arrangements that:

(i)	are not in accordance with the Commodity Risk Management Plan; or

(ii)	are for speculative purposes.

(m) Borrowers’ Current Ratio. Neither Borrower shall permit, as of the last day of any Fiscal Quarter, the Borrower Current Ratio to be less than 1.10:1.0.

Section 7.03 Reporting Requirements. The Loan Parties, as applicable, will furnish to the Administrative Agent, who shall distribute copies of the following to each Lender:

(a) (i) if the Guarantor’s securities are not registered pursuant to Section 12 of the Exchange Act, as soon as available and in any event within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, consolidated and to the extent prepared, consolidating balance sheets of the Guarantor as of the end of such Fiscal Quarter and consolidated and consolidating statements of income and cash flows of the Guarantor for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter or (ii) if the Guarantor’s securities are registered pursuant to Section 12 of the Exchange Act, promptly but in any event within three (3) Business Days of the date on which the Guarantor files such form with the SEC for each of the first three Fiscal Quarters of each Fiscal Year, the Guarantor’s Form 10-Q or such other form prepared and filed in accordance with the SEC’s rules and regulations that contains quarterly unaudited financial information for the Guarantor and its consolidated Subsidiaries, in each case filed in accordance with the SEC’s rules and regulations, for such Fiscal Quarter together with, to the extent prepared, consolidating balance sheets of the Guarantor as of the end of such Fiscal Quarter and consolidating statements of income and cash flows of the Guarantor for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending at the end of such Fiscal Quarter;

(b) as soon as available and in any event within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, consolidated and, to the extent prepared, consolidating balance sheets of each Borrower as of the end of such Fiscal Quarter and consolidated and consolidating statements of income and cash flows of each Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter together with, to the extent prepared, consolidating balance sheets of each Borrower as of the end of such Fiscal Quarter and consolidating statements of income and cash flows of each Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending at the end of such Fiscal Quarter;

(c) as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year beginning with Fiscal Year 2010, a copy of the annual audit report for such Fiscal Year for the Borrowers as of the end of such Fiscal Year and consolidated and, to the extent prepared, consolidating statements of income and cash flows of the Borrowers for such Fiscal Year, and accompanied by an unqualified opinion of the auditors stating that such financial statements present fairly in all material respects the financial position of each Borrower for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with, to the extent prepared, consolidating balance sheets of the Borrowers as of the end of such Fiscal Year and consolidating statements of income and cash flows of such Borrower for such Fiscal Year;

(d) (i) if the Guarantor’s securities are not registered pursuant to Section 12 of the Exchange Act, as soon as available and in any event within one hundred twenty (120) days after Fiscal Year 2009 and each Fiscal Year thereafter, a copy of the annual audit report for such Fiscal Year for the Guarantor as of the end of such Fiscal Year and consolidated and, to the extent prepared, consolidating statements of income and cash flows of the Guarantor for such Fiscal Year, and accompanied by an unqualified opinion of the auditors stating that such financial statements present fairly in all material respects the financial position of the Guarantor for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or (ii) if the Guarantor’s securities are registered pursuant to Section 12 of the Exchange Act, promptly but in any event within three (3) Business Days of the date on which the Borrower files such form with the SEC for each Fiscal Year, the Guarantor’s Form 10-K or such other form prepared and filed in accordance with the SEC’s rules and regulations that contains annual audited financial information for the Guarantor and its consolidated Subsidiaries, in each case filed in accordance with the SEC’s rules and regulations, for such Fiscal Year together with, to the extent prepared, consolidating balance sheets of the Guarantor as of the end of such Fiscal Year and consolidating statements of income and cash flows of the Borrowers for such Fiscal Year;

(e) concurrently with the delivery of the financial statements referred to in Sections 7.03(a), (b), (c) and (d), a certificate executed by a Financial Officer of the Borrowers or, in the case of the financial statements of the Guarantor, a Financial Officer of the Guarantor stating that:

(i)	such financial statements fairly present in all material respects the financial condition and results of operations of the Borrowers on the dates and for the periods indicated in accordance with GAAP subject, in the case of interim financial statements, to the absence of notes and normally recurring year-end adjustments;

(ii)	such Financial Officer has reviewed the terms of the Financing Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of such Person during the accounting period covered by such financial statements; and

(iii)	as a result of such review such Financial Officer has concluded that no Default or Event of Default has occurred during the period covered by such financial statements through and including the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action that the Borrowers have taken and proposes to take in respect thereof;

(f) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to any Loan Party (or the audit or finance committee of any Loan Party) by the auditors in connection with the accounts or books of any Loan Party or any audit of any Loan Party;

(g) as soon as possible and in any event within two (2) days after the occurrence of any Default or Event of Default, a statement of an Authorized Officer of the applicable Loan Party setting forth details of such Default or Event of Default and the action that the applicable Loan Party has taken and proposes to take with respect thereto;

(h) within five (5) days after any Loan Party obtains knowledge thereof a statement of an Authorized Officer of such Loan Party setting forth details of:

(i)	any litigation or governmental proceeding pending or threatened in writing against any Loan Party that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(ii)	any other event, act or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(i) as soon as possible and in any event within five (5) Business Days after any Loan Party knows, or has reason to know, that any of the events described below have occurred, a duly executed certificate of an Authorized Officer of the applicable Loan Party setting forth the details of each such event and the action that the applicable Loan Party proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service, Department of Labor or that may be required by the PBGC or other U.S. Governmental Authority with respect to each such event:

(i)	any Termination Event with respect to an ERISA Plan or a Multiemployer Plan has occurred or will occur that would reasonably be expected to result in any material liability to any Loan Party;

(ii)	any condition exists with respect to a Plan that presents a material risk of termination of a Plan (other than a standard termination under Section 4041(b) of ERISA) or other material liability on the Loan Parties;

(iii)	an application has been filed for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA under any Plan with respect to a Plan;

(iv)	any Loan Party or any Plan fiduciary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA that would reasonably be expected to result in material liability to any Loan Party;

(v)	there exists any Unfunded Benefit Liabilities under any ERISA Plan;

(vi)	any condition exists with respect to a Multiemployer Plan that presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) from a Multiemployer Plan that would reasonably be expected to result in any liability to any Loan Party;

(vii)	a “default” (as defined in Section 4219(c)(5) of ERISA) occurs with respect to payments to a Multiemployer Plan and such default would reasonably be expected to result in any liability to any Loan Party;

(viii)	a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA);

(ix)	any Loan Party and/or any ERISA Affiliate has incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA); or

(x)	there is an action brought against any Loan Party or any of its ERISA Affiliates under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA;

(j) as soon as possible and in any event within five (5) Business Days after the receipt by any Loan Party of a demand letter from the PBGC notifying such Loan Party of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a duly executed certificate of an Authorized Officer of such Loan Party setting forth the action that such Loan Party proposes to take with respect thereto;

(k) as soon as possible and in any event within five (5) Business Days after the existence of any of the following conditions, a duly executed certificate of an Authorized Officer of the applicable Loan Party specifying in detail the nature of such condition and, if applicable, proposed response thereto by the Loan Parties:

(i)	receipt by any Loan Party of any written communication from a Governmental Authority or any written communication from any other Person or other source of written information, including reports prepared by such Loan Party that alleges or states that such Loan Party or any of its Environmental Affiliates is not in material compliance with applicable Environmental Laws or Environmental Approvals;

(ii)	such Loan Party obtains knowledge that there exists any Environmental Claim pending or threatened against such Loan Party or any of its Environmental Affiliates;

(iii)	such Loan Party obtains knowledge of any release, threatened release, emission, discharge or disposal of any Materials of Environmental Concern or obtains knowledge of any non-compliance with any Environmental Law that, in either such case, could reasonably be expected to form the basis of an Environmental Claim against such Loan Party or any Environmental Affiliate; or

(iv)	any Removal, Remedial or Response action taken by such Loan Party or any other Person in response to any Materials of Environmental Concern in, at, on or under, a part of or about such Loan Party properties, or properties that such Loan Party leases, or any notice, claim or other information that such Loan Party might be subject to an Environmental Claim;

(l) each Loan Party shall, maintain and make available for inspection by the Administrative Agent, the Lenders and their agents and employees, on reasonable notice during regular business hours, accurate and complete records of all correspondence, investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by such Loan Party to such Loan Party’s knowledge and to the extent obtained by such Loan Party, by such Governmental Authority or other Person in respect of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim;

(m) (i) within fifteen (15) Business Days after the last day of each month, (ii) in connection with any written request of the Borrowers to increase the Commitments and the Aggregate Commitment pursuant to Section 2.05 (Increase of Commitments), (iii) as soon as available but not later than three (3) Business Days following any request by the Administrative Agent and (iv) at any time in Borrowers’ sole discretion, a certificate in substantially the form of Exhibit D hereto (the “Borrowing Base Certificate”) signed by an Authorized Officer of the Borrowers supplying computations of the Borrowing Base as of such last day or day of such requests, as the case may be, accompanied by such supporting documentation as the Administrative Agent may reasonably request;

(n) the Borrowers shall immediately notify the Administrative Agent if either Borrower obtains actual knowledge (or in the ordinary course of business without independent investigation should have knowledge) that any Account Receivable that is included in Eligible Receivables that individually is equal to or greater than five hundred thousand Dollars ($500,000) in value becomes uncollectible or if either Borrower obtains actual knowledge (or in the ordinary course of business without independent investigation should have knowledge) that an Insolvency Event occurs with respect to the account debtor with respect to any such Account Receivable or such account debtor fails, suspends business operations or calls a meeting of its creditors for the purpose of obtaining any financial concession or accommodation;

(o) within ten (10) Business Days after the end of each Fiscal Quarter, the Borrowers shall deliver to the Administrative Agent (i) a report describing all of the Commodity Hedging Arrangements in effect as of the date of such report and (ii) a duly authorized certificate of an Authorized Officer of the Borrowers stating that the Commodity Hedging Arrangements set forth in the report delivered pursuant to clause (i) have been entered into in accordance with the Commodity Risk Management Plan;

(p) upon request from the Administrative Agent, information on each Borrower’s progress to improve management information systems and on financial controls implemented by such Borrower; and

(q) other information reasonably requested by the Administrative Agent or any Lender, through the Administrative Agent.

(r) (i) the Borrowers shall notify the Administrative Agent within five (5) Business Days if either Borrower obtains actual knowledge (or in the ordinary course of business without independent investigation should have knowledge) that any counterparty to a Contractual Obligation is rejecting or has rejected as not conforming with the quality specifications set forth in such Contractual Obligation more than five thousand (5,000) gallons of biodiesel tendered for sale under such Contractual Obligation and such biodiesel was included as Eligible Inventory in the Borrower’s most recent Borrowing Base Certificate, and (ii) within seven (7) Business Days of such rejection, Borrowers shall submit to the Administrative Agent a revised Borrowing Base Certificate in which the Eligible Receivables and/or Eligible Inventory shall be reduced by (A) the amount of such non-conforming biodiesel rejected as described in subclause (i) of this paragraph and (B) the amount of any biodiesel, previously included as Eligible Inventory, that is stored in any tank or at any terminal from which the rejected biodiesel was tendered for sale if, subsequent to such rejection, a test has not been performed at such tank or terminal that demonstrates, to the satisfaction of the Administrative Agent, that the biodiesel then stored in such tank and at such terminal conforms with the quality specifications set forth in such Contractual Obligation.

(s) if the relevant Governmental Authority rejects (for reasons other than administrative error) any “alcohol fuel mixture credit” for which a Borrower has requested payment as a Blender’s Production Credit, such Borrower shall, within five (5) Business Days, notify the Administrative Agent of such rejection.

ARTICLE VIII

DEFAULT AND ENFORCEMENT

Section 8.01 Events of Default. Each of the following events or occurrences described in this Section 8.01 shall constitute an Event of Default.

(a) Nonpayment. (i) The Borrowers fail to pay any amount of principal of any Loan when the same becomes due and payable or (ii) the Borrowers fail to pay any interest on any Loan or any fee or other Obligation or amount payable hereunder or under any other Financing Document within three (3) days after the same becomes due and payable, or (iii) the Guarantor or the Pledgor fail to pay any Obligation for which it is liable hereunder or under any Financing Document to which it is a party within three (3) days after the same becomes due and payable.

(b) Breach of Warranty. Any representation or warranty of any Loan Party made or deemed to be restated or remade in any Financing Document is incorrect or misleading in any material respect when made or deemed made, and such fact, event or circumstance resulting in such incorrect or misleading representation or warranty is not cured, corrected or otherwise remedied within thirty (30) days from the earlier of (i) the date such Loan Party obtains, or should have obtained, knowledge thereof, and (ii) the date such Loan Party receives notice from the Administrative Agent thereof.

(c) Non-Performance of Certain Covenants and Obligations. Any Loan Party defaults in the due performance and observance of any of its applicable obligations under any covenant set forth in Section 7.01(g) (Affirmative Covenants — Conduct of Business and Maintenance of Existence), Section 7.01(j) (Affirmative Covenants — Maintenance of Liens) or Section 7.02 (Negative Covenants) of this Agreement, or any negative covenant under any other Financing Document to which it is a party.

(d) Non-Performance of Other Covenants and Obligations. Any Loan Party defaults in the due performance and observance of any applicable covenant or agreement (other than covenants and agreements referred to in Section 8.01(a) or 8.01(c)) contained in any Financing Document to which it is a party, and such default continues unremedied for a period of thirty (30) days from the earlier of (i) the date such Loan Party obtains, or should have obtained, knowledge thereof, and (ii) the date such Loan Party receives notice from the Administrative Agent thereof.

(e) Borrower Cross Defaults. Any Borrower is in Financial Default.

(f) Judgments. Any final judgment or order providing for non-monetary relief that has had or could reasonably be expected to have a Material Adverse Effect, is rendered against any Loan Party, or any final judgment or order not covered by insurance is rendered against any Loan Party requiring such Loan Party to pay an amount in excess of one million Dollars ($1,000,000) in the aggregate.

(g) ERISA Events. (i) Any Termination Event occurs, (ii) any Plan incurs an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), (iii) any Loan Party or any member of a Loan Party’s ERISA Controlled Group engages in a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA that is expected to result in material liability, (iv) any Loan Party or any ERISA Affiliate fails to pay when due any amount it has become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, (v) a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer it, (vi) any Loan Party or any ERISA Affiliate suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (vii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code, as amended) of all accrued benefits under such Plan or Plans exceeds the then-current value of the assets allocable to such benefits by more than one million Dollars ($1,000,000) at such time, or (viii) any other event or condition occurs or exists with respect to any Plan that would subject any Loan Party to any material tax, penalty or other liability.

(h) Insolvency Event. An Insolvency Event occurs with respect to any Loan Party.

(i) Unenforceability of Documentation. At any time after the execution and delivery thereof:

(i)	any Financing Document ceases to be in full force and effect;

(ii)	any Financing Document is revoked or terminated, becomes unlawful or is declared null and void by a Governmental Authority of competent jurisdiction;

(iii)	any Financing Document becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by or on behalf of any party thereto other than the Senior Secured Parties;

(iv)	any Lien against any Collateral having a book value in excess of five hundred thousand Dollars ($500,000) in the aggregate ceases to be a first-priority, perfected Lien in favor of the Collateral Agent, or the enforceability thereof is contested by any Loan Party, or any of the Security Documents ceases to provide the security intended to be created thereby with the priority intended to be created thereby; or

(v)	any party to a Lease Document contests the enforceability, applicability or validity of any provisions of such Lease Document.

(j) Change of Control. Any Change of Control occurs.

(k) Guarantor Cross Defaults. The Guarantor is in Financial Default.

(l) Pledgor Cross Defaults. The Pledgor is in Financial Default.

(m) Term Loan Cross Default. The transactions contemplated by the Put/Call Agreement (as defined in the Term Loan Definitions) are consummated while a Default or Event of Default (as each such term is defined in the Term Loan Definitions) is continuing or after giving effect to the consummation of such transactions, an Event of Default (as such term is defined in the Term Loan Definitions) occurs and is continuing.

(n) Environmental Matters. (i) Any Environmental Claim has occurred with respect to any Loan Party or any Environmental Affiliate, (ii) any release, Threat of Release, emission, discharge or disposal of any Material of Environmental Concern occurs, and such event would reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any Environmental Affiliate, or (iii) any violation or alleged violation of any Environmental Law or Environmental Approval occurs that could reasonably result in an Environmental Claim against any Loan Party or, to the extent any Loan Party may have liability, any Environmental Affiliate that, in the case of any of (i), (ii) or (iii) above, could reasonably be expected to result in liability for any Loan Party in an amount greater than fifty thousand Dollars ($50,000) for any single claim or two hundred fifty thousand Dollars ($250,000) for all such claims during any twelve (12) month period or could otherwise reasonably be expected to result in a Material Adverse Effect.

(o) First Train Completion. The First Train Completion Date does not occur on or before the First Train Completion Date Certain.

(p) Second Train Completion. The Second Train Completion Date does not occur on or before the Second Train Completion Date Certain.

(q) Tank Completion. The Tank Completion Date does not occur on or before the Tank Completion Date Certain.

Section 8.02 Action Upon Bankruptcy. If any Event of Default described in Section 8.01(h) (Events of Default – Insolvency Event) occurs with respect to any Loan Party, any outstanding Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loans and all other Obligations shall automatically be and become immediately due and payable, without notice, demand or further act of the Administrative Agent, the Collateral Agent or any other Senior Secured Party. During the continuance of such an Event of Default, the Administrative Agent may, or upon the direction of the Required Lenders shall, instruct the Collateral Agent to exercise any or all remedies provided for under this Agreement or the other Financing Documents.

Section 8.03 Action Upon Other Event of Default. (a) If any other Event of Default occurs for any reason, whether voluntary or involuntary, and is continuing, the Administrative Agent may, or upon the direction of the Required Lenders shall, by written notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or any outstanding Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations that has been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, any outstanding Commitments shall terminate. During the continuance of such an Event of Default, the Administrative Agent may, or upon the direction of the Required Lenders shall, instruct the Collateral Agent to exercise any or all remedies provided for under this Agreement or the other Financing Documents.

(b) Any declaration made pursuant to Section 8.03(a) may, should the Required Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrowers at any time after the principal of the Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

Section 8.04 Application of Proceeds. Any moneys received by the Collateral Agent after the occurrence and during the continuance of an Event of Default may be held by the Collateral Agent as Collateral and/or, at the direction of the Administrative Agent, may be applied in full or in part by the Collateral Agent against the Obligations in the following order of priority (but without prejudice to the right of the Collateral Agent to recover any shortfall from the Borrowers) and, after its execution:

(a) first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including the fees and the fees, costs and expenses of counsel and amounts payable under Article IV (Eurodollar Rate and Tax Provisions)) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause first;

(b) second, to payment of that portion of the Obligations (excluding principal and accrued interest on the Loans) constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including the Fees and the fees, costs and expenses of counsel and amounts payable under Article IV (Eurodollar Rate and Tax Provisions)) payable to the Lenders, and the Qualified Counterparties ratably among the Lenders, and the Qualified Counterparties in proportion to the amounts described in this clause second payable to them, as certified by the Administrative Agent;

(c) third, to payment of the portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the Loans and each Interest Rate Protection Agreement (other than any payments of Swap Termination Value), ratably among the Lenders and Qualified Counterparties in proportion to the respective amounts described in this clause third payable to them, as certified by the Administrative Agent;

(d) fourth, to payment of the principal amount of the Loans and payment of Swap Termination Value due and owing under any Interest Rate Protection Agreement ratably among the Lenders and Qualified Counterparties in proportion to the respective amounts described in this clause fourth held by them, as certified by the Administrative Agent; and

(e) last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable Law.

ARTICLE IX

GUARANTEE

Section 9.01 Guarantee. The Guarantor hereby guarantees to the Senior Secured Parties the performance and prompt payment in full when due (whether at stated maturity, upon acceleration, upon any optional or mandatory prepayment or otherwise) of the Guaranteed Obligations in each case strictly in accordance with their terms. The Guarantor hereby further agrees that if a Borrower fails to pay in full when due (whether at stated maturity, upon acceleration, upon any optional or mandatory prepayment or otherwise) all or any part of the Guaranteed Obligations, the Guarantor will immediately pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of all or any part of the Guaranteed Obligations, it will timely pay the same in full when due (whether at extended maturity, upon acceleration, upon any optional or mandatory prepayment or otherwise) in accordance with the terms of that extension or renewal. This guarantee is irrevocable and unconditional in nature and is made with respect to any Guaranteed Obligations now existing or in the future arising. The liability of the Guarantor under this guarantee shall continue until full satisfaction of all the Guaranteed Obligations. This guarantee is a guarantee of due and punctual payment and performance and is not merely a guarantee of collection.

Section 9.02 Obligations Unconditional. The obligations of the Guarantor under Section 9.01 (Guarantee) shall be continuing, irrevocable, primary, absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of any Financing Document or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.02 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter, limit or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional, as described above, without regard to and not be released, discharged or in any way affected (whether in full or in part) by:

(a) any modification or amendment (including, without limitation, by way of amendment, extension, renewal, novation or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Financing Document or any other agreement or instrument whatsoever relating thereto;

(b) any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of the Guarantor hereunder or of any other guarantee of all or any part of the Guaranteed Obligations;

(c) any exchange, substitution, release, non-perfection or impairment of any collateral securing payment of any Guaranteed Obligation;

(d) any release of any other Person (including, without limitation, any other guarantor with respect to the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

(e) any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guarantee of (including, without limitation, any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;

(f) any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligation, any guarantee or other liability in respect thereof or any collateral or other security for any of the foregoing; any sale, exchange, release, substitution, compromise or other action in respect of any such collateral or other security; or any failure to create, protect, perfect, secure, insure, continue or maintain any liens in any such collateral or other security;

(g) the exercise of any right or remedy available under the Financing Documents, at law, in equity or otherwise in respect of any collateral or other security for any Guaranteed Obligation or for any guarantee or other liability in respect thereof, in any order and by any manner thereby permitted, including, without limitation, foreclosure on any such collateral or other security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable;

(h) any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations or any other obligations of the Loan Parties or any other Person directly or indirectly liable for any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application;

(i) any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to the Loan Parties, the Guarantor or a surety or guarantor generally, other than irrevocable payment, performance, satisfaction or discharge in full (in accordance with the terms of the applicable Financing Document);

(j) the giving of any consent to the merger or consolidation or, the sale of substantial assets by, or other restructuring or termination of the existence of the Loan Parties or any other Person or any disposition of any shares of the Guarantor; or

(k) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Loan Party or its assets or any resulting release or discharge of any Guaranteed Obligation. The Guarantor acknowledges and agrees that the Guaranteed Obligations include interest on the Guaranteed Obligations at the applicable rate therefor under the Financing Documents, which accrues after the commencement of any such proceeding (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such Guaranteed Obligations include the interest which would have accrued on such portion of the Guaranteed Obligations if said proceedings had not been commenced), since it is the intention of the parties that the amount of the Guaranteed Obligations which is guaranteed by the Guarantor should be determined without regard to any rule of law or order which may relieve a Loan Party of any portion of the Guaranteed Obligations. The Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Collateral Agent, or allow the claim of the Collateral Agent in respect of, interest which would have accrued after the date on which such proceeding is commenced.

(l) Should any money due or owing hereunder not be recoverable from the Guarantor for any reason, whether by operation of law or otherwise, then, in any such case, such money shall nevertheless be recoverable by the Collateral Agent from the Guarantor as though the Guarantor were the principal debtor in respect thereof and not merely a guarantor and shall be paid by the Guarantor forthwith.

Section 9.03 Waiver.

(a) The Guarantor hereby expressly waives promptness, diligence, presentment, demand for payment or performance and protest; filing of claims with any court; any proceeding to enforce any provision of the Financing Documents; notice of acceptance of and reliance on this Agreement by the Senior Secured Parties, notice of the creation of any Guaranteed Obligations, and any other notice whatsoever; any requirement that the Collateral Agent exhaust any right, remedy, power or privilege or proceed or take any other action against the Loan Parties under any Financing Document, to which they are parties or any lien or encumbrance on, or any claim of payment against, any property of the Loan Parties or any other agreement or instrument referred to therein, or any other Person under any other guarantee of, or lien securing, or claim for payment of, any of the Guaranteed Obligations; any right to require a proceeding by the Collateral Agent first against the Loan Parties whether to marshal any assets or to exhaust any right or take any action against the Loan Parties or any other Person or any collateral or otherwise, any diligence in collection or protection for realization upon any Guaranteed Obligation; any obligation hereunder or any collateral security for any of the foregoing; any right of protest, presentment, notice or demand whatsoever, and any claims of waiver, release, surrender, alteration or compromise and all defenses, set-offs counterclaims, recoupments, reductions, limitations, impairments or terminations, whether arising hereunder or otherwise. The Guarantor further waives (i) any requirement that the Loan Parties or any other Person be joined as a party to any proceeding for the enforcement by the Collateral Agent of any of the Guaranteed Obligations and (ii) the filing of claims by the Collateral Agent in the event of the receivership or bankruptcy of a Loan Party. The Collateral Agent shall have the right to bring suit directly against the Guarantor with respect to the obligations owed to the Collateral Agent hereunder either prior to or concurrently with any lawsuit against, or without bringing any suit against the Guarantor, the Loan Parties or any other Person.

(b) The enforceability and effectiveness of this Agreement and the liability of the Guarantor, and the rights, remedies, powers and privileges of the Collateral Agent under this Agreement shall not be affected, limited, reduced, discharged or terminated, and the Guarantor hereby expressly waives, to the fullest extent permitted by law, any defense now or in the future arising, by reason of:

(i)	the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Financing Document, or any agreement, security document, guarantee or other instrument relating to all or any part of the Guaranteed Obligations;

(ii)	any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations;

(iii)	the illegality, invalidity or unenforceability of any security or guarantee for all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any lien or encumbrance on any collateral for all or any part of the Guaranteed Obligations;

(iv)	the cessation, for any cause whatsoever, of the liability of the Guarantor for all or any part of the Guaranteed Obligations (other than by reason of the full payment and performance of all Guaranteed Obligations);

(v)	any failure of the Collateral Agent to give notice of sale or other disposition of any collateral (including any notice of any judicial or nonjudicial foreclosure or sale of any interest in real property serving as collateral for all or any part of the Guaranteed Obligations) for all or any part of the Guaranteed Obligations to the Loan Parties, the Guarantor or any other Person or any defect in, or any failure by the Loan Parties, the Guarantor or any other Person to receive, any notice that may be given in connection with any sale or disposition of any collateral;

(vi)	any failure of the Collateral Agent to comply with applicable laws in connection with the sale or other disposition of any collateral for all or any part of the Guaranteed Obligations;

(vii)	any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Guaranteed Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of either the Loan Parties or the Guarantor or may preclude the Loan Parties or the Guarantor from obtaining reimbursement, contribution, indemnification or other recovery from the other or any other Person and even though the Loan Parties or the Guarantor may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(viii)	any act or omission of the Collateral Agent or any other Person that directly or indirectly results in or aids the discharge or release of a Loan Party of any part of the Guaranteed Obligations or any security or guarantee (including any letter of credit) for all or any part of the Guaranteed Obligations by operation of law or otherwise;

(ix)	any law which provides that the obligation of a surety or the Guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or the Guarantor’s obligation in proportion to the principal obligation;

(x)	any counterclaim, set-off or other claim which a Loan Party or any other guarantor of all or any part of the Guaranteed Obligations has or alleges to have with respect to all or any part of the Guaranteed Obligations;

(xi)	any failure of the Collateral Agent to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

(xii)	the election by the Collateral Agent, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code;

(xiii)	any extension of credit or the grant of any lien or encumbrance under Section 364 of the Bankruptcy Code;

(xiv)	any use of cash collateral under Section 363 of the Bankruptcy Code;

(xv)	any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person;

(xvi)	the avoidance of any lien or encumbrance in favor of the Collateral Agent for any reason;

(xvii)	any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding; or

(xviii)	any action taken by the Collateral Agent that is authorized by this Agreement or by any other provision of any Financing Document or any omission to take any such action.

Section 9.04 Reinstatement. The obligations of the Guarantor hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Guarantor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantor agrees that it will indemnify the Collateral Agent on demand for all reasonable and reasonably documented costs and expenses (including reasonable and reasonably documented fees of counsel) incurred by the Collateral Agent in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 9.05 Subrogation.

(a) To the extent of any payments made hereunder, the Guarantor shall be subrogated to the rights of the Senior Secured Parties, but the Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the rights of the Senior Secured Parties under the Financing Documents for which full payment has not been made or provided for and, to that end, the Guarantor agrees not to claim or enforce any such right of subrogation or any right of set-off or any other right which may arise on account of any payment made by the Guarantor in accordance with the provisions of this Agreement unless and until all of the Guaranteed Obligations owned or held by Persons other than the Guarantor and all other sums due or payable under the Financing Documents have been fully, finally and indefeasibly, paid and discharged.

(b) If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the indefeasible and unconditional payment, discharge or performance in full of the Guaranteed Obligations and all other amounts payable under the Financing Documents, such amount shall be held in trust for the benefit of the Collateral Agent and shall forthwith be paid to the Collateral Agent to be credited and applied upon and against the Guaranteed Obligations, to the extent then matured, in accordance with the terms of the Financing Documents, or, to the extent not then matured or existing, be held by the Collateral Agent as collateral security for the Guaranteed Obligations.

Section 9.06 Remedies. The Guarantor agrees that, as between the Guarantor and the Collateral Agent, any obligations of the Loan Parties to the Senior Secured Parties under any of the Financing Documents may be declared to be forthwith due and payable in accordance with the terms of this Agreement and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Loan Parties) shall forthwith become due and payable by the Guarantor for purposes of this Agreement. For the avoidance of doubt, it is understood and agreed that any amount payable by the Guarantor pursuant to the immediately preceding sentence is intended to be applied to the payment or prepayment (as the case may be) of the related obligations of the Loan Parties (whether or not due and payable). Each of the obligations of the Guarantor under this Agreement is separate and independent of the Guaranteed Obligations, and the Guarantor agrees that a separate action or actions may be brought and prosecuted by the Collateral Agent against the Guarantor to enforce this Agreement, irrespective of whether any action is brought by the Collateral Agent against the Loan Parties under any Financing Document or whether a Loan Party is joined in any such action or actions.

Section 9.07 Continuing Guarantee. This guarantee is a continuing, absolute and unconditional guarantee of payment and performance and shall remain in full force and effect until all Guaranteed Obligations whenever arising have been paid in full in cash and all obligations of the Guarantor hereunder shall have been paid in full in cash.

ARTICLE X

THE AGENTS

Section 10.01 Appointment and Authority. (a) Each of the Lenders (in its capacity as Lender) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Financing Document, together with such actions as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents, and the Lenders, and no Loan Party or any other Person shall have rights as a third party beneficiary of any of such provisions.

(b) Each Lender (in its capacity as Lender) hereby appoints WestLB as its Administrative Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Administrative Agent for the Lenders in accordance with the terms of this Agreement and each other Financing Document. Each Lender appoints and authorizes the Administrative Agent to act on behalf of such Lender, under each Financing Document to which it is a party and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 10.01 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(c) Each Senior Secured Party (in its capacity as Lender) hereby appoints WestLB as its Collateral Agent under and for purposes of each Financing

Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Collateral Agent for the Senior Secured Parties in accordance with the terms of this Agreement and each other Financing Document. Each Senior Secured Party hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Senior Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Loan Party to the Collateral Agent in order to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this respect the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent, as the case may be, pursuant to Section 10.05 (Delegation of Duties) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, as the case may be, shall be entitled to the benefits of all provisions of this Article X and Article XI (Miscellaneous Provisions) (including Section 11.08 (Indemnification by the Borrowers), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Financing Documents) as if set forth in full herein with respect thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Financing Documents, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Senior Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.02 Rights as a Lender. Each Person serving as Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Lender, as any other Lender, and may exercise the same as though it were not an Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with either Borrower or Affiliates of either Borrower as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or any other Agent.

Section 10.03 Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, no Agent shall:

(i)	be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Financing Document or applicable Law; or

(iii)	except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, nor shall any Agent be liable for any failure to disclose, any information relating to either Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as may be necessary, or as such Agent may believe in good faith to be necessary, under the circumstances as provided in Section 10.01 (Appointment and Authority)), or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent in writing by either Borrower or a Lender.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or continuance of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Security Document, or (v) the satisfaction of any condition set forth in Article VI (Conditions Precedent) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to any such Agent.

Section 10.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender, unless such Agent has received notice to the contrary from such Lender, prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with their acting as Agent.

Section 10.06 Resignation or Removal of Agent. (a) Any Agent may resign from the performance of all its functions and duties hereunder and/or under the other Financing Documents at any time by giving thirty (30) days’ prior notice to each Loan Party and the Lenders. Any Agent may be removed at any time by the Required Lenders for the Agent’s gross negligence or willful misconduct. In the event that WestLB is no longer an Agent, any successor Agent may be removed at any time with cause by the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Agent, in accordance with this Section 10.06.

(b) Upon any notice of resignation by any Agent or upon the removal of any Agent by the Required Lenders, the Required Lenders shall appoint a successor Agent hereunder and under each other Financing Document who shall be a commercial bank having a combined capital and surplus of at least one hundred million Dollars ($100,000,000).

(c) If no successor Agent has been appointed by the Required Lenders within thirty (30) days after the date such notice of resignation was given by such Agent or the Required Lenders elected to remove such Agent, any Lender may petition any court of competent jurisdiction for the appointment of a successor Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Agent, as applicable, who shall serve as Agent, hereunder and under each other Financing Document until such time, if any, as the Required Lenders appoint a successor Agent, as provided above.

(d) Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent, and the retiring (or removed) Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents. After the retirement or removal of any Agent hereunder and under the other Financing Documents, the provisions of this Article X shall continue in effect for the benefit of such retiring (or removed) Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(e) If a retiring or removed Agent is the Collateral Agent, such Collateral Agent will promptly transfer any Collateral in the possession or control of such Collateral Agent to the successor Collateral Agent and will execute and deliver such notices, instructions and assignments as may be reasonably necessary or desirable to transfer the rights of the Collateral Agent with respect to such Collateral property to the successor Collateral Agent.

Section 10.07 No Amendment to Duties of Agent Without Consent. No Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such Agent shall have given its prior written consent, in its capacity as Agent, thereto.

Section 10.08 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its Loans. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.09 Administrative Agent May File Proofs of Claim. (a) In case of the pendency of any Insolvency Event relative to either Borrower or any other Loan Party (including any event described in Section 8.01(h) (Events of Default - Insolvency Event)), the Administrative Agent or, at the direction of the Administrative Agent, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or Collateral Agent or any other Senior Secured Party shall have made any demand on a Borrower or any other Loan Party) shall be entitled and empowered, but shall not be obligated, by intervention in such proceeding or otherwise:

(i)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Senior Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Senior Secured Parties and their respective agents and counsel and all other amounts due the Senior Secured Parties under Sections 3.11 (Fees), 11.06 (Costs and Expenses) and 11.08 (Indemnification by the Borrowers)) allowed in such judicial proceeding; and

(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or, at the direction of the Administrative Agent, Collateral Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Senior Secured Parties, to pay to the Administrative Agent or, at the direction of the Administrative Agent, Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 3.11 (Fees), 11.06 (Costs and Expenses) and 11.08 (Indemnification by the Borrowers).

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Senior Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Senior Secured Party in any such proceeding.

Section 10.10 Collateral Matters. (a) The Senior Secured Parties irrevocably authorize the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Financing Document for the benefit of the Senior Secured Parties (i) upon the occurrence of the Discharge Date, (ii) if approved, authorized or ratified in writing in accordance with Section 11.01 (Amendments, Etc.), or (iii) if such a release is permitted under the Financing Documents.

(b) Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the Borrowers or such other Loan Party, as applicable, such documents as such Person may reasonably request to evidence the release of such item of Collateral from the Lien granted under the Security Documents in accordance with the terms of the Financing Documents and this Section 10.10.

Section 10.11 Copies. Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by a Borrower or any other Loan Party pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to the Lenders, as applicable, by a Borrower or such Loan Party, as applicable). Each Agent will distribute to each Lender each document or instrument (including each document or instrument delivered by any Loan Party to such Agent pursuant to Article V (Representations and Warranties), Article VI (Conditions Precedent) and Article VII (Covenants)) received for its account and copies of all other communications received by such Agent from any Loan Party for distribution to the Lenders Bank by such Agent in accordance with the terms of this Agreement or any other Financing Document.

Section 10.12 No Lead Arranger or Bookrunner Duties. Anything herein to the contrary notwithstanding, no Lead Arranger or Bookrunner shall have any powers, duties or responsibilities under this Agreement or any of the other Financing Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by any Loan Party herefrom or therefrom, shall be effective unless in writing signed by the Required Lenders and, in the case of an amendment, each Loan Party or, as the case may be, the applicable Loan Party, and in each such case acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 6.01 (Conditions to Closing Date) or Section 6.02 (Conditions to All Borrowings) without the written consent of all of the Lenders;

(b) except as provided in Section 2.05 (Increase in Commitments), extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.03(a) (Action Upon Other Event of Default) without the prior written consent of such Lender;

(c) postpone any date scheduled for any payment of principal or interest under Section 3.01 (Repayment of Borrowings) or 3.02 (Interest Payment Dates), or any date fixed by the Administrative Agent for the payment of Fees or other amounts due to the Lenders (or any of them) hereunder or under any other Financing Document without the prior written consent of each Lender affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any Fees or other amounts (including any mandatory prepayments under Section 3.08 (Mandatory Prepayment) payable hereunder or under any other Financing Document to any Lender without the prior written consent of each Lender directly affected thereby; provided that only the prior written consent of the Required Lenders shall be necessary to amend the definition of Default Rate or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e) change the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.06 (Termination or Reduction of Commitments), Section 3.07 (Optional Prepayment) or 3.08 (Mandatory Prepayment), respectively, in any manner without the prior written consent of each Lender affected thereby;

(f) change any provision of this Section 11.01, the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender; provided, that any change in the definition of Required Lenders shall require the prior written consent of each Lender; or

(g) release (i) any Loan Party from all or substantially all of its obligations under any Financing Document, or (ii) all or substantially all of the Collateral in any transaction or series of related transactions, without the prior written consent of each Lender;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Financing Document.

Section 11.02 Applicable Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES.

(b) SUBMISSION TO JURISDICTION. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SENIOR SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST ANY PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.02(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Appointment of Process Agent and Service of Process. Each Loan Party hereby appoints C T Corporation System with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on behalf of itself services of copies of the summons and complaint and any other process that may be served in any such action or proceeding in the State of New York. If for any reason the Process Agent shall cease to act as such for any Person, such Person hereby agrees to designate a new agent in New York City on the terms and for the purposes of this Section 11.02 reasonably satisfactory to the Required Lenders. Such service may be made by mailing or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to receive and forward such service on its behalf. As an alternative method of service, each Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 11.11 (Notices and Other Communications). Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document in the courts of any jurisdiction.

(e) Immunity. To the extent that either Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 11.02(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.02.

Section 11.03 Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an Eligible Assignee in accordance with Section 11.03(b), (B) by way of participation in accordance with Section 11.03(d) or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.03(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 11.03 and, to the extent expressly contemplated hereby, the Related Parties of each Agent and Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, shall not be less than one million Dollars ($1,000,000) and in integral multiples of one hundred thousand Dollars ($100,000) in excess thereof, unless the Administrative Agent otherwise consents in writing; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan and the Commitment assigned; (iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of two thousand five hundred Dollars ($2,500); provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Funds managed by the same investment advisor (which Funds are not then Lenders hereunder), only a single such two thousand five hundred Dollars ($2,500) fee shall be payable for all such contemporaneous assignments; (iv) the Eligible Assignee, if it is not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire; and (vi) if the Aggregate Commitment is eighteen million Dollars ($18,000,000) or less, no assignment by a Lender of any of its rights or obligations under the Financing Documents shall be permitted if as a result of such assignment there will be more than three (3) Lenders under this Agreement. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.03(c), from and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01 (Eurodollar Rate Lending Unlawful), 4.03 (Increased Eurodollar Loan Costs), 4.05 (Funding Losses), 11.06 (Costs and Expenses) and 11.08 (Indemnification by the Borrowers) with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.03(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.03(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s office a copy of each Lender Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the

Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for consent to a material or other substantive change to the Financing Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, either Borrower or any Agent, sell participations to any Person (other than a natural person or either Borrower or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 (Amendments, Etc.) that directly affects such Participant. Subject to Section 11.03(e), each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 4.01 (Eurodollar Rate Lending Unlawful), 4.03 (Increased Eurodollar Loan Costs) and 4.05 (Funding Losses), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.03(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.14 (Right of Setoff) as though it were a Lender; provided such Participant agrees to be subject to Section 3.13 (Sharing of Payments) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 4.01 (Eurodollar Rate Lending Unlawful) or 4.03 (Increased Eurodollar Loan Costs) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrowers.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any corresponding rights under the other Financing Documents (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.04 Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto, and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement.

Section 11.05 Consultants. (a) The Required Lenders or the Administrative Agent may, in their sole discretion, appoint any consultant for the purposes specified herein. If any of the consultants is removed or resigns and thereby ceases to act for purposes of this Agreement and the other Financing Documents, the Required Lenders or the Administrative Agent, as the case may be, shall designate a consultant in replacement.

(b) The Borrowers shall reimburse each consultant appointed hereunder for the reasonable fees and documented expenses of such consultant retained on behalf of the Administrative Agent or the Lenders pursuant to this Section 11.05.

(c) In all cases in which this Agreement provides for any consultant to “agree,” “approve,” “certify” or “confirm” any report or other document or any fact or circumstance, such consultant may make the determinations and evaluations required in connection therewith based upon information provided by either Borrower or other sources reasonably believed by such consultant to be knowledgeable and responsible, without independently verifying such information; provided that, notwithstanding the foregoing, such consultant shall engage in such independent investigations or findings as it may from time to time deem necessary in its reasonable discretion to support the determinations and evaluations required of it.

Section 11.06 Costs and Expenses. The Borrowers shall pay (a) Closing Costs pursuant to Sections 6.02(i)(Conditions to All Borrowings – Fees; Expenses) and 7.01(r) (Affirmative Covenants – Closing Costs); (b) all reasonable out-of-pocket expenses incurred by the Lenders and the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all out-of-pocket expenses incurred by the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all out-of-pocket expenses incurred by the Agents or any Lender (including all fees, costs and expenses of counsel for any Senior Secured Party), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section 11.06, including in connection with any workout, restructuring or negotiations in respect of the Obligations; provided that payments made pursuant to subsection (a) above shall be subject to an aggregate maximum amount of three hundred thousand Dollars ($300,000) in respect of this Agreement and the Term Loan and the transactions contemplated hereby and thereby.

Section 11.07 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.08 Indemnification by the Borrowers. (a) The Borrowers hereby agree to indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of:

(i)	the execution or delivery of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(ii)	any Loan or the use or proposed use of the proceeds from such Loan;

(iii)	any actual or alleged presence, release or threatened release of Materials of Environmental Concern on or from property owned or operated by any Loan Party, or any liability pursuant to an Environmental Law related in any way to any Loan Party, except for releases of Materials of Environmental Concern that are determined by a court of competent jurisdiction by final and Non-Appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee;

(iv)	any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any of the members or shareholders, as applicable, managers or creditors of a Loan Party, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; and/or

(v)	any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by any Loan Party, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Lenders or the Agents without the knowledge of any Loan Party;

(vi)	provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and Non-Appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 11.08(a) to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this Section 11.08(b) are subject to the provisions of Section 2.03(d) (Borrowing of Loans). The obligations of the Lenders to make payments pursuant to this Section 11.08(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Lender to make payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.

(c) Except as otherwise provided in Article VI (Conditions Precedent), all amounts due under this Section 11.08 shall be payable not later than ten (10) Business Days after demand therefor.

Section 11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10 No Waiver; Cumulative Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.11 Notices and Other Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to any Loan Party or any Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.11; and

(ii)	if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire.

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.11(d) shall be effective as provided in Section 11.11(d).

(c) Notices and other communications to the Lenders or any Agent hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II (Commitments and Borrowing) if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II (Commitments and Borrowing) by electronic communication. Each of the Administrative Agent or the Borrowers may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the

“return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 11.11(d)(i) of notification that such notice or communication is available and identifying the website address therefor.

(e) Each of the Borrowers and the Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to each Borrower and each Agent.

(f) The Agents and the Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Agent, each Lender, and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

(g) So long as WestLB is the Administrative Agent, each Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the Closing Date (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to ny_agencyservices@westlb.com. In addition, the Borrowers agree to continue to provide the Communications to the Administrative Agent in the manner specified in the Financing Documents but only to the extent requested by the Administrative Agent.

(h) So long as WestLB is the Administrative Agent, each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on http: www.intralinks.com (or any replacement or successor thereto) or a substantially similar electronic transmission systems (the “Platform”).

(i) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO EITHER BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF EITHER BORROWER’S OR ANY AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(j) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in Schedule 11.11 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender, for purposes of the Financing Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(k) Notwithstanding clauses (g) to (j) above, nothing herein shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

Section 11.12 Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify each such Loan Party in accordance with the Patriot Act.

Section 11.13 Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to any Agent or Lender, or any Agent or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Event or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under Section 11.13(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.14 Right of Setoff. Each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the either Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Financing Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 11.14 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the relevant Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.15 Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.16 Survival. Notwithstanding anything in this Agreement to the contrary, Article V (Representations and Warranties) and Section 11.06 (Costs and Expenses) and 11.08 (Indemnification by the Borrowers) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

Section 11.17 Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives for the sole purpose of exercising such Agents’ or Lenders’ rights or performing such Agents’ or Lenders’ obligations under the Finance Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including the National Association of Insurance Commissioners or any other similar organization); (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 11.17, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrowers or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with such Agent or Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Loan or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Lender under any Financing Document (including any rating agency); (g) with the consent of each Loan Party; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.17 or (ii) becomes available to any Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Party received by it from such Lender). In addition, with the prior written consent of the Borrowers (so long as no Event of Default has occurred and is continuing), which consent shall not be unreasonably withheld, any Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments and a Borrowing. For the purposes of this Section 11.17, “Information” means written information that any Loan Party furnishes to any Agent or Lender after the date hereof (and designated at the time of delivery thereof in writing as confidential) pursuant to or in connection with any Financing Document, relating to the assets and business of any Loan Party, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by such Agent or Lender of its obligations hereunder, (ii) is or becomes available to such Agent or Lender from a source other than the Loan Party that is not, to the knowledge of such Agent or Lender, acting in violation of a confidentiality obligation with the Borrowers or (iii) is independently compiled by any Agent or Lender, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 11.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.18 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 11.19 Waiver of Litigation Payments. To the extent that any Loan Party may, in any action, suit or proceeding brought in any of the courts referred to in Section 11.02(b) (Applicable Law; Jurisdiction; Etc.) or elsewhere arising out of or in connection with this Agreement or any other Financing Document to which it is a party, be entitled to the benefit of any provision of Law requiring any Lender or any Agent in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of New York or, as the case may be, the jurisdiction in which such court is located.

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit Agreement to be executed by their respective officers as of the day and year first above written.

REG MARKETING & LOGISTICS GROUP, LLC, as Borrower

By:	/s/ Daniel J. Oh
Name: Daniel J. Oh Title: President

REG SERVICES GROUP, LLC, as Borrower

By:	/s/ Daniel J. Oh
Name: Daniel J. Oh Title: President

RENEWABLE ENERGY GROUP, INC., as Guarantor

By:	/s/ Daniel J. Oh
Name: Daniel J. Oh Title: President

WESTLB AG, NEW YORK BRANCH
as Sole Lead Arranger and Sole Bookrunner

By:	/s/ Keith Min
Name: Keith Min Title: Managing Director

By:	/s/ Christopher Nunn
Name: Christopher Nunn Title: Director

WESTLB AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Keith Min
Name: Keith Min Title: Managing Director

By:	/s/ Christopher Nunn
Name: Christopher Nunn Title: Director

WESTLB AG, NEW YORK BRANCH, as Collateral Agent

By:	/s/ Keith Min
Name: Keith Min Title: Managing Director

By:	/s/ Christopher Nunn
Name: Christopher Nunn Title: Director

WESTLB AG, NEW YORK BRANCH as Lender

By:	/s/ Keith Min
Name: Keith Min Title: Managing Director

By:	/s/ Christopher Nunn
Name: Christopher Nunn Title: Director

LESSEE DISCLOSURE SCHEDULE

APRIL 8, 2010

This Disclosure Schedule (this “Disclosure Schedule”) is being delivered by REG Seneca, LLC, an Iowa limited liability company (“Lessee”) pursuant to the Lease Agreements between Lessee and Seneca Landlord, LLC, an Iowa limited liability company (“Agreement”). Unless otherwise defined herein, capitalized terms, for all purposes of this Disclosure Schedule, shall have the meanings set forth in the Agreement.

The schedule numbers in this Disclosure Schedule correspond to the section numbers of the Agreement; provided that any matter disclosed pursuant to one schedule or sub-schedule of the Agreement is deemed disclosed for all other Schedules or sub-schedules of this Disclosure Schedule to the extent the applicability of such disclosure to such other Schedule or sub-schedule is reasonably apparent.

The headings contained in this Disclosure Schedule are included for convenience only, and are not intended to limit the effect of the disclosures contained herein. The inclusion of any matter(s) in this Disclosure Schedule shall not imply any representation, warranty, covenant or undertaking not expressly given in the Agreement nor shall such disclosure be taken as extending the scope of any of the representations, warranties or covenants in the Agreement. Nothing in this Disclosure Schedule shall (i) constitute an admission of liability or obligation of Lessee, or any of its respective Affiliates to any third party, (ii) a determination by Lessee that such matter(s) are material to business, assets, results of operations or affairs of Lessee or any of its respective Affiliates, nor (iii) an admission against the interest of Lessee or any of its respective Affiliates.

Schedule 1.01(a)

Lenders, Commitments and Offices

LENDER	COMMITMENT	DOMESTIC OFFICE	EURODOLLAR OFFICE
WestLB AG, New York Branch	$10,000,000 expandable to $18,000,000	WestLB AG, New York Branch 1211 Avenue of the Americas New York, NY 10036 Attention: Andrea Bailey Telephone: 212-597-1158 Facsimile: 212-302-7946	WestLB AG, New York Branch 1211 Avenue of the Americas New York, NY 10036 Attention: Andrea Bailey Telephone: 212-597-1158 Facsimile: 212-302-7946

Schedule 1.01(b)

Excluded Affiliates

•	Western Iowa Energy, LLC

•	Iowa Renewable Energy, LLC

•	SoyMor Biodiesel, LLC

•	East Fork Biodiesel, LLC

•	Western Dubuque Biodiesel, LLC

Schedule 5.07

Litigation

Iowa Renewable Energy, L.L.C. On October 31, 2009, Iowa Renewable Energy, LLC (“IRE”) served a Statement of Claims against Renewable Energy Group, Inc., REG Services Group, LLC, and REG Marketing & Logistics Group, LLC (collectively “REG”). IRE alleges that REG failed to provide appropriate market information to IRE to establish prices, for both contracts and spot sales, in line with other biodiesel facilities; placed fewer contracts at IRE’s facility when compared with other facilities that REG owns and/or manages; placed contracts with and required IRE to fulfill contracts that resulted in substantial losses; failed to provide specific information regarding contracts between REG and third parties that IRE was expected to fulfill; failed to utilize premium markets to IRE’s benefit; failed to disclose payments to and\or relationships with certain individual members of IRE’s Board of Directors; and otherwise acted in a manner that did not maximize the long-term success and profitability of IRE and thereby breached a contract with IRE, breached a covenant of good faith and fair dealing, breached a fiduciary duty, fraudulently failed to disclose information, and negligently misrepresented information to it. IRE does not specify the amount of the damages it alleges it has sustained under any of these theories. REG disputes these allegations and is vigorously defending these claims in arbitration. In addition, REG has asserted a counterclaim in the arbitration against IRE for breach of contract, breach of a covenant of good faith and fair dealing, and promissory estoppels arising out of IRE’s failure to supply biodiesel as agreed to enable REG to fulfill a contract with a third party.

Claims Being Pursued by REG

Avista Trade Oy. Avista Trade Oy (Avista) and REG entered into a contract dated August 29, 2008, pursuant to which Avista agreed to purchase product from REG. Avista breached the contract by failing to purchase the product. Although the exact damages have not been conclusively ascertained, the damages are currently estimated to be approximately $3 million. REG’s portion of the estimated damages is currently estimated to be approximately $1 million. The product that was the subject of the contract included some of REG’s product and also included product that was being sold by REG on behalf of two network plants. REG has commenced an arbitration proceeding against Avista.

Schedule 5.08

Material Liabilities

1.	REG Marketing and Magellan Pipeline Company, L.P.; Mason City, Iowa: Tank Space Lease Agreement; This Agreement will become effective for an initial term of four (4) months commencing on January 1, 2010 with a fourth (4) months evergreen unless otherwise notified.

2.	REG Marketing and Magellan Pipeline Company, L.P.; Biodiesel Tank Space Lease Agreement (Alexandria) This Agreement will become effective for an initial term of four (4) months commencing on January 1, 2010 with a fourth (4) months evergreen unless otherwise notified.

3.	REG Marketing and Magellan Pipeline Company, L.P.; Biodiesel Tank Space Lease Agreement (Mankato This Agreement will become effective for an initial term of four (4) months commencing on January 1, 2010 with a fourth (4) months evergreen unless otherwise notified.

4.	REG Marketing and Magellan Pipeline Company, L.P.; Biodiesel Tank Space Lease Agreement (Minneapolis) This Agreement will become effective for an initial term of four (4) months commencing on January 1, 2010 with a fourth (4) months evergreen unless otherwise notified.

5.	REG Marketing and Magellan Pipeline Company, L.P.; Biodiesel Tank Space Lease Agreement (Rochester) This Agreement will become effective for an initial term of four (4) months commencing on January 1, 2010 with a fourth (4) months evergreen unless otherwise notified.

6.	REG Marketing and Krause Properties, L.C.; Lease-Business Property-Short Form; March 1, 2004 for Des Moines Biodiesel Remote Site.

7.	REG Marketing and Kinder Morgan Liquids Terminal, LLC (Chicago) ; Agreement No. 78-0252; May 12, 2005.

8.	REG Marketing and Alta Fuels, LLC- Terminal Storage & Put Thru Agreement (Alamosa) November 21, 2008.

9.	REG Marketing and Kellerstrass Enterprises, Inc- Terminal Storage & Thru Put Agreement (Ogden) August 29, 2008.

10.	REG Marketing and C.W. Terminal Biofuel, LLC – Terminal Storage and Thru Put Agreement dated August 14, 2009.

11.	REGMarketing and IMTT-Terminal Storage and Thru Put Agreement dated March 10, 2010.

12.	Contribution Agreement between Renewable Energy Group, Inc. and REG Marketing dated January 1, 2008.

13.	Intellectual Property License Agreement between Renewable Energy Group, Inc. and REG Marketing dated January 1, 2008.

14.	Services Agreement between Renewable Energy Group, Inc. and REG Marketing dated January 31, 2008.

15.	Sales & Marketing Agreement between REG Services and REG Marketing dated January 31, 2008.

16.	Toll Processing Agreement between Blackhawk Biofuels, LLC and REG Marketingdated May 20, 2009

17.	Bulk Transfer Services Agreements between Double S Liquid Feed Services, Inc. and REG Marketing dated October 27, 2009.

18.	Intellectual Property License Agreement between Renewable Energy Group, Inc. and REG Services dated September 14, 2007.

19.	Services Agreement between Renewable Energy Group, Inc. and REG Marketing dated January 31, 2008.

20.	Contribution Agreement between Renewable Energy Group, Inc. and REG Services dated January 1, 2008.

21.	Intellectual Property License Agreement between Renewable Energy Group, Inc. and REG Marketingdated January 1, 2008.

22.	Services Agreement between Renewable Energy Group, Inc. and REG Marketing dated January 31, 2008.

Schedule 5.09(b)

Filing Offices

1.	Form UCC-1 filing relating to the Security Agreement with the Secretary of State of Iowa.

Schedule 5.18

Guarantor Subsidiaries

Renewable Energy Group, Inc. formerly REG Newco, conducts operations through a number of subsidiary limited liability companies. Articles of Organization have been filed for:

•	REG Newton, LLC

•	REG Danville, LLC

•	REG Intermediate HoldCo, LLC

REG Intermediate HoldCo, LLC conducts operations through a number of subsidiaries. For current locations and in preparation for possible locations, Articles of Organization have been filed for:

•	REG Ralston, LLC

•	REG Destrehan, LLC

•	REG Cairo, LLC (no further steps taken at this time)

•	REG Emporia, LLC

•	REG Albert Lea, LLC (no further steps taken at this time)

•	REG Houston, LLC

•	REG Stockton, LLC

•	REG Seneca, LLC

•	REG Construction & Technology Group, LLC

•	REG Services Group, LLC

•	REG Marketing & Logistics Group, LLC

•	REG Manufacturing Group, LLC (no further steps taken at this time)

•	REG Ventures, LLC

•	REG Capital, LLC

•	REG Acceptance 1, LLC

•	REG Ames, LLC

REG Ventures, LLC owns the following entities:

•	REG Processing Systems, LLC – 100% owned

•	REG Ventures, LLC is a 50% owner of 416 S. Bell, LLC

•	REG Ventures also carries the minority investments in the following third party plants:

•	Western Iowa Energy, LLC, 500 Units

•	SoyMor Biodiesel, LLC, 2,000,000 Units

•	Western Dubuque Biodiesel, LLC, LLC, 2,500 Units

•	East Fork Biodiesel, LLC, 2,000 Units

Schedule 5.19

Investments

•	None

Schedule 7.02(f)

Transactions with Affiliates

West Central Cooperative of Ralston, Iowa, could be considered an affiliated entity because of its percentage ownership of Renewable Energy Group, Inc. West Central Cooperative’s main office is located at 406 1st Street, Ralston, Iowa 51459.

1.	Intellectual Property License Agreement between REG Intermediate HoldCo, LLC (formerly Renewable Energy Group, Inc.) and REG Marketing dated January 1, 2008.

2.	Services Agreement between REG Intermediate HoldCo, LLC (formerly Renewable Energy Group, Inc.) and REG Marketingdated January 31, 2008.

3.	Sales & Marketing Agreement between REG Services and REG Marketing dated January 31, 2008.

4.	Toll Processing Agreement between Blackhawk Biofuels, LLC and REG Marketing dated May 20, 2009

5.	Intellectual Property License Agreement between REG Intermediate HoldCo, LLC (formerly Renewable Energy Group, Inc.) and REG Services dated September 14, 2007.

6.	Services Agreement between REG Intermediate HoldCo, LLC (formerly Renewable Energy Group, Inc.) and REG Services dated January 31, 2008.

7.	Contribution Agreement between REG Intermediate HoldCo, LLC (formerly Renewable Energy Group, Inc.) and REG Services dated January 1, 2008.

8.	Contribution Agreement between REG Intermediate HoldCo, LLC (formerly Renewable Energy Group, Inc.) and REG Marketing dated January 1, 2008.

9.	Intellectual Property License Agreement between REG Intermediate HoldCo, LLC (formerly Renewable Energy Group, Inc.) and REG Marketing dated January 1, 2008.

10.	Services Agreement between REG Intermediate HoldCo, LLC (formerly Renewable Energy Group, Inc. and REG Marketing dated January 31, 2008.

11.	Management and Operational Services Agreement dated September 14, 2007, by and between REG Services and REG Ralston, LLC. With First Amendment dated February 11, 2008.

12.	Management and Operational Services Agreement dated September 14, 2007, by and between REG Services and REG Destrehan, LLC.

13.	Management and Operational Service Agreement dated September 14, 2007, by and between REG Emporia, LLC and REG Services.

14.	Contract Manufacturing Agreement between REG Newton, LLC and REG Marketing dated March 8, 2010.

15.	Services Agreement between REG Newton, LLC and REG Services dated March 8, 2010.

16.	Management and Operational Services Agreement dated May 9, 2008, First Amendment entered into on November 25, 2009, and Second Amendment entered into November 25, 2009, by and among REG Services, REG Marketing and Blackhawk Biofuels, LLC, now REG Danville, LLC.

17.	Land Lease Agreement between REG Intermediate HoldCo, LLC (formerly Renewable Energy Group, Inc.) and West Central Coopertive dated August 1, 2006.

18.	Extended Payment Terms Agreement between REG Ralston, LLC and West Central Cooperative dated June 29, 2009.

19.	Oil Feedstock Supply Agreement between REG Intermediate HoldCo, LLC(formerly Renewable Energy Group, Inc.) and West Central Cooperative dated July 8, 2007.

20.	Contract For Services agreement between REG Intermediate HoldCo, LLC (formerly Renewable Energy Group, Inc.) and West Central Cooperative dated August 1, 2006.

Schedule 11.11

Notice Information

I.	BORROWER, PLEDGOR AND GUARANTOR:

BORROWER

REG Marketing & Logistics Group, LLC and REG Services Group, LLC

c/o Renewal Energy Group, Inc.

416 S. Bell Avenue

Ames, IA 50010

Attention: President

Telephone: (515) 239-8000

Facsimile: (515) 239-8009

GUARANTOR

Renewable Energy Group, Inc.

416 S. Bell Avenue

Ames, IA 50010

Attention: President

Telephone: (515) 239-8000

Facsimile: (515) 239-8009

II.	ADMINISTRATIVE AGENT:

WESTLB AG, NEW YORK BRANCH

1211 Avenue of the Americas

New York, NY 10036

Attention: Andrea Bailey

Telephone: 212-597-1158

Facsimile: 212-302-7946

III.	COLLATERAL AGENT

WESTLB AG, NEW YORK BRANCH

1211 Avenue of the Americas

New York, NY 10036

Attention: Andrea Bailey

Telephone: 212-597-1158

Facsimile: 212-302-7946

EXHIBIT A

to Revolving Credit Agreement

FORM OF

NOTICE OF BORROWING

This notice of borrowing (this “Notice of Borrowing”), dated as of [                ], [            ], is delivered to WESTLB AG, NEW YORK BRANCH, as administrative agent (the “Administrative Agent”), pursuant to Section 2.02 (Notice of Borrowings) of the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among REG Marketing & Logistics Group, LLC and REG Services Group, LLC, each an Iowa limited liability company, each as a borrower (each, a “Borrower,” and collectively the “Borrowers”), Renewable Energy Group, Inc. (the “Guarantor”), each of the Lenders from time to time a party thereto, WestLB AG, New York Branch, as Administrative Agent for the Lenders, WestLB AG, New York Branch, as Collateral Agent for the Senior Secured Parties and WestLB AG, New York Branch, as Sole Lead Arranger and Sole Bookrunner. This Notice of Borrowing sets forth certain undertakings of the Borrowers with respect to the transactions contemplated by the Credit Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

WHEREAS, [REG Marketing & Logistics Group, LLC] [REG Services Group, LLC] (the “Borrower”) wishes to propose a Borrowing under the Credit Agreement in accordance with Section 2.02 (Notice of Borrowings) of the Credit Agreement and on the terms and conditions set forth therein and herein.

WHEREAS, to induce the Lenders to extend Loans under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower hereby agrees as follows:

Section 1. Borrowing Request. The Borrower hereby irrevocably proposes a Borrowing (the “Proposed Borrowing”) in the amount of [            ] Dollars ($[            ]).

The Borrowing Date proposed for such Proposed Borrowing is [                ], 200[_] (the “Proposed Borrowing Date”). The Borrower hereby certifies that this Notice of Borrowing is being delivered to the Administrative Agent not later than 11:00 a.m. New York City time [three (3) Business Days][two (2) Business Days]1[Advanced Notice requirement TBD] prior to the Proposed Borrowing Date and that the Proposed Borrowing Date is a Business Day.

This Borrowing shall consist of [Eurodollar Loans][Base Rate Loans].

[1]	Three Business Days for Eurodollar Loans, and two Business Days for Base Rate Loans.

[The duration of the initial Interest Period for the Proposed Borrowing is [            ] ([__]) months.]2

The Borrower hereby requests that on the Proposed Borrowing Date the Administrative Agent deliver by wire transfer, in immediately available funds, the proceeds of such Proposed Borrowing to [            ]3.

Section 2. Use of Proceeds. The Borrower shall use the proceeds of the Proposed Borrowing as set forth in Section 2.01(c) (Loans) of the Credit Agreement.

Section 3. Certifications. The Borrower certifies that on the date hereof, and as of the Proposed Borrowing Date:

(i) the Borrower is in compliance with all conditions set forth in [Section 6.01 (Conditions to Closing Date) and]4 Section 6.02 (Conditions to All Borrowings) of the Credit Agreement, on and as of the Proposed Borrowing Date, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom;

(ii) each of the representations and warranties made by each Borrower and the Guarantor in the Financing Documents is true and correct in all material respects (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to the Proposed Borrowing and to the application of the proceeds of the Proposed Borrowing;

(iii) no Default or Event of Default has occurred and is continuing or could reasonably be expected to occur as a result of the Proposed Borrowing;

(iv) no event, occurrence or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect has occurred and is continuing, or could reasonably be expected to occur, as a result of the Proposed Borrowing;

(v) all and each of the statements contained in this Notice of Borrowing are true and correct in all material respects; and

[2]	Only to be included for Eurodollar Loans. Borrower can select duration of 1, 2, 3 or 6 months.
[3]	Borrower to provide account details.
[4]	To be included for first Borrowing only.

(vi) attached hereto as [Annex A] is the most recent Borrowing Base Certificate delivered pursuant to the Credit Agreement, executed by an Authorized Officer of each Borrower, together with supporting schedules.

Section 4. Governing Law. This Notice of Borrowing shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Section 5. Execution in Counterparts. This Notice of Borrowing may be executed by the parties hereto in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single document. Delivery of an executed counterpart of a signature page of the Notice of Borrowing by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Notice of Borrowing.

[The remainder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned has caused this Notice of Borrowing to be duly executed and delivered as of the day and year first written above.

REG MARKETING & LOGISTICS GROUP, LLC, as Borrower

By:
Name: Title:

REG SERVICES GROUP, LLC, as Borrower

By:
Name: Title:

ACCEPTED AND AGREED:

WESTLB AG, NEW YORK BRANCH,

as the Administrative Agent

By:
Name: Title:

By:
Name: Title:

EXHIBIT B

to Revolving Credit Agreement

FORM OF NOTE

$[ ]	[ ]

[ ], [ ]

FOR VALUE RECEIVED, REG MARKETING & LOGISTICS GROUP, LLC AND REG SERVICES GROUP, LLC (each, a “Borrower” and together, the “Borrowers”) JOINTLY AND SEVERALLY PROMISE TO PAY to the order of [                        ], a [                        ] (the “Lender”), at its offices located at [                        ], the principal sum of [            ] Dollars ($[            ]) or, if less, the aggregate unpaid principal amount of the Loans made by the Lender to the Borrowers under the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, each of the Lenders from time to time a party thereto, WestLB AG, New York Branch, as Administrative Agent for the Lenders, WestLB AG, New York Branch, as Collateral Agent for the Senior Secured Parties and WestLB AG, New York Branch, as Sole Lead Arranger and Sole Bookrunner. All capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrowers promise to pay (i) interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times provided in the Credit Agreement and (ii) Fees and other amounts at such times and at such rates and amounts as specified in the Credit Agreement. The Borrowers promise to repay the principal amount of the Loans on the dates and in the amounts specified in the Credit Agreement.

Principal, interest, Fees and other amounts are payable in lawful money of the United States of America and in immediately available funds, at the times and in the amounts provided in the Credit Agreement. Except as otherwise provided in the Credit Agreement, the Final Maturity Date of the Loan is the date that is two (2) years from the date of the Credit Agreement set forth above.

This Note is entitled to the benefits and is subject to the terms and conditions of the Credit Agreement and is entitled to the benefits of the security provided under the Security Documents. As provided in the Credit Agreement, this Note is subject to mandatory prepayment and voluntary prepayment, in whole or in part.

The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Lender is hereby authorized (i) to, at its option, endorse on the schedule attached hereto (or on a continuation of such schedule attached to this Note and made a part hereof) an appropriate notation evidencing the date, amount and maturity of the Loans evidenced hereby and payments with respect thereto, or (ii) to record such Loans and such payments in one or more accounts or records maintained by such Lender in the ordinary course of business. Such schedule or such accounts or records, as the case may be, shall constitute conclusive evidence of the accuracy of the information contained therein, absent manifest error, but in no event shall any failure by the Lender to endorse or record, or any error in doing so, pursuant to clauses (i) and (ii) be deemed to relieve the Borrowers from any of their Obligations.

The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note. All amounts payable under this Note are payable without relief from valuation and appraisement Laws.

The Borrowers agree to pay all costs and expenses, including without limitation attorneys’ fees, incurred in connection with the interpretation or enforcement of this Note, in accordance with the Credit Agreement.

Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under the Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the Obligations of each of them.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[The remainder of this page is intentionally blank. The next page is the signature page.]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

REG MARKETING & LOGISTICS GROUP, LLC, an Iowa limited liability company

By:
Name: Title:

REG SERVICES GROUP, LLC, an Iowa limited liability company

By:
Name: Title:

Schedule to

Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C

to Revolving Credit Agreement

FORM OF

NOTICE OF INTEREST RATE ELECTION

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Avenue of Americas

NY, New York 10036

Attention:	[Cheryl Wilson and Andrea Bailey][5]
Email addresses:	[cheryl_wilson@westlb.com and andrea_bailey@westlb.com]

Re:	REG MARKETING & LOGISTICS GROUP, LLC and REG SERVICES GROUP, LLC

Ladies and Gentlemen:

The undersigned, REG Marketing & Logistics Group, LLC and REG Services Group, LLC (each, a “Borrower” and together, the “Borrowers”), refer to the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, each of the Lenders from time to time a party thereto, WestLB AG, New York Branch, as Administrative Agent for the Lenders, WestLB AG, New York Branch, as Collateral Agent for the Senior Secured Parties and WestLB AG, New York Branch, as Sole Lead Arranger and Sole Bookrunner. All capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrowers hereby deliver to the Administrative Agent this irrevocable notice pursuant to Sections 3.03(b) and (c) (Interest Rates) of the Credit Agreement and irrevocably request the following with respect to the Loans (the “Applicable Loans”) identified herein:

(i)	The Applicable Loans are set forth on Schedule 1 hereto.

(ii)	The date on which the conversion or continuation selected in this Notice of Interest Rate Election shall be effective is ___________[6].

[5]	[WestLB to confirm]
[6]

If the Applicable Loans are to be converted from Eurodollar Loans to Base Rate Loans, the effective date of such conversion may be any Business Day. If such Applicable Loans are Eurodollar Loans, such Applicable Loans may be converted to Base Rate Loans or continued as Eurodollar Loans for an additional Interest Period, subject to Section 4.05 (Funding Losses) of the Credit Agreement if the elected conversion or continuation date is to become effective on any date other than the last day of the then current Interest Period applicable to such Applicable Loans.

(iii)	If the Applicable Loans are to be converted, Schedule 1 hereto sets forth the new type of Loans, and if such Applicable Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto shall be as set forth on Schedule 1 hereto.

(iv)	If the Applicable Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period shall be as set forth on Schedule 1 hereto.

The Borrowers do not, and will not as a result of this Notice of Interest Rate Election becoming effective, have, in the aggregate, more than three (3) separate Eurodollar Loans outstanding.

This Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period” set forth in the Credit Agreement.

In connection herewith, the Borrowers hereby further certify that no Default or Event of Default has occurred and is continuing.

This Notice of Interest Rate Election is being delivered on or before 11:00 a.m. New York City time at least three (3) Business Days before the effective date selected in item (ii) above.

[The remainder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused this Notice of Interest Rate Election to be duly executed by an Authorized Officer as of the date first above written.

REG MARKETING & LOGISTICS GROUP, LLC, an Iowa limited liability company

By:
Name: Title:

REG SERVICES GROUP, LLC, an Iowa limited liability company

By:
Name: Title:

Schedule 1

to Notice of Interest Rate Election

CURRENT TYPE OF LOAN FOR APPLICABLE LOANS (Base Rate or Eurodollar Rate)	PRINCIPAL AMOUNT OF SUCH LOANS	IF SUCH LOANS ARE TO BE CONVERTED, NEW TYPE OF LOAN SELECTED (Base Rate or Eurodollar Rate)	IF CONVERTING SUCH LOANS TO EURODOLLAR LOANS, DURATION OF NEXT SUCCEEDING INTEREST PERIOD APPLICABLE THERETO (1, 2, 3 or 6 months)	IF CONTINUING SUCH LOANS AS EURODOLLAR LOANS, DURATION OF ADDITIONAL INTEREST PERIOD (1, 2, 3 or 6 months)
$
$

EXHIBIT D

to Revolving Credit Agreement

FORM OF

BORROWING BASE CERTIFICATE

[DATE]

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Avenue of the Americas

NY, New York 10036

Attention: Andrea Bailey

Phone: 212-597-1158

Facsimile: 212-302-7946

E-mail Address: NYC_Agency_Services@WestLB.com

This Borrowing Base Certificate is furnished pursuant to Section 7.03(m) of the Revolving Credit Agreement dated as of April 8, 2010 (the “Credit Agreement”) by and among REG Marketing & Logistics Group, LLC and REG Services Group, LLC, each an Iowa limited liability company, each as a borrower (each, a “Borrower,” and together, the “Borrowers”), each of the Lenders from time to time party thereto, WestLB AG, New York Branch, as Administrative Agent for the Lenders, WestLB AG, New York Branch, as Collateral Agent for the Senior Secured Parties and WestLB AG, New York Branch, as Sole Lead Arranger and Sole Bookrunner.

Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

This Borrowing Base Certificate sets forth the Borrowing Base as of the date hereof.

1.	85% of All Eligible Receivables – Investment Grade	$___________

2.	80% of All Eligible Receivables - Other	$___________

D-1

3.	65% of Eligible Inventory consisting of Products	$___________

4.	40% of Eligible Inventory consisting of Raw Materials	$___________

TOTAL BORROWING BASE:

(sum of lines 1, 2, 3 and 4)		$___________

The undersigned hereby represent, warrant and certify to the Administrative Agent that the information set forth above is true and correct.

The undersigned officers are executing this Borrowing Base Certificate not in their individual capacity but in their capacity as Authorized Officers of the Borrowers.

REG MARKETING & LOGISTICS GROUP, LLC, as Borrower

By:
Name: Title:

REG SERVICES GROUP, LLC, as Borrower

By:
Name: Title:

D-2

EXHIBIT E

to Revolving Credit Agreement

FORM OF

LENDER ASSIGNMENT AGREEMENT

This LENDER ASSIGNMENT AGREEMENT (this “Agreement”), dated as of [                ], is by and between [                    ] (the “Assignor”) and [                ] (the “Assignee”).

RECITALS

WHEREAS, the Assignor is party to that certain Revolving Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of April 8, 2010, by and among REG Marketing & Logistics Group, LLC and REG Services Group, LLC, each an Iowa limited liability company, each as a borrower (each, a “Borrower” and together, the “Borrowers”); each of the Lenders from time to time party thereto, WestLB AG, New York Branch, as Administrative Agent for the Lenders, WestLB AG, New York Branch, as Collateral Agent for the Senior Secured Parties and WestLB AG, New York Branch, as Sole Lead Arranger and Sole Bookrunner;

WHEREAS, Assignor desires to assign certain of its interests under the Credit Agreement to Assignee in accordance with Section 11.03(b) (Assignments) thereof;

WHEREAS, as provided under the Credit Agreement, Assignor is a Lender of Loans and, as such, as of the date hereof has the outstanding Commitments and has disbursed the outstanding Loans as set forth in Annex A hereto;

WHEREAS, Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to accept and assume from the Assignor, a [        ] percent ([__]%) interest in all of the rights and obligations of the Assignor under the Credit Agreement and the other Financing Documents (which includes the outstanding Loans disbursed by and owing to, and the undisbursed Commitments of, Assignor), all on the terms and subject to the conditions of this Agreement (such interest in such rights and obligations being hereinafter referred to as the “Assigned Interest”); and

WHEREAS, after giving effect to the assignment and assumption under this agreement, the Loans and Commitments of Assignor and Assignee shall be in the amounts set forth on Annex A.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

Section 2. Assignment.

(a) As of the effective date set forth on the signature page to this Agreement (the “Effective Date”), subject to and in accordance with the Credit Agreement, the Assignor irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to Assignee, and the Assignee irrevocably purchases from the Assignor, the Assigned Interest, which shall include (i) all of Assignor’s rights and obligations in its capacity as a Lender with respect to the Assigned Interest under the Credit Agreement, each other Financing Document, and any other documents or instruments delivered pursuant thereto or in connection therewith to the extent related to the Assigned Interest and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender), to the extent related to the Assigned Interest, against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, each other Financing Document, and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity (the foregoing rights, obligations and interests, collectively, the “Assigned Rights”).

(b) Upon acceptance and recording of the assignment and assumption made pursuant to this Agreement by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest and the Assigned Rights (including all payments of principal, interest, Fees and other amounts) to the Assignor for amounts that have accrued prior to the Effective Date and to the Assignee for amounts that have accrued from and including the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement or any other Financing Document that is for the account of the other, it shall hold the same for the other to the extent of the other’s interest therein and shall pay promptly the same to the other.

Section 3. Payments. (a) As consideration for the sale, assignment and transfer contemplated in Section 2 hereof, the Assignee shall pay to the Assignor, on the Effective Date, in the lawful currency of the United States and in immediately available funds, an amount equal to [                ] Dollars ($[            ]), without set-off, counterclaim or deduction of any kind. (b) As a condition to the Effective Date, if the Assignee was not a Lender prior to the Effective Date or is not an Affiliate of a Lender or an Approved Fund with respect to a Lender, Assignee shall pay to the Administrative Agent in the lawful currency of the United States and in immediately available funds the processing and recordation fee of two thousand five hundred Dollars ($2,500), without set-off, counterclaim or deduction of any kind.

Section 4. Representations, Warranties and Undertakings.

(a) The Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the Assigned Interest and such Assigned Interest is free and clear of any Lien or adverse claim and (B) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) makes no representation or warranty and assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Credit Agreement or the other Financing Documents or the execution, legality, validity, enforceability or genuineness, of sufficiency or value of the Credit Agreement, the other Financing Documents, or any other instrument or document furnished pursuant thereto or in connection therewith, (B) the financial condition of the Borrowers or any other Loan Party or (C) the performance or observance by the Borrowers or any other Person of any of its obligations under the Credit Agreement, any other Financing Document, or any other instrument or document furnished pursuant thereto or in connection therewith.

(b) The Assignee (i) represents and warrants that it (A) has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement and the other Financing Documents, and (B) subject to Section 5(a)(vi), meets all requirements of an Eligible Assignee, (ii) acknowledges and confirms that it has received a copy of the Credit Agreement, each other Financing Document and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase the Assigned Interest and assume the Assigned Rights, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Senior Secured Party, (iii) agrees that it will, independently and without reliance upon the Administrative Agent, the Borrowers, or any other Senior Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit

Agreement or any other Financing Document, (iv) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement or the other Financing Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (v) it will perform in accordance with their terms all of the obligations that by the terms of the Financing Documents are required to be performed by it as a Lender. The Assignee further confirms and agrees that in becoming a Lender and in making its Loans under the Credit Agreement, such actions have and will be made without recourse to, or representation or warranty, by any Senior Secured Party.

(c) The Assignee further agrees to furnish the tax form required by Section 4.07(e) (Taxes) (if so required) of the Credit Agreement no later than the Effective Date.

Section 5. Effectiveness.

(a) The effectiveness of the sale, assignment and transfer hereunder is subject to (i) the due execution and delivery of this Agreement by the Assignor and the Assignee, (ii) the receipt by the Assignor of the payment provided for in Section 3(a) hereof, (iii) acknowledgment by the Administrative Agent of this Agreement, (iv) the receipt by the Administrative Agent of the processing and recordation fee provided for in Section 3(b) hereof, (v) the registration of such assignment by the Administrative Agent in the Register in accordance with Section 11.03 (Assignments) of the Credit Agreement and (vi) if the Aggregate Commitment is eighteen million Dollars ($18,000,000) or less, the requirement that, after giving effect to the sale, assignment and transfer hereunder, there be no more than three (3) Lenders under the Credit Agreement.

(b) Simultaneously with the execution and delivery by the parties hereto of this Agreement to the Administrative Agent for its recording in the Register, the Assignor shall deliver its Note to the Administrative Agent and shall request that new Notes be executed and delivered [to the Assignor and] the Assignee and reflecting [the respective amounts of the reduced undisbursed Commitment and outstanding principal of Assignor and] the assigned and assumed outstanding principal and undisbursed Commitment of the Assignee (plus, if the Assignee is already a Lender, the amount of its outstanding principal and undisbursed Commitment immediately prior to the assignment effected hereby). Each new Note shall carry the rights to unpaid accrued interest that were carried by the applicable superseded Notes such that no loss of interest shall result therefrom. Each applicable new Note executed and delivered in accordance with the foregoing shall have set forth thereon a legend substantially in the following form:

“This Note is issued in replacement of [describe replaced note] and, notwithstanding the date of this Note, this Note carries all of the rights to unpaid interest that were carried by such replaced Note[s], such that no loss of interest shall result from any such replacement.”

If the Assignee is already a Lender, it shall (promptly following its receipt of such new Note payable to it) return to the Borrowers the prior Note held by it.

(c) Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(i) the Assignee shall be deemed automatically to have become a party to, and the Assignee agrees that it will be bound by the terms and conditions set forth in, the Credit Agreement, and shall have all the rights and obligations of a “Lender” under the Credit Agreement and the other Financing Documents as if it were an original signatory thereto or an original Lender thereunder with respect to the Assigned Interest and the Assigned Rights; and

(ii) the Assignor shall relinquish its rights (but shall continue to be entitled to the benefits of Sections 11.06 (Costs and Expenses) and 11.08 (Indemnification by the Borrower) of the Credit Agreement) and be released from its obligations under the Credit Agreement and the other Financing Documents to the extent specified herein.

Section 6. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Section 7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8. Further Assurances. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other action, as either party or the Administrative Agent may reasonably request in connection with the transactions contemplated by this Agreement including, without limitation, the delivery of any notices to the Borrowers or the Agents that may be required in connection with the assignment contemplated hereby.

Section 9. Binding Effect; Amendment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, subject, however, to the provisions of the Credit Agreement. No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing signed by each party hereto and by the Administrative Agent.

Section 10. Administrative Agent Enforcement. The Administrative Agent shall be entitled to rely upon and enforce this Agreement against the Assignor and the Assignee in all respects.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Lender Assignment Agreement to be executed by their duly Authorized Officers.

The effective date for this Agreement is [the date this Agreement is acknowledged and accepted by the Administrative Agent] [____________, 20[    ] (the “Effective Date”)].

[ASSIGNOR]

By:
Name: Title:

[ASSIGNEE]

By:
Name: Title:

Accepted and Acknowledged

this ___ day of _______, 20___

WESTLB AG, NEW YORK BRANCH,

as the Administrative Agent

By:
Name: Title:

By:
Name: Title:

Annex A

to Lender Assignment Agreement

Loan	Assignor’s Undisbursed Commitment Pre- Assignment	Assignor’s Outstanding Loans Pre- Assignment	Percentage (of Assignor’s interests) Assigned	Assignor’s Undisbursed Commitment Post- Assignment	Assignor’s Outstanding Loans Post- Assignment	Assignee’s Undisbursed Commitment Post- Assignment*	Assignee’s Outstanding Loans Post- Assignment*

Loans	$	$	%	$	$	$	$

*	If Assignee is already a Lender, this number should be calculated taking into account only the Commitments and Loans assumed by Assignee pursuant to this Agreement.

EXHIBIT F

to Revolving Credit Agreement

“ABL Agreement” means the Revolving Credit Agreement dated as of April 8, 2010 among REG Marketing and REG Services, as borrowers, Renewable Energy Group, Inc. as guarantor, the Lenders referred to therein and WestLB AG, as Administrative Agent, Collateral Agent, Sole Lead Arranger and Sole Bookrunner.

“ABL Collateral” means “Collateral” as such term is defined in the ABL Agreement.

“ABL Event of Default” means an “Event of Default” as such term is defined in the ABL Agreement.

“ABL Obligations” means “Obligations” as such term is defined in the ABL Agreement.

“ABL Shortfall” means (i) before the purchase of the equity interests of the Borrower pursuant to the Put/Call Option, any amount of ABL Obligations in excess of seven hundred and fifty thousand Dollars ($750,000) remaining unsatisfied after the occurrence of an ABL Event of Default and the application of the ABL Collateral to the ABL Obligations; provided that in no event shall the ABL Shortfall under this clause (i) exceed two million five hundred thousand Dollars ($2,500,000) and (ii) following the purchase of the equity interests of the Borrower pursuant to the Put/Call Option, any amount of ABL Obligations remaining unsatisfied after the occurrence of an ABL Event of Default and the application of the ABL Collateral to the ABL Obligations.

“Accelerated Maturity Date” has the meaning set forth in the ABL Agreement.

“Account Debtor” means the Person that is obligated on or under any Account owing to the Borrower.

“Accounts” means all “accounts” as that term is defined in Section 9-102 of the UCC, now or hereafter owned by the Borrower.

“Accounts Agreement” means the Accounts Agreement, dated as of April 8, 2010, among the Borrower, the Lessee, the Accounts Bank, the Collateral Agent and the Administrative Agent.

“Accounts Bank” means Sterling Bank, and includes each other Person that may, from time to time, be appointed as successor Accounts Bank.

“Accounts Property” means any funds, instruments, securities, financial assets or other assets from time to time held in the Borrower Accounts or the Lessee Revenue Account or credited to any of them or otherwise in possession or control of the Accounts Bank pursuant to the Accounts Agreement.

“Additional Project Document” means each contract, agreement, letter agreement or other instrument to which the Borrower becomes a party after the date hereof, other than any document under which (a) the Borrower could not reasonably be expected to have obligations or liabilities in the aggregate in excess of one million Dollars ($1,000,000), or be entitled to receive revenues in the aggregate in excess of one million Dollars ($1,000,000), in either case in value in any twelve (12) month period and (b) a termination of which could not reasonably be expected to result in a Material Adverse Effect; provided, that for the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable; provided further that with respect to Lessee, the definition of “Additional Project Document” shall be as set forth in the Lease.

“Additional Rent” has the meaning set forth in the Lease and shall include all amounts required to be paid under Section 3.08 (Mandatory Prepayment) and Section 3.03 of the Accounts Agreement (Deposits into and Withdrawals from Borrower Revenue Account; Deposits into and Withdrawals from Lessee Revenue Account – Lessee Revenue Account).

“Administrative Agent” means WestLB, not in its individual capacity but solely as administrative agent for the Lenders hereunder and under the other Financing Documents, and includes each other Person that may, from time to time, be appointed as successor Administrative Agent pursuant to Section 10.06 (Resignation or Removal of Agent).

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person (a) possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise or (b) owns at least ten percent (10%) of the Equity Interests in such Person.

“Agent Parties” has the meaning provided in Section 11.11(i) (Notices and Other Communications).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Loan Commitment” means thirty-six million two hundred and fifty thousand Dollars ($36,250,000).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means, with respect to each Additional Project Document, the following, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and, in the case of items (i), (ii) and (iv), the Collateral Agent:

(i)	each security instrument and agreement necessary or desirable to grant to the Collateral Agent (directly or pursuant to an assignment of the Lessee Security Agreement) a first priority perfected Lien (subject only to Permitted Liens) in such Additional Project Document and all property interests received by the Borrower in connection therewith;

(ii)	all recorded UCC financing statements and other filings required to perfect such Lien;

(iii)	if reasonably requested by the Administrative Agent, opinions of counsel for the Borrower addressing such matters relating to such document, each applicable Security Document and Lien as the Administrative Agent may reasonably request;

(iv)	if reasonably requested by the Administrative Agent, a Consent with respect to such Additional Project Document from each Project Party thereto and an opinion of counsel to such Project Party addressing matters relating to such Additional Project Document and such Consent as the Administrative Agent may reasonably request; and

(v)	certified evidence of the authorization of such Additional Project Document by the Borrower.

“Applicable Margin” means (a) with respect to the Eurodollar Loans, three percent (3.0%) per annum and (b) with respect to the Base Rate Loans, two percent (2.0)% per annum.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Lessee” means (a) Bunge North America, Inc. (“Bunge”), (b) West Central Cooperative (“West Central”), (c) a Person the Equity Interests of which are owned by Bunge, West Central and an affiliate of USRG Management Company, LLC (“USRG”), USRG Power and Biofuels Fund II (“USRG II”) or USRG Power and Biofuels Fund III (“USRG III,” and together with USRG and USRG II, the “USRG Parties”), or (d) a Person reasonably satisfactory to the Senior Secured Parties the Equity Interests of which are owned by a USRG Party.

“Approved Management Fees” means any fees (excluding any special fees, bonus payments or similar amounts) payable pursuant to Section 3A of the Management and Operational Services Agreement that are expressly identified as such and (i) are included in an Operating Budget that has been approved by the Administrative Agent pursuant to Section 7.01(j) (Covenants –Affirmative Covenants – Operating Budget) or (ii) have been expressly approved by the Administrative Agent in writing.

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement dated as of April 8, 2010 among the Debtors, the Borrower, the Administrative Agent and the other parties thereto.

“Auditors” means those nationally recognized independent auditors selected by the Borrower and approved by the Administrative Agent.

“Authorized Officer” means (i) with respect to any Person that is a corporation, the chief executive officer, the chief operating officer, the president, any vice president, the treasurer or the chief financial officer of such Person, (ii) with respect to any Person that is a partnership, an Authorized Officer of a general partner of such Person, (iii) with respect to any Person that is a limited liability company, any manager, the president, any vice president, the treasurer or the chief financial officer of such Person, or an Authorized Officer of the managing member of such Person, or (iv) with respect to any Person, such other representative of such Person that is approved by the Administrative Agent in writing who, in each such case, has been named as an Authorized Officer on a certificate of incumbency of such Person delivered to the Administrative Agent on or after the date hereof.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” or any successor statute, and all rules promulgated thereunder.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Effective Rate plus one-half of one percent (0.50%) and (ii) the rate of interest in effect for such day as publicly announced from time to time by WestLB as its “prime rate”. The “prime rate” is a rate set by WestLB based upon various factors including WestLB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by WestLB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article II (Commitments; Other Credit Agreements).

“Blender’s Production Credit” means with respect to REG Marketing and REG Services, at any time, the amount, if any, of the “alcohol fuel mixture credit” (provided in section 6426 of the Code, which allows a credit against gasoline excise taxes imposed by section 4081 of the Code, together with any successor provisions thereto that provide for similar credit or any substitute credit that provides substantially equivalent economic benefit) to which REG Services or REG Marketing, as applicable, is entitled at such time from its blending or production of biodiesel, but excluding any such amounts not satisfying the standards for accounts receivable in conformity with GAAP; provided, that if the relevant Governmental Authority rejects any credit for which REG Marketing or REG Services, as applicable, has requested payment, no further such credit shall constitute a Blender’s Production Credit until such rejection is resolved to the reasonable satisfaction of the Administrative Agent.

“Blocked Account Agreement” means an agreement, in substantially the form attached hereto as Exhibit M-1 (or, if requested by the Borrower, such other form reasonably satisfactory to the Administrative Agent and the Collateral Agent), with respect to a Local Account among the Borrower, the bank with whom such Local Account was opened and the Collateral Agent.

“Blocked Account Collateral” has the meaning set forth in each Blocked Account Agreement or Lessee Blocked Account Agreement, as applicable.

“Board” has the meaning set forth in Section 7.01(t) (Covenants-Affirmative covenants – Observer Rights).

“Borrower” has the meaning set forth in the Preamble.

“Borrower LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Seneca Landlord, LLC dated as of April 8, 2010 and entered into by the Pledgor and each Manager of the Borrower.

“Borrower Accounts” means the Borrower Revenue Account and the Capital Improvements Account.

“Borrower Intellectual Property” has the meaning provided in Section 5.31(c) (Representations and Warranties – Patents, Trademarks, Etc.).

“Borrower Revenue Account” has the meaning set forth in Section 3.01 (Establishment of Accounts – Borrower Accounts) of the Accounts Agreement.

“Bring Down Date” means the six (6) month anniversary of the Closing Date and the date of any proposed making of a Restricted Payment.

“Business Day” means:

(i)	any day that is neither a Saturday or Sunday nor a day on which commercial banks are authorized or required to be closed in New York, New York; and

(ii)	relative to the making, continuing, prepaying or repaying of any Eurodollar Loans, any day on which dealings in Dollars are carried on in the London interbank market.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to the Borrower or the Project relating to business interruption or delayed start-up.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding Maintenance Capital Expenses). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Improvements Account” has the meaning set forth in Section 3.01 (Establishment of Accounts – Borrower Accounts) of the Accounts Agreement.

“Capital Improvement Budget” means the budget attached hereto as Schedule 6.01(q) that sets forth all categories of costs and expenses required in connection with the performance of capital improvements with respect to, start-up, and testing of the Project, including all construction costs, all costs under the Construction Contracts, all interest, taxes and other carrying costs, and costs related to the performance of capital improvements described under the Project Documents, as may be updated from time to time with the prior written consent of the Required Lenders.

“Capital Improvement Completion Date” means the occurrence of (i) the First Train Completion Date and (ii) the Second Train Completion Date.

“Capital Improvement Status Report” means a monthly report on the capital improvement work with respect to the Project in substantially the form of Exhibit BB.

“Capital Improvements Withdrawal Certificate” has the meaning provided in Section 3.04 (Capital Improvements Account) of the Accounts Agreement.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as capitalized leases on a balance sheet of such Person or otherwise disclosed as such in a note to such balance sheet and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means:

(a)	readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, in each case maturing within one (1) year from the date of acquisition thereof;

(b)	securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); and

(c)

investments in certificates of deposit, banker’s acceptances and time deposits maturing within two hundred and seventy (270) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the Organisation for Economic Co-Operation and Development or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than five hundred million Dollars ($500,000,000).

“Cash Flow” means, for any period, the sum (without duplication) of the following: (i) all cash paid to the Borrower or the Lessee during such period in connection with sales of Products, (ii) all interest and investment earnings paid to the Borrower or the Lessee or the Borrower Revenue Account or Lessee Revenue Account during such period on amounts on deposit in the Borrower Revenue Account or Lessee Revenue Account, as applicable, (iii) all cash paid to the Borrower or the Lessee during such period as Business Interruption Insurance Proceeds, and (iv) all other cash including biodiesel production tax credits paid to the Borrower or the Lessee during such period; provided, however, that Cash Flow shall not include any proceeds of the Loans or any other Indebtedness incurred by the Borrower; Insurance Proceeds; Condemnation Proceeds; Required Equity Contributions; Project Document Termination Payments; proceeds from any disposition of assets of the Project, the Borrower or the Lessee (other than Products); amounts received, whether by way of a capital contribution or otherwise, from any holders of Equity Interests of the Borrower or the Lessee; and any other extraordinary or non-cash income or receipt of the Borrower or the Lessee under GAAP.

“Casualty Event” means an event that causes the Project, or any material portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules, regulations, standards guidelines and publications issued thereunder.

“Change of Control” means:

(a) before the purchase of the equity interests of the Borrower pursuant to the Put/Call Option, a USRG Party, Bunge and West Central collectively cease to own directly or indirectly 100% of the Equity Interests in the Borrower; or

(b) following the purchase of the equity interests of the Borrower pursuant to the Put/Call Option:

(i) Renewable Energy Group, Inc. (“REG”) ceases to own directly or indirectly 100% of the Equity Interests in the Borrower; or;

(ii) other than as a result of an initial public offering of the equity securities of REG, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an

“option right”)), directly or indirectly, of 50% or more of the equity securities of REG entitled to vote for members of the board of directors or equivalent governing body of REG on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); provided that the REG Stockholders Agreement, dated as of February 26, 2010, shall not be deemed to create a “group”; or

(iii) other than as a result of a change in the composition of the board of directors as a result of an initial public offering of the equity securities of REG, a majority of the members of the board of directors of REG cease to be composed of individuals (1) who are members of that board on the date hereof, (2) whose election or nomination to that board was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that board or (3) whose election or nomination to that board was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Closing Costs” means all reasonable and documented out-of-pocket expenses incurred by the Lenders, and the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents.

“Closing Date” means the date on which all the conditions set forth in Section 6.01 (Conditions Precedent – Conditions to Closing Date) have been satisfied or waived.

“Closing Date Disbursements” means an amount of the Required Equity Contribution disbursed on the Closing Date to or at the direction of the Persons and in the amounts set forth below:

(i) The Administrative Agent - $150,000 in payment of amounts due under Section 6.01(l) (Conditions Precedent – Conditions to Closing Date).

(ii) Falcon Technologies and Services, Inc. - $316,537.50

(iii) Pledgor - $150,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“COGS Expenses” means Operation and Maintenance Expenses for the purchase of fats, oils, chemicals, electricity and natural gas and variable costs incurred pursuant to the Permitted Commodity Hedging Arrangements.

“Cold Shutdown” means the cessation of commercial operation of the Project as a biodiesel refinery and the maintenance of the Project in a state in which the Project facilities are not producing biodiesel, biodiesel work in process has been completed, and wherein (i) Project systems and equipment preservation are being managed in accordance with manufacturer recommendations and prudent practices and (ii) Project facilities operate with a reduced headcount. “Cold Shutdown” contemplates minimized usage of the Project’s utility systems but does not contemplate any cessation of compliance monitoring with respect to Necessary Project Approvals.

“Collateral” means all assets of and Equity Interests in the Borrower, whether now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document then in effect or contemplated to be in effect.

“Collateral Agent” means WestLB, not in its individual capacity but solely in its capacity as collateral agent for the Senior Secured Parties under the Financing Documents, and includes each other Person that may, from time to time, be appointed as successor Collateral Agent pursuant to Section 10.06 (Resignation or Removal of Agent).

“Commencement Date Certain” means the eleven (11) month anniversary of the Closing Date; provided, however, that if the Capital Improvement Completion Date has not been achieved by such date, then the Borrower, the Lessee and the Administrative Agent shall use commercially reasonable efforts to agree within thirty (30) days of such date on the terms of a plan and budget for corrective action including a date by which the Capital Improvement Completion Date is required to be achieved (the “Capital Improvement Completion Date Corrective Action Plan”) and (i) if a Capital Improvement Completion Date Corrective Action Plan is not agreed within such thirty (30) day period, “Commencement Date Certain” shall mean the twelve (12) month anniversary of the Closing Date and (ii) if a Capital Improvement Completion Date Corrective Action Plan is agreed within such thirty (30) day period, “Commencement Date Certain” shall mean the date set forth in the Capital Improvement Completion Date Corrective Action Plan by which the Capital Improvement Completion Date is required to be achieved.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, as set forth opposite the name of such Lender in Schedule 2.01.

“Commodity Hedging Arrangements” means any arrangement entered into by Lessee or under which Lessee could incur liability to hedge the price of biodiesel or commodities used as feedstock for the production of biodiesel.

“Commodity Risk Management Plans” means risk management plans prepared by Lessee and approved by the Landlord pursuant to Section 5.5.20 of the Lease setting forth terms and conditions relating to any Commodity Hedging Arrangements from time to time proposed to be entered into by Lessee, including any updates made to such risk management plans in accordance with the terms of the Lease.

“Communications” shall have the meaning provided in Section 11.11(g) (Notices and Other Communications).

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“Consents” means each Consent and Agreement entered into among a Project Party, the Borrower, the Lessee (if the Lessee is party to the agreement giving rise such Consent) and the Collateral Agent, each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Construction Contractors” means each party, other than the Borrower, to each Construction Contract.

“Construction Contracts” means collectively, (i) Tank Repair Agreement, (ii) the REG Agreement, (iii) each other construction contract identified on Schedule 5.11, (iv) any additional contracts relating to the capital improvement work with respect to the Project to which the Borrower is a party addressing matters that are critical to such work and (v) any Additional Project Document related to such matters.

“Consultants” means the Independent Engineer, the Financial Advisor, the Insurance Consultant and any other consultants appointed by or on behalf of the Required Lenders.

“Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied: (a) unless waived by the Administrative Agent, such Person has posted a bond or cash collateral for the full amount of such claim or other security reasonably acceptable to the Administrative Agent; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) none of such Person or any of its officers, directors or employees, or any Senior Secured Party or its respective officers, directors or employees, is or would reasonably be expected to become subject to any criminal liability or sanction in connection with such contested items; and (d) such contest and any resultant failure to pay or discharge the claimed or assessed amount during the pendency of such contest does not, and could not reasonably be expected to (i) result in a Material Adverse Effect or (ii) involve a material risk of the sale, forfeiture or loss of, or the creation, existence or imposition of any Lien on, any of the Collateral.

“Contingent Liabilities” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any contingent liabilities shall (subject to any limitation set forth therein) be deemed for purposes of this Agreement to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability guaranteed thereby has not been established, the amount of such contingent liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided, further, that any agreement to limit the maximum amount of such Person’s obligation under such contingent liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“CS End Date” means the date all capital repair, remediation and improvement work with respect to one train of the Project is complete and such train is ready to process feedstock and begin operation for its intended use.

“Debt Service” means, for any period, the sum of (i) all fees (including Fees) scheduled to become due and payable during such period to the Senior Secured Parties, (ii) interest on the Loans scheduled to become due and payable during such period to the Senior Secured Parties, (iii) principal payments of the Loans (excluding any mandatory prepayments) scheduled to become due and payable during such period to the Senior Secured Parties and (iv) all payments due by the Borrower pursuant to Section 4.03 (Increased Eurodollar Loan Costs) and Section 4.07(a) (Taxes) with respect to such scheduled principal, interest and fees.

“Debtors” has the meaning set forth in the Recitals.

“Default” means any condition, occurrence or event that, after notice or passage of time or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 3.04 (Default Interest Rate).

“Deferred Approvals” has the meaning provided in Section 5.03(a)(iii) (Representations and Warranties – Governmental Approvals).

“Deferred Contracts” has the meaning provided in Section 5.11(a)(iii) (Representations and Warranties – Contracts).

“Designated Capital Improvement Costs” means those line items on the Capital Improvement Budget related to the remediation construction costs, start up and testing of the project which items are marked on Capital Improvement Budget with an asterisk and which aggregate $4.0 million.

“DIP Agent” has the meaning set forth in the Preamble.

“DIP Credit Agreement” has the meaning set forth in the Recitals.

“DIP Lender” has the meaning set forth in the Preamble.

“Discharge Date” means the date on which (a) all outstanding Commitments have been terminated and (b) all amounts payable in respect of the Obligations have been paid in full in cash (other than obligations under the Financing Documents that by their terms survive and with respect to which no claim has been made by the Senior Secured Parties).

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated on Schedule 2.01 or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by written notice from such Lender, as the case may be, to the Borrower and the Administrative Agent.

“Electricity Supply Agreement” means the Electrical Facilities Service Agreement/Service Entrance Specification/Addendum of General Terms and Conditions, dated as of May 12, 2007, between the Borrower and Exelon Corporation.

“Elevator Maintenance Agreement” means the Gold Maintenance Agreement between the Borrower and ThyssenKrupp Elevator Corporation dated as of November 4, 2008.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Environmental Affiliate” means any Affiliate of a Loan Party with respect to which such Loan Party could reasonably be expected to have liability as a result of such Loan Party retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Affiliate, whether the source of such Loan Party’s obligation is by contract or operation of Law.

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim” means any written notice, claim, demand or similar written communication by any Person alleging potential liability or requiring or demanding remedial or responsive measures (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) in each such case (x) either (i) with respect to environmental contamination-related liabilities or obligations with respect to which a Loan Party could reasonably be expected to be responsible that are, or could reasonably be expected to be, in excess of fifty thousand Dollars ($50,000) in the aggregate or (ii) that has or could reasonably be expected to result in a Material Adverse Effect and (y) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person; (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Approvals; or (iii) exposure to Materials of Environmental Concern.

“Environmental Laws” means all Laws applicable to the Project relating to pollution or protection of human health, safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise applicable to the Project relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, management, remediation or handling of Materials of Environmental Concern.

“Environmental Site Assessment Report” means (i) “Phase I Environmental Site Assessment, NOVA Biofuels Seneca, LLC, 614 Shipyard Road, Seneca, Illinois” prepared by Conestoga Rovers and Associates (“CRA”) and dated January 2008; (ii) “Phase I Environmental Site Assessment, Lot 1 of the Former Seneca Naval Shipyards, Seneca, Illinois” prepared by CRA and dated December 2006; (iii) “Test Pit Program and Soil Excavation and Disposal Activities Summary Report, NOVA Biofuels Seneca, LLC, Seneca, Illinois” prepared by CRA and dated May 2007; (iv) “Phase I Environmental Site Assessment, NOVA Biofuels, Seneca LLC – Seneca, Illinois” prepared by Burns & McDonnell Engineering Company, Inc. (“Burns & McDonnell”) and dated September 2009; and (v) “Limited Phase II Environmental Site Investigation, 614 Shipyard Road, Seneca, Illinois” prepared by
Burns & McDonnell and dated October 13, 2009.

“Equator Principles” means The Equator Principles – An Industry Framework for Financial Institutions to Manage Environmental and Social Issues in Project Financing (commonly referred to as “The Equator Principles”).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any Person, trade or business that, together with any Loan Party, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Plan” means any Plan that is not a Multiemployer Plan.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate and the provisions of Article II (Commitments; Other Credit Agreements) and Article III (Repayments, Prepayments, Interest and Fees).

“Eurodollar Office” means, relative to any Lender, the office of such Lender designated as such on Schedule 2.01 or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent pursuant to Section 4.04 (Obligation to Mitigate; Replacement of Lender) that shall be making or maintaining Eurodollar Loans of such Lender hereunder.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum equal to the greater of (a) one and one half percent (1.5%) per annum, and (b) the rate per annum obtained by dividing (x) LIBOR for such Interest Period and Eurodollar Loan, by (y) a percentage equal to (i) 100% minus (ii) the Eurodollar Reserve Percentage for such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the F.R.S. Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Abandonment” means any of the following shall have occurred: (i) the abandonment by the Borrower of the capital repair, remediation and improvement work with respect to, operation (until the CS End Date in Cold Shutdown) or maintenance of the Project for a period of more than fifteen (15) consecutive days (other than as a result of force majeure, an Event of Taking or a Casualty Event) or (ii) any written acknowledgement by the Borrower of a final decision to take any of the foregoing actions.

“Event of Default” means any one of the events specified in Section 9.01 (Events of Default).

“Event of Taking” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to any material part of the Project, any Equity Interests of the Borrower, or any other assets of the Borrower.

“Event of Total Loss” means the occurrence of a Casualty Event affecting all or substantially all of the Project or the assets of the Borrower.

“Excluded Taxes” means, with respect to any Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) such Agent’s, Lender’s or other recipient’s net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (b) any branch profits Tax imposed by the United States, or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any United States withholding Tax to the extent that it is imposed on amounts payable to such Agent or such Lender at the time such Agent or such Lender becomes a party to this Agreement or to the extent it is imposed on amounts payable to such Agent or such Lender due to a merger, reorganization or acquisition of such Agent or such Lender or (d) in the case of a Participant, any Taxes (including United States withholding Taxes) in excess of the amount of Taxes to which the Lender selling the participation would have been entitled with respect to the participation if the Lender had not sold the participation to that Participant.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fees” means, collectively, each of the fees payable by the Borrower for the account of any Lender or Agent pursuant to Section 3.11 (Fees).

“Final Completion” means that each of the following conditions has been achieved to the reasonable satisfaction of the Administrative Agent as certified by the Borrower and confirmed in writing by the Independent Engineer in a Final Completion Certificate completed to the reasonable satisfaction of the Administrative Agent:

(i)	the Capital Improvement Completion Date shall have occurred;

(ii)	The Governmental Authority having jurisdiction with respect to the air emissions of the Project has been notified that the Project is ready to commence commercial operation;

(iii)	insurance required pursuant to Schedule 7.01(h) and under any Project Document shall be in place, as confirmed by the Insurance Consultant; and

(iv)	all Project Costs shall have been fully paid (other than amounts that are subject to a Contest).

“Final Completion Certificates” means, as the context requires, certificates of the Borrower and the Independent Engineer, in substantially the form of Exhibit R-1 and R-2 confirming that Final Completion has occurred.

“Final Completion Date” means the date on which the Project has achieved Final Completion, as certified by the Borrower and the Independent Engineer.

“Final Maturity Date” means, with respect to the Loans, April 8, 2017.

“Financial Advisor” means Capstone Advisory Group, LLC or a replacement appointed by the Required Lenders.

“Financial Assets” has the meaning provided in Section 3.05(b) (Representations, Warranties and Covenants of the Accounts Bank) of the Accounts Agreement.

“Financial Officer” means, with respect to any Person, the controller, treasurer or chief financial officer of such Person.

“Financing Documents” means:

(i)	this Agreement;

(ii)	the Notes;

(iii)	the Security Documents; and

(iv)	the Accounts Agreement.

“First Train Completion Date” means the date on which the following conditions have been satisfied, and such satisfaction shall have been certified by the Borrower and confirmed in writing by the Independent Engineer, each in a First Train Completion Date Certificate completed to the reasonable satisfaction of the Administrative Agent:

(i)	all capital repair, remediation and improvement work with respect to one train of the Project shall have been completed (other than punch list items) and such train of the Project shall be ready to process feedstock and begin operation for the Project’s intended use as a biodiesel production facility as demonstrated by a Performance Test;

(ii)	training shall have been completed for all required plant personnel in a manner that is reasonably satisfactory to the Independent Engineer;

(iii)	the Borrower shall have received any plant operation manual and plant maintenance manual, training manuals and all materials and documents provided by the Construction Contractors and other manufacturers, suppliers and vendors for the Project, and in each case, shall have been verified as being received by the Independent Engineer;

(iv)	all capital improvement costs for the repairs set forth in clause (i) of this definition shall have been fully paid (other than amounts that are subject to a Contest) and the Administrative Agent shall have received reasonably satisfactory evidence (for example, an ALTA 122 Endorsement to the applicable Title Policy) that there shall be no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of the Project, Site, or other assets relating to the work or services of the Project provided by the Construction Contractors or any of their subcontractors (other than Liens that are subject to a Contest);

(v)	each Construction Contractor and each subcontractor for the Project shall have provided all satisfactory Lien waivers, other than with respect to punch list items and other than Lien waivers from individual contractors who were paid, in the aggregate, less than $25,000 for all of their respective work relating the Project (taking into account any and all contracts or agreements pursuant to which such contractor has performed such work); and

(vi)	all Necessary Project Approvals required to be obtained at such time shall have been obtained.

“First Train Completion Date Certificate” means, as the context requires, (a) a certificate of the Independent Engineer, in substantially the form of Exhibit P-2, or (b) a certificate of the Borrower, in substantially the form of Exhibit P-1, in each case confirming that the First Train Completion Date has occurred.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31st.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Approval” means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any Governmental Authority.

“Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender” has the meaning provided in Section 11.03(h) (Assignments).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). For all purposes hereof, “Guarantee” shall not include Borrower’s obligations, if any under Section 9.04(e) (Application of Proceeds).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)	all obligations of such Person for or in respect of moneys borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with GAAP in such Person’s financial statements as being in the nature of a borrowing or is treated as “off-balance sheet” financing);

(ii)	all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(iii)	all obligations of such Person for the deferred purchase price of property or services;

(iv)	all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(v)	the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(vi)	all Capitalized Lease Liabilities;

(vii)	net obligations of such Person under all Swap Contracts;

(viii)	all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(ix)	all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 11.08 (Indemnification by the Borrower).

“Independent Engineer” means R.W. Beck, Inc., or a replacement appointed by the Required Lenders.

“Information” has the meaning provided in Section 11.17 (Treatment of Certain Information; Confidentiality).

“Initial Quarterly Payment Date” means the first Quarterly Payment Date following the second anniversary of the Closing Date.

“Initial Semi-Annual Payment Date” means the first Semi-Annual Payment Date following the second anniversary of the Closing Date.

“Insolvency or Liquidation Proceeding” means, with respect to any Person:

(i)	any case commenced by or against such Person under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of such Person, any receivership or assignment for the benefit of creditors relating to such Person or any similar case or proceeding relative to such Person or its creditors, as such, in each case whether or not voluntary;

(ii)	any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to such Person , in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii)	any other proceeding of any type or nature in which substantially all claims of creditors of such Person are determined and any payment or distribution is or may be made on account of such claims.

“Insurance and Condemnation Proceeds Request Certificate” means a certificate of the Borrower in the form of Exhibit S.

“Insurance Consultant” means Moore-McNeil, LLC, or a replacement appointed by the Required Lenders.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to the Borrower or the Project that are paid or payable to or for the account of the Borrower or the Collateral Agent as loss payee, or additional insured (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Intellectual Property” has the meaning provided in Section 5.31(f) (Representations and Warranties – Patents, Trademarks, Etc.).

“Interest Payment Date” means (i) with respect to Eurodollar Loans, the last day of each applicable Interest Period or, if applicable, any date on which such Eurodollar Loan is converted to a Base Rate Loan and (ii) with respect to Base Rate Loans, on each Monthly Payment Date or, if applicable, any date on which such Base Rate Loan is converted to a Eurodollar Loan.

“Interest Period” means, with respect to any Eurodollar Loan, the period beginning on (and including) the date on which each successive interest period for each such Eurodollar Loan is determined pursuant to Section 3.03 (Interest Rates) and ending on (and including) the day that numerically corresponds to such date one (1), two (2) or three (3) months thereafter, in either case as the Borrower may select in the relevant Interest Period Notice; provided, however, that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, (iii) the Borrower may not select any Interest Period that ends after any Quarterly Payment Date unless, after giving effect to such selection, the aggregate outstanding principal amount of Eurodollar Loans having Interest Periods which end on or prior to such Quarterly Payment Date shall be at least equal to the aggregate principal amount of Eurodollar Loans due and payable on or prior to such Quarterly Payment Date, and (iv) no Interest Period may end later than the Final Maturity Date.

“Interest Period Notice” means a notice in substantially the form attached hereto as Exhibit O, executed by an Authorized Officer of the Borrower.

“IP Security Agreement” means, collectively, the Confirmatory Grant of Security Interest in United States Patents, the Confirmatory Grant of Security Interest in United States Trademarks and the Confirmatory Grant of Security Interest in United States Copyrights, to be entered into on or before the Closing Date, by the Borrower in favor of the Collateral Agent.

“Knowledge” means actual knowledge, after due inquiry, of any Chief Executive Officer, Chief Financial Officer, President, Vice-President or Chief Operations Officer.

“Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, common law, holding, injunction, Governmental Approval or requirement of such Governmental Authority. Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect as of the date of this Agreement.

“Lead Arranger” means WestLB in its capacity as lead arranger, sole bookrunner and syndication agent hereunder.

“Lease” means the Lease dated as of April 8, 2010 between the Borrower and the Lessee as in effect on the date hereof and as may be amended from time to time in accordance with the terms of this Agreement.

“Lease Documents” means:

(i)	the Lease;

(ii)	the Lessee Pledge Agreement;

(iii)	the Lessee Security Agreement;

(iv)	the Leasehold Mortgage;

(v)	the Put/Call Agreement;

(vi)	the Membership Interest Purchase Agreement;

(vii)	any additional agreement with respect to any of the foregoing; and

(viii)	any replacement of any of the foregoing.

“Leasehold Mortgage” means the Leasehold Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, in form and substance reasonably satisfactory to the Lenders, to be made by the Lessee to the Collateral Agent for the benefit of the Senior Secured Parties.

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit Q.

“Lenders” means those Lenders of Loans, as identified on Schedule 2.01, and each other Person that acquires the rights and obligations of any such Lender pursuant to Section 11.03 (Assignments).

“Lessee” means REG Seneca, LLC in its capacity as lessee under the Lease and any successor of REG Seneca, LLC in such capacity in accordance with the terms of this Agreement.

“Lessee Blocked Account Agreement” means an agreement, in substantially the form attached hereto as Exhibit M-2 (or if requested by the Lessee, such other form reasonably satisfactory to the Lessee, the Administrative Agent and the Collateral Agent), with respect to a Lessee Local Account, among the Lessee, the bank with whom such Lessee Local Account was opened and the Collateral Agent (as assignee of the Borrower).

“Lessee Collateral” means all assets of and Equity Interests in the Lessee, whether now owned or hereafter acquired upon which a Lien is purported to be created by any Lessee Security Document then in effect or contemplated to be in effect.

“Lessee Local Account” means any local bank account (other than the Lessee Revenue Account) in the name of the Lessee.

“Lessee Pledge Agreement” means the Pledge and Security Agreement, to be entered into on or before the Closing Date among the Lessee, the Lessee Pledgor and the Borrower pursuant to which the Lessee Pledgor pledges one hundred percent (100%) of the Equity Interests in the Lessee to the Borrower and which Equity Interests shall be further assigned by the Borrower to the Collateral Agent.

“Lessee Pledgor” means REG Intermediate Holdco, Inc., a Delaware corporation.

“Lessee Revenue Account” has the meaning set forth in Section 3.01(b) (Establishment of the Accounts – Lessee Revenue Account) of the Accounts Agreement.

“Lessee Security Agreement” means the Assignment and Security Agreement between the Borrower and the Lessee to be entered into on or before the Closing Date by the Lessee in favor of the Borrower pursuant to which the Lessee grants a security interest to the Borrower and which security interest shall be further assigned by the Borrower to the Collateral Agent.

“Lessee Security Documents” means (i) the Lessee Pledge Agreement, (ii) the Lessee Blocked Account Agreement, (iii) the Lessee Security Agreement and (iv) any chattel mortgages, financing statements, notices, authorization letters, or other certificates filed, recorded or delivered in connection with the foregoing.

“LIBOR” means, for any Interest Period for any Eurodollar Loan:

(a)	the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(b)	if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(c)	if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by WestLB to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, bailment, conditional sales or title retention agreement, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

“Loan” has the meaning provided in Section 2.01(a) (Loans).

“Loan Parties” means, collectively, the Borrower and the Pledgor.

“Local Account” means any local bank account (other than the Borrower Revenue Account or the Capital Improvements Account) in the name of the Borrower.

“Maintenance Capital Expenses” means all expenditures by the Borrower for regularly scheduled (or reasonably anticipated) major maintenance of the Project pursuant to Prudent Biodiesel Operating Practice and vendor and supplier requirements constituting major maintenance (including teardowns, overhauls, capital improvements, replacements and/or refurbishments of major components of the Project).

“Management and Operating Services Agreement” means the Management and Operating Services Agreement, dated as of April 8, 2010, among the Manager, REG Marketing and the Lessee.

“Manager” means REG Services Group, LLC.

“Mandatory Prepayment” means a prepayment in accordance with Section 3.08 (Mandatory Prepayment).

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, property, condition (financial or otherwise) or operations of the Borrower or the Project, taken as a whole, (ii) the ability of the Borrower or the Pledgor to perform its material obligations under any Transaction Document to which it is a party, (iii) creation, perfection or priority of the Liens granted, or purported to be granted, in favor, or for the benefit, of the Collateral Agent pursuant to the Security Documents or (iv) the rights or remedies of any Senior Secured Party under any Financing Document; provided, however, the expiration of the Blender’s Production Credit on December 31, 2009 shall not, during the six (6) month period following the Closing Date, be deemed a Material Adverse Effect if (x) the Environmental Protection Agency adopts revisions to the Renewable Fuel Standard program required by the

Energy Independence and Security Act of 2007 in the form proposed by the United States Environmental Protection Agency as publication EPA-420-F-09-023, May 2009 or (y) the Blender’s Production Credit as in effect on December 31, 2009 is reinstated.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances, any toxic mold, radon gas or other naturally occurring toxic or hazardous substance or organism and any material that is regulated in any way, or for which liability is imposed, pursuant to an Environmental Law.

“Maximum Rate” has the meaning provided in Section 11.09 (Interest Rate Limitation).

“Membership Interest Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of April 8, 2010, between the Lessee Pledgor and the Pledgor.

“Monthly Payment Date” means the first Business Day of each month.

“Monthly Period” means each one (1) month period beginning on (and including) the day immediately following a Monthly Payment Date and ending on (and including) the next Monthly Payment Date.

“Moody’s” means Moody’s Investors Service Inc., and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means the Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, in form and substance reasonably satisfactory to the Lenders, to be made by the Borrower to the Collateral Agent for the benefit of the Senior Secured Parties.

“Mortgaged Property” means all real property right, title and interest of the Borrower that is subject to the Mortgage in favor of the Collateral Agent.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Necessary Project Approvals” has the meaning set forth in Section 5.03(a)(i) (Representations and Warranties – Governmental Approvals).

“Necessary Project Contracts” has the meaning set forth in Section 5.11(a)(ii) (Representations and Warranties – Contracts).

“Non-Appealable” means, with respect to any specified time period allowing an appeal of any ruling under any constitutional provision, Law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding or injunction that such specified time period has elapsed without an appeal having been brought.

“Non-U.S. Lender” has the meaning set forth in Section 4.07(e) (Taxes – Foreign Lenders).

“Non-Voting Lender” means any Lender who (a) is also a Loan Party, a Project Party, or any Affiliate or Subsidiary thereof, or (b) has sold a participation in the Loan held by it to any such Person.

“Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit B, evidencing the Loans.

“Notice of Suspension” has the meaning set forth in Section 8.16 (Notice of Suspension of Accounts).

“Obligations” means and includes the sum of (i) all loans, advances, debts, liabilities, Indebtedness and obligations, howsoever arising, owed to the Agents, the Lenders or any other Senior Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any Insolvency or Liquidation Proceeding naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, pursuant to the terms of this Agreement or any of the other Financing Documents, including all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and Consultants’ fees payable by the Borrower hereunder or thereunder and (ii) any ABL Shortfall in existence while any Obligation set forth in clause (i) remains unsatisfied.

“OpCo II Withdrawal Certificate” has the meaning provided in Section 3.03(b) (Deposits into and Withdrawals from Borrower Revenue Account; Deposits into and Withdrawals from Lessee Revenue Account) of the Accounts Agreement.

“Operating Budget” has the meaning set forth in Section 7.01(j)(i) (Covenants –Affirmative Covenants – Operating Budget).

“Operating Budget Category” means, at any time with respect to each Operating Budget, each line item set forth in such Operating Budget in effect at such time.

“Operating Statement” means an operating statement with respect to the Project, in substantially the form of Exhibit L.

“Operation and Maintenance Expenses” means, for any period, the sum without duplication of all (i) reasonable and necessary expenses of administering, managing and operating, and generating Products for sale from, the Project and maintaining it in good repair and operating condition, (ii) costs of the purchase, supply and transportation of all feedstock, natural gas, electricity and other supplies and raw materials to the Project and distribution and sale of Products from the Project that the Borrower or the Lessee is obligated to pay, (iii) all reasonable and necessary insurance costs (other than insurance premiums that are paid as Project Costs), (iv) property, sales and franchise taxes to the extent that the Borrower or the Lessee is liable to pay such taxes to the taxing authority (other than taxes imposed on or measured by income or receipts) to which the Project, may be subject (or payment in lieu of such taxes to which the Project may be subject), (v) reasonable and necessary costs and fees incurred in connection with obtaining and maintaining in effect Necessary Project Approvals, (vi) reasonable and arm’s-length legal, accounting and other professional fees attendant to any of the foregoing items during such period, (vii) the reasonable costs of administration and enforcement of the Transaction Documents, (viii) all other costs and expenses included in the then-current Operating Budget (ix) the Approved Management Fees, (x) Maintenance Capital Expenses included in the then-current Operating Budget, (xi) costs incurred pursuant to the Permitted Commodity Hedging Arrangements and (xii) repayments by the Lessee of non-interest bearing advances to the Lessee from Affiliates of the Lessee used to pay any of the foregoing in accordance with the Operating Budget. In no event shall Project Costs or Maintenance Capital Expenses (except Maintenance Capital Expenses included in the then-current Operating Budget) be considered Operation and Maintenance Expenses.

“OPEX Expenses” means Operation and Maintenance Expenses other than COGS Expenses.

“Organic Documents” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock and, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability agreement.

“Original Borrower” has the meaning set forth in the Recitals.

“Original Credit Agreement” has the meaning set forth in the Recitals.

“Participant” has the meaning provided in Section 11.03(d) (Assignments).

“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“pdf” has the meaning set forth in Section 11.07 (Counterparts; Effectiveness).

“Performance Bond” means any performance bond provided for the benefit of the Borrower or the Lessee under any Construction Contract.

“Performance Test” means a performance test of a train of the Project completed pursuant to the terms of the Performance Testing Plan attached hereto as Exhibit C.

“Permitted Commodity Hedging Arrangements” means those Commodity Hedging Arrangements entered into by Lessee in accordance with Section 5.6.22 of the Lease.

“Permitted Indebtedness” means Indebtedness identified in Section 7.02(a) (Covenants – Negative Covenants – Restrictions on Indebtedness).

“Permitted Liens” means Liens identified in Section 7.02(b) (Covenants – Negative Covenants – Liens).

“Permitted Operating Budget Deviation Levels” means, with respect to OPEX Expenses, ten percent (10%) of the amount projected in the then-current Operating Budget for OPEX Expenses.

“Permitted Tax Distribution” means, with respect to any distributee that is required to pay tax as a result of its direct or indirect ownership of the Borrower or the Lessee, as applicable, an amount equal to (a) the Tax Rate at such time multiplied by (b) the lesser of (i) such distributee’s estimated share of the taxable income of the Borrower or the Lessee, as applicable, (after netting or otherwise taking account of a distributee’s shares of the income, loss, deduction and credit associated with the distributee’s interest in the Borrower or the Lessee, as applicable) and (ii) the pro rata portion of such distributee’s estimated total taxable income attributable to its direct or indirect ownership of the Borrower or the Lessee, as applicable (after netting or otherwise taking account of a distributee’s shares of the income, loss, deduction and credit associated with the distributee’s interest in the Borrower or the Lessee, as applicable and all tax sharing arrangements to which such distributee is a party), in each case that the distributee is reasonably expected to have to report for income tax purposes for the Fiscal Quarter distributed to the extent necessary to fund a distributee’s timely payment to a Governmental Authority of tax liability (including estimated payments thereof) and subject to correction as described below. “Tax Rate” means, as of any date of calculation, a percentage equal to the sum of (x) the then-current maximum applicable federal corporate income tax rate plus (y) the then-current maximum applicable state corporate income tax rate. Permitted Tax Distributions as estimated for purposes of a Quarterly Payment Date shall be subject to later correction to reflect amounts as actually reported on an income tax return by a distributee for federal and state income tax purposes. Thus, on any Quarterly Payment Date, the Permitted Tax Distribution means the amount calculated as the product of (a) and (b), above, adjusted by the difference, if any, between the Permitted Tax Distribution for the preceding Quarterly Payment Date as estimated for such date and the Permitted Tax Distribution for that preceding Quarterly Payment Date as finally determined.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA that is sponsored or maintained by any Loan Party or any ERISA Affiliate, or in respect of which any Loan Party or any ERISA Affiliate has any obligation to contribute or liability.

“Platform” has the meaning set forth in Section 11.11(h) (Notices and Other Communications).

“Pledge Agreement” means the Pledge and Security Agreement, to be entered into on or before the Closing Date, among the Borrower, the Pledgor and the Collateral Agent,

pursuant to which the Pledgor pledges one hundred percent (100%) of the Equity Interests in the Borrower to the Collateral Agent.

“Pledgor” means Seneca Biodiesel Holdco, LLC, a Delaware limited liability company.

“Preliminary Operating Budget” has the meaning set forth in Section 6.01(q) (Conditions to Closing Date).

“Process Agent” means any Person appointed as agent by any Loan Party party to the Financing Documents, to the extent required under the Financing Documents, to receive on behalf of itself and its property services of copies of summons and complaint or any other process which may be served in connection with any action or proceeding before any court arising out of or relating to this Agreement or any other Financing Document to which it is a party, including CT Corporation.

“Products” means biodiesel, glycerin, and any other co-product or by-product produced at the Project in connection with the production of biodiesel at the Project.

“Project” means, the biodiesel plant located in Seneca, Illinois, which is designed to produce approximately sixty (60) million gallons-per-year of biodiesel, and all auxiliary and other facilities, together with all fixtures and improvements thereto and the Site and all other real property, easements and rights-of-way held by or on behalf of the Borrower and all rights to use easements and rights-of-way of others.

“Project Costs” means, the following costs and expenses incurred by the Borrower in connection with the Project prior to the Final Completion Date and set forth in the Capital Improvement Budget or otherwise approved in writing by the Required Lenders (in consultation with the Independent Engineer):

(i)	costs incurred by the Borrower under the Construction Contracts, and other costs related to the performance of capital repair, remediation and improvements with respect to, start-up, and testing of the Project;

(ii)	fees and expenses incurred by or on behalf of the Borrower in connection with the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)	Fees and interest on the Term Loans until the Capital Improvement Completion Date;

(iv)	financing fees and expenses in connection with the Loans and the fees, costs and expenses of the Agents’ counsel and the Consultants;

(v)	insurance premiums with respect to the Title Insurance Policy and the insurance required pursuant to Section 7.01(h) (Covenants – Affirmative Covenants – Insurance);

(vi)	costs of feedstock and natural gas utilized for testing and operation of the Project prior to the Final Completion Date; and

(vii)	all other costs and expenses included in the Project Capital Improvement Budget.

“Project Document Termination Payments” means all payments that are required to be paid to or for the account of the Borrower as a result of the termination of any Project Document.

“Project Documents” means:

(i)	the Construction Contracts;

(ii)	the Redevelopment Agreement;

(iii)	the Electricity Supply Agreement;

(iv)	the Sidetrack Agreement;

(v)	the Elevator Maintenance Agreement;

(vi)	any other documents designated as a Project Document by the Borrower and the Administrative Agent;

(vii)	the Lease;

(viii)	the Management and Operating Services Agreement;

(ix)	each Additional Project Document; and

(x)	any replacement agreement for any such agreement.

“Project Party” means each Person (other than the Borrower or the Lessee) who is a party to a Project Document.

“Prudent Biodiesel Operating Practice” means those commercially reasonable practices, methods and acts that (i) are commonly used to manage, operate and maintain biodiesel production, distribution, equipment and associated facilities of the size and type that comprise the Project safely, reliably, and efficiently and in compliance with applicable Laws, manufacturers’ warranties and manufacturers’ and licensor’s recommendations and guidelines, and (ii) in the exercise of commercially reasonable judgment, skill, diligence, foresight and care are expected of a biodiesel plant operator, in order to efficiently accomplish the desired result consistent with safety standards, applicable Laws, manufacturers’ warranties, manufacturers’ recommendations and, in the case of the Project, the Project Documents. Prudent Biodiesel Operating Practice does not necessarily mean one particular practice, method, equipment specifications or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Purchaser” has the meaning set forth in the Recitals.

“Put/Call Agreement” means the Funding, Investor Fee and Put/Call Agreement dated as of [    ], 2010 among Pledgor, the Borrower, Lessor Pledgor and REG Seneca, LLC as in effect on the date hereof and as may be amended from time to time with the prior written consent of the Required Lenders.

“Put/Call Option” means Lessee Pledgor’s call option to purchase and Pledgor’s put option to sell the Equity Interests in the Borrower pursuant to the Put/Call Agreement.

“Quarterly Payment Date” means each of January 31, April 30, July 31 and October 31.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations, standards, guidelines, and publications issued thereunder.

“Redevelopment Agreement” means that certain Redevelopment Agreement among the Village of Seneca, LaSalle and Grundy Counties, Illinois, Shipyard Industrial Park, Inc., and the Borrower dated as of October 31, 2006.

“REG Agreement” means the Construction Management Agreement, dated as of April 8, 2010, between the Borrower and REG Construction & Technology Group, LLC, an Iowa limited liability company.

“REG Marketing” means REG Marketing & Logistics Group, LLC, an Iowa limited liability company.

“REG Services” means REG Services Group, LLC, an Iowa limited liability company.

“Register” has the meaning set forth in Section 11.03(c) (Assignments).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those which might be taken by a Governmental Authority or those which a Governmental Authority or any other Person might seek to require of potentially responsible parties, liable parties, waste generators, handlers, distributors, processors, users, disposers, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Reportable Event” means a “reportable event” within the meaning of Section 4043(c) of ERISA other than an event for which the 30 day notice provision has been waived pursuant to subclause 22, 23, 27 or 28 of the regulations thereunder.

“Required Equity Contribution” means the equity contributions to be made to the Borrower on the Closing Date for Project Costs in the aggregate total amount of four million Dollars ($4,000,000).

“Required Lenders” means Lenders (excluding all Non-Voting Lenders) holding Loans in excess of fifty percent (50.00%) of the then aggregate outstanding principal amount of the Loans (excluding the Loans of all Non-Voting Lenders).

“Restricted Payments” means (a) any dividend or other distribution (whether in cash, securities or other property), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests of the Borrower, or on account of any return of capital to any holder of any such Equity Interest in, or any other Affiliate of, the Borrower, or any option, warrant or other right to acquire any such dividend or other distribution or payment, (b) any payment of any management, consultancy, administrative, services, or other similar payments, to any Person who owns, directly or indirectly, any Equity Interest in the Borrower or (c) any payment to the Manager pursuant to Section 3.03(a)(ii)(L) (Deposits into and Withdrawals from Borrower Revenue Account; Deposits into and Withdrawals from Lessee Revenue Account) of the Accounts Agreement; provided, that the payment of the Approved Management Fees or any Permitted Tax Distribution, in each case in accordance with the terms of this Agreement and the Accounts Agreement, shall not constitute a Restricted Payment.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc., or any successor thereto that is a nationally-recognized rating agency.

“Sale Order” means the Order Authorizing (i) the Sale of Substantially All of the Seneca Assets and Process Technology of Debtors Free and Clear of Liens, Claims and Encumbrances and (ii) the Assumption and Assignment of Executory Contracts and Unexpired Leases entered by the Bankruptcy Court on September 29, 2009.

“Second Train Completion Date” means the date on which the following conditions have been satisfied, and such satisfaction shall have been certified by the Borrower and confirmed in writing by the Independent Engineer, each in a Second Train Completion Date Certificate completed to the reasonable satisfaction of the Administrative Agent:

(i)	all capital repair, remediation and improvement work with respect to one train of the Project in addition to the train which is the subject of the First Train Completion Date Certificate shall have been completed (other than punch list items) and such train of the Project shall be ready to process feedstock and begin operation for the Project’s intended use as a biodiesel production facility as demonstrated by a Performance Test conducted while the train which is the subject of the First Train Completion Date Certificate is in operation;

(ii)	training shall have been completed for all required plant personnel in a manner that is reasonably satisfactory to the Independent Engineer;

(iii)	the Borrower shall have received any plant operation manual and plant maintenance manual, training manuals and all materials and documents provided by the Construction Contractors and other manufacturers, suppliers and vendors for the Project, and in each case, shall have been verified as being received by the Independent Engineer;

(iv)	all capital improvement costs for the repairs set forth in clause (i) of this definition shall have been fully paid (other than amounts that are subject to a Contest) and the Administrative Agent shall have received reasonably satisfactory evidence (for example, an ALTA 122 Endorsement to the applicable Title Policy) that there shall be no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of the Project, Site, or other assets relating to the work or services of the Project provided by the Construction Contractors or any of their subcontractors (other than Liens that are subject to a Contest);

(v)	each Construction Contractor and each subcontractor for the Project shall have provided all satisfactory Lien waivers, other than with respect to punch list items and other than Lien waivers from individual contractors who were paid, in the aggregate, less than $25,000 for all of their respective work relating the Project (taking into account any and all contracts or agreements pursuant to which such contractor has performed such work); and

(vi)	all Necessary Project Approvals required to be obtained at such time shall have been obtained.

“Second Train Completion Date Certificate” means, as the context requires, (a) a certificate of the Independent Engineer, in substantially the form of Exhibit P-2, or (b) a certificate of the Borrower, in substantially the form of Exhibit P-1, in each case confirming that the Second Train Completion Date has occurred.

“Security” means the security created in favor of the Collateral Agent pursuant to the Security Documents.

“Security Agreement” means the Assignment and Security Agreement, to be entered into on or before the Closing Date, by the Borrower in favor of the Collateral Agent.

“Security Documents” means:

(i)	the Mortgage;

(ii)	the Consents;

(iii)	the Pledge Agreement;

(iv)	the Security Agreement;

(v)	the IP Security Agreement;

(vi)	the Blocked Account Agreements;

(vii)	any other document designated as a Security Document by the Borrower and the Administrative Agent; and

(viii)	any fixture filings, financing statements, notices, authorization letters, or other certificates filed, recorded or delivered in connection with the foregoing.

“Sellers” has the meaning set forth in the recitals.

“Semi-Annual Payment Date” means each of January 31 and July 31.

“Senior Secured Parties” means the Lenders, the Agents and each of their respective successors, transferees and assigns.

“Sidetrack Agreement” means Private Sidetrack Agreement between the Borrower and CSX Transportation, Inc. dated November 15, 2007.

“Site” means those certain parcels described on Schedule 5.13.

“Software” has the meaning provided in Section 5.31(j) (Representations and Warranties – Patents, Trademarks, Etc.).

“Special Costs” has the meaning provided in Section 17 of the Management and Operational Services Agreement.

“SPV” has the meaning provided in Section 11.03(h) (Assignments).

“Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Supplemental Capital Improvement Budget” means a budget in the approximate amount of $850,000 in form and substance reasonably acceptable to the Administrative Agent and the Independent Engineer that sets forth all categories of costs and expenses required in connection with the performance of capital improvements with respect to, start-up, and testing of the third train of the Project, including all construction costs, all costs under the Construction Contracts, all interest, taxes and other carrying costs, and costs related to the performance of capital improvements, as well as terms and conditions for disbursement of funds substantially similar to the terms and conditions for the disbursement of funds pursuant to the Capital Improvement

Budget set forth in this Agreement, as may be updated from time to time with the prior written consent of the Required Lenders.

“Survey” has the meaning provided in Section 6.01(r) (Conditions to Closing – Survey; Site Description).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, commodity futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement and (c) for the avoidance of doubt, excludes any contract for the physical sale or purchase of any commodity.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, in accordance with the terms of the applicable Swap Contract, or, if no provision is made therein, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tank Repair Agreement” means the Master Services Agreement to be entered into between the Borrower and Falcon Technologies and Services, Inc.

“Tax” or “Taxes” means any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), levies, imposts, duties, fees or charges (including any interest, penalty, or addition thereof) imposed by any government or any governmental agency or instrumentality or any international or multinational agency or commission.

“Tax Return” means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Event” means (i) a Reportable Event with respect to any ERISA Plan, (ii) the initiation of any action by any Loan Party, any ERISA Affiliate or any ERISA Plan fiduciary to terminate an ERISA Plan (other than a standard termination under Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under Section 4041(e) of ERISA (other than treatment as a standard termination under Section 4041(b) of ERISA), (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan, (iv) the withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan during a plan year in which such Loan Party or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Multiemployer Plan participants who are employees of any Loan Party or any ERISA Affiliate, (v) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan, or (vi) any Loan Party or any ERISA Affiliate is in default (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

“Threat of Release” shall mean “threat of release” as used in CERCLA.

“Title Continuation” means a written notice issued by the Title Insurance Company (including their local title insurance abstractors) confirming the status of title as set forth in the Title Insurance Policy, which indicates that, since the last preceding Funding Date (or, if the current Funding is on the Closing Date, since the date hereof), there has been no change in the title of title to the Mortgaged Property and no Liens or survey exceptions (in the case of any updated or “as-built” survey that has been issued) not theretofore approved by the Required Lenders, which written notice shall contain no recorded mechanic’s liens except as approved by the Required Lenders or as otherwise subject to a Contest.

“Title Insurance Company” means Chicago Title Insurance Company, or such other title insurance company or companies reasonably satisfactory to the Administrative Agent.

“Title Insurance Policy” has the meaning provided in Section 6.01(s)(i) (Conditions to Closing and First Funding – Title Insurance).

“Trade Secrets” has the meaning provided in Section 5.31(f) (Representations and Warranties – Patents, Trademarks, Etc.).

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Unassumed Obligations” has the meaning given to such term in Section 2.02(b) (Other Credit Agreement).

“Unfunded Benefit Liabilities” means, with respect to any ERISA Plan at any time, the amount (if any) by which (i) the present value of all accrued benefits calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement No. 35 and used in preparing the ERISA Plan’s financial statements) exceeds (ii) the fair market value of all

ERISA Plan assets allocable to such benefits, determined as of the then most recent actuarial valuation report for such ERISA Plan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“United States Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“WestLB” means WestLB AG, New York Branch.

“Withdrawal Certificate” has the meaning provided in Section 3.03(a) (Deposits into and Withdrawals from Borrower Revenue Account; Deposits into and Withdrawals from Lessee Revenue Account) of the Accounts Agreement.

EXHIBIT G

FORM OF

ADDENDUM TO

STOCKHOLDER AGREEMENT OF

RENEWABLE ENERGY GROUP, INC.

(FORMERLY KNOWN AS REG NEWCO, INC.)

Pursuant to the Stockholder Agreement dated as of the 26th day of February 2010 (the “Agreement”) by and among Renewable Energy Group, Inc., a Delaware corporation (the “Corporation”), and certain of its stockholders, the undersigned, now the holder of Five Hundred Thousand (500,000) shares of the Shares of the Corporation, does hereby become a party to the Agreement and is entitled to the rights and subject to the obligations as set forth therein with the same force and effect as though the undersigned had executed the Agreement as a signatory party thereto.

Dated this      day of              2010.

WESTLB, AG, NEW YORK BRANCH

By:
Name:
Title:

Accepted by RENEWABLE ENERGY GROUP, INC. on this      day of              2010.

By:
Name:
Title:

G-1

EXHIBIT H

THE COMMON STOCK OF RENEWABLE ENERGY GROUP, INC. (“REG”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) REG RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO REG STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) REG OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION. TRANSFER OF THESE SECURITIES IS FURTHER RESTRICTED AS PROVIDED IN THE STOCKHOLDER AGREEMENT OF REG DATED FEBRUARY 26, 2010.

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is made and entered into this 8th day of April, 2010 by and between WESTLB, AG, NEW YORK BRANCH (“WestLB”) and RENEWABLE ENERGY GROUP, INC. (“REG”).

WHEREAS, REG, REG Marketing & Logistics Group, LLC, REG Services Group, LLC, WestLB and the lenders referred to therein have executed simultaneously herewith that certain Revolving Credit Agreement (the “Loan Agreement”); and

WHEREAS, pursuant to Section 6.01(r) of the Loan Agreement, REG is to issue to WestLB Five Hundred Thousand (500,000) shares of the common stock of REG (the “Shares”); and

WHEREAS, WestLB and REG desire to enter into this Agreement as a condition to, and to set forth the terms and conditions of, the issuance of the Shares.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements set forth below and the transactions contemplated by the Loan Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Issuance. REG hereby agrees to issue the Shares to WestLB as provided in the Loan Agreement. REG shall deliver to WestLB a stock certificate evidencing the Shares as provided in the Loan Agreement.

2. Stockholder Agreement. As a condition to the issuance of the Shares, WestLB shall execute an Addendum to the Stockholder Agreement of REG dated February 26, 2010 (the “Stockholder Agreement”), in the form attached hereto. WestLB acknowledges receipt of copies of the Stockholder Agreement and the Certificate of Incorporation of REG, to which the Shares are subject, and acknowledges the transfer restrictions in Article IX of the Certificate of Incorporation of REG.

3. Representations and Warranties: WestLB represents and warrants to REG as follows:

(a)	Purchase Entirely for Own Account. This Agreement is entered into by REG in reliance upon WestLB’s representation, which by its execution of this Agreement is hereby confirmed, that the Shares to be received by WestLB are and will be acquired for investment for its own account and not with a view to the distribution of any part thereof, and that WestLB has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b)	Disclosure of Information; Due Diligence. WestLB has had the opportunity to ask questions of and receive answers from the officers, directors and controlling shareholders of REG regarding REG and the terms and conditions of the offering of the Shares hereunder and to obtain additional information necessary to verify the accuracy of the information supplied to WestLB or to which it had access.

(c)	Investment Experience; Accredited Investor Status. WestLB acknowledges that an investment in the Shares is a speculative risk. WestLB is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. WestLB represents that it has not been organized for the purpose of acquiring the Shares. WestLB understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance on such exemptions is predicated, in part, upon the accuracy of WestLB’s representations and warranties in this paragraph 3. WestLB is familiar with Regulation D promulgated under the Securities Act and represents that it is an “accredited investor” as defined in Rule 501(a) of such Regulation D.

(d)	Restricted Securities. WestLB understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from REG in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described below. WestLB represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(e)	Further Limitations on Disposition and Legend. Without in any way limiting the representations set forth above, WestLB further agrees not to make any disposition of all or any portion of the Shares unless and until the transferee thereof has agreed in writing for the benefit of REG to be bound by this paragraph 3 and the REG Stockholder Agreement to the extent this paragraph or such agreement are then applicable; and:

(i)	There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii)	(A) WestLB shall have notified REG of the proposed disposition and shall have furnished REG with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by REG, WestLB shall have furnished REG with an opinion of counsel, or other evidence, reasonably satisfactory to REG that such disposition will not require registration of such shares under the Securities Act.

(iii)	WestLB understands that each of the certificates evidencing the Shares may bear the following legends:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) THE CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THE CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THE CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

AS PROVIDED IN ARTICLE IX OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, NO SHARE OF CAPITAL STOCK OF THE CORPORATION NOW OR HEREAFTER ISSUED SHALL BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED IN WHOLE OR IN PART, VOLUNTARILY OR INVOLUNTARILY, BY ANY STOCKHOLDER, SUCH STOCKHOLDER’S EXECUTOR, ADMINISTRATOR, TRUSTEE IN BANKRUPTCY, RECEIVER OR OTHER REPRESENTATIVE, OR BY ANY OTHER PERSON, TO ANY PERSON, UNLESS AND UNTIL THE PRIOR WRITTEN CONSENT OF THE CORPORATION HAS FIRST BEEN OBTAINED, EXCEPT FOR CERTAIN PERMITTED TRANSFERS AS DESCRIBED IN ARTICLE IX OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION

THE CORPORATION WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OF SHARES AUTHORIZED TO BE ISSUED BY THE CORPORATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS, AS SET FORTH IN A STOCKHOLDER AGREEMENT BETWEEN THE CORPORATION AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION.

4. Indemnification. WestLB understands that the offer, sale and issuance of the Shares to WestLB will be based upon the representations, warranties, acknowledgments and agreements of WestLB contained in this Agreement. WestLB hereby agrees to defend and indemnify REG, its affiliates, and their respective directors, shareholders, officers, employees, agents and any person acting for or on behalf of REG or its affiliates, and to hold the same harmless from and against all losses, liabilities, damages, costs or expenses (including, without limitation, court costs and attorneys’ fees) arising by reason of or in connection with (i) any misrepresentation or any breach or default of any representation, warranty, acknowledgment or agreement by WestLB hereunder; or (ii) any sale or distribution of the Shares by

WestLB in violation of this Agreement, the Securities Act, the Stockholder Agreement, the Certificate of Incorporation of REG or any applicable state securities laws.

5. Miscellaneous. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, but without regard to provisions thereof relating to conflicts of law. This Agreement together with applicable provisions of the Loan Agreement constitutes the entire agreement between WestLB and REG with respect to the subject matters hereof and may be amended only by a writing executed by the parties hereto. The remedies provided herein to REG and its directors, shareholders, officers, employees, agents and affiliates are cumulative and are not exclusive of any rights or remedies that may be available to any of them at law, in equity or otherwise. This Agreement and the representations, warranties, acknowledgments and agreements contained in this Agreement shall be binding upon the heirs, legal representatives, successors and assigns of WestLB.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WESTLB, AG, NEW YORK BRANCH	RENEWABLE ENERGY GROUP, INC.

By:	By:
Name:	Name:
Its:	Its:

FORM OF

ADDENDUM TO

STOCKHOLDER AGREEMENT OF

RENEWABLE ENERGY GROUP, INC.

(FORMERLY KNOWN AS REG NEWCO, INC.)

Pursuant to the Stockholder Agreement dated as of the 26th day of February 2010 (the “Agreement”) by and among Renewable Energy Group, Inc., a Delaware corporation (the “Corporation”), and certain of its stockholders, the undersigned, now the holder of Five Hundred Thousand (500,000) shares of the Shares of the Corporation, does hereby become a party to the Agreement and is entitled to the rights and subject to the obligations as set forth therein with the same force and effect as though the undersigned had executed the Agreement as a signatory party thereto.

Dated this      day of              2010.

WESTLB, AG, NEW YORK BRANCH

By:
Name:
Title:

Accepted by RENEWABLE ENERGY GROUP, INC. on this      day of              2010.

By:
Name:
Title:

EXHIBIT I-1

[FORM OF]

BORROWERS’

[FIRST] [SECOND]TRAIN COMPLETION DATE CERTIFICATE

[DATE]

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Avenue of the Americas

New York, NY 10036

Re: REG MARKETING AND LOGISTICS GROUP, LLC and REG SERVICES GROUP, LLC

Ladies and Gentlemen:

Reference is hereby made to the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among REG Marketing & Logistics Group, LLC and REG Services Group, LLC, each an Iowa limited liability company, each as a borrower (each, a “Borrower,” and collectively the “Borrowers”), Renewable Energy Group, Inc. (the “Guarantor”), each of the Lenders from time to time a party thereto, WestLB AG, New York Branch, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), WestLB AG, New York Branch, as Collateral Agent for the Senior Secured Parties and WestLB AG, New York Branch, as Sole Lead Arranger and Sole Bookrunner. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

This Certificate is the Borrowers’ [First] [Second] Train Completion Date Certificate for the Project, and is delivered to the Administrative Agent pursuant to the Credit Agreement.

The undersigned, on behalf of each Borrower, hereby represent and certify as follows:

1.	This Certificate is the [First] [Second] Train Completion Date Certificate of each Borrower for the Project, and is delivered to the Administrative Agent pursuant to the Credit Agreement.

2.	The individual executing this [First] [Second] Train Completion Date Certificate on behalf of each Borrower is an Authorized Officer of such Borrower.

3.

[All capital repair, remediation and improvement work set forth in the Capital Improvements Budget with respect to one train of the Project shall have been completed (other than punch list items) and such train of the Project shall be ready to process feedstock and begin operation for the Project’s intended use

I-1-1

as a biodiesel production facility as demonstrated by a Performance Test.] [All capital repair, remediation and improvement work set forth in the Capital Improvements Budget with respect to one train of the Project in addition to the train which is the subject of the First Train Completion Date Certificate shall have been completed (other than punch list items) and such train of the Project shall be ready to process feedstock and begin operation for the Project’s intended use as a biodiesel production facility as demonstrated by a Performance Test.]

4.	All training has been completed for all required plant personnel in a reasonably satisfactory manner.

5.	OpCo I has received and reviewed a plant operation manual and plant maintenance manual, training manuals and all materials and documents provided by the Construction Contractors and other manufacturers, suppliers and vendors for the Project.

6.	All capital improvement costs for the work described in Section 3 above have been fully paid (other than amounts that are subject to a Contest and the details of any such Contest are set forth on Attachment 2) and the Administrative Agent has received reasonably satisfactory evidence ((attached as Attachment 1)) that there are no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of the Project, Site, or other assets relating to the work or services of the Project provided by the Construction Contractors or any of their subcontractors (other than Liens that are subject to a Contest and the details of any such Contest are set forth on Attachment 2).

7.	Each Construction Contractor and each subcontractor for the Project has provided all satisfactory Lien waivers, other than with respect to punch list items and other than Lien waivers from individual contractors who were paid, in the aggregate, less than $25,000 for all of their respective work relating the Project (taking into account any and all contracts or agreements pursuant to which such contractor has performed such work, the details of which are set forth on Attachment 2).

8.	All Necessary Project Approvals required to be obtained as of the date hereof have been obtained.

Each undersigned person is executing this [First] [Second] Train Completion Date Certificate not in an individual capacity but in his or her capacity as an Authorized Officer of each Borrower.

[The remainder of this page is intentionally blank. The next page is the signature page.]

I-1-2

IN WITNESS WHEREOF, each of the undersigned has caused this [First] [Second] Train Completion Date Certificate to be duly executed as of the date first above written.

REG MARKETING AND LOGISTICS GROUP, LLC as Borrower

By:
Name:
Title:

REG SERVICES GROUP, LLC as Borrower

By:
Name:
Title:

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Attachment 1

to Borrowers’ [First] [Second] Train Completion Date Certificate

EVIDENCE OF NO LIENS

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Attachment 2

to Borrowers’ [First] [Second] Train Completion Date Certificate

EVIDENCE OF CONTESTED COSTS

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EXHIBIT I-2

[FORM OF]

INDEPENDENT ENGINEER’S

[FIRST] [SECOND] TRAIN COMPLETION DATE CERTIFICATE

[DATE]

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Avenue of the Americas

New York, NY 10036

Re: REG MARKETING AND LOGISTICS GROUP, LLC and REG SERVICES GROUP, LLC

Ladies and Gentlemen:

Reference is hereby made to the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among REG Marketing & Logistics Group, LLC and REG Services Group, LLC, each an Iowa limited liability company, each as a borrower (each, a “Borrower,” and collectively the “Borrowers”), Renewable Energy Group, Inc. (the “Guarantor”), each of the Lenders from time to time a party thereto, WestLB AG, New York Branch, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), WestLB AG, New York Branch, as Collateral Agent for the Senior Secured Parties and WestLB AG, New York Branch, as Sole Lead Arranger and Sole Bookrunner. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit.

This Certificate is the Independent Engineer’s [First] [Second] Train Completion Date Certificate for the Project (the “IE [First] [Second] Train Completion Date Certificate”), and is delivered to the Administrative Agent pursuant to the Credit Agreement.

The Independent Engineer has reviewed provisions of the Credit Agreement which identify the responsibilities of the Borrowers and Independent Engineer related to providing this IE [First] [Second] Train Completion Date Certificate and the [First] [Second] Train Completion Date Certificate of the Borrowers dated [Date] and the reports and documents attached to this IE [First] [Second] Train Completion Date Certificate with the Construction Contractors and any other third party deemed appropriate, and have made such general observations, site visits, reviews and investigations as we believed were reasonably necessary to establish the accuracy of this IE [First] [Second] Train Completion Date Certificate.

The Independent Engineer has visited the Project periodically and has observed the progress of the capital improvement activities. The Independent Engineer last visited the Project on [Date]. Our review and observations were performed within the scope of our Professional Service Agreement with the Administrative Agent and in accordance with standards of care normally practiced by professional engineers and consultants performing the same or similar services on like projects.

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Based on the foregoing review and review procedures and on the understanding and assumption that we have been provided true, correct, and complete information from the Borrowers, the undersigned, hereby represents and certifies as follows:

1.	This Certificate is the IE [First] [Second] Train Completion Date Certificate for the Project, and is delivered to the Administrative Agent pursuant to the Credit Agreement.

2.	The individuals executing this IE [First] [Second] Train Completion Date Certificate on behalf of the Independent Engineer are duly authorized representatives of the Independent Engineer.

3.	[All capital repair, remediation and improvement work set forth in the Capital Improvements Budget with respect to one train of the Project shall have been completed (other than punch list items) and such train of the Project shall be ready to process feedstock and begin operation for the Project’s intended use as a biodiesel production facility as demonstrated by a Performance Test.] [All capital repair, remediation and improvement work set forth in the Capital Improvements Budget with respect to one train of the Project in addition to the train which is the subject of the First Train Completion Date Certificate shall have been completed (other than punch list items) and such train of the Project shall be ready to process feedstock and begin operation for the Project’s intended use as a biodiesel production facility as demonstrated by a Performance Test.]

4.	All training has been completed for all required plant personnel in a reasonably satisfactory manner.

5.	We have verified that each Borrower has received and reviewed a plant operation manual and plant maintenance manual, training manuals and all materials and documents provided by the Construction Contractors and other manufacturers, suppliers and vendors for the Project.

6.	All capital improvement costs for the work described in Section 3 above have been fully paid (other than amounts that are subject to a Contest and the details of any such Contest are set forth on Attachment 2) and the Administrative Agent has received reasonably satisfactory evidence ((attached as Attachment 1)) that there are no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of the Project, Site, or other assets relating to the work or services of the Project provided by the Construction Contractors or any of their subcontractors (other than Liens that are subject to a Contest and the details of any such Contest are set forth on Attachment 2).

7.

Each Construction Contractor and each subcontractor for the Project has provided all satisfactory Lien waivers, other than with respect to punch list items and other than Lien waivers from individual contractors who were paid,

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in the aggregate, less than $25,000 for all of their respective work relating the Project (taking into account any and all contracts or agreements pursuant to which such contractor has performed such work, the details of which are set forth on Attachment 2).

8.	All Necessary Project Approvals required to be obtained as of the date hereof have been obtained.

Each undersigned person is executing this IE [First] [Second] Train Completion Date Certificate not in an individual capacity but in his or her capacity as an authorized representative of the Independent Engineer.

[The remainder of this page is intentionally blank. The next page is the signature page.]

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IN WITNESS WHEREOF, the undersigned has caused this IE [First] [Second] Train Completion Date Certificate to be duly executed as of the date first above written.

R.W. BECK, INC.,

By:
Name:
Title:

By:
Name:
Title:

I-2-4

Attachment 1

to Independent Engineer’s [First] [Second] Train Completion Date Certificate

EVIDENCE OF NO LIENS

I-2-5

Attachment 2

to Independent Engineer’s [First] [Second] Train Completion Date Certificate

EVIDENCE OF CONTESTED COSTS

I-2-6

EXHIBIT J-1

[FORM OF] BORROWERS’ TANK

COMPLETION DATE CERTIFICATE

[DATE]

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Avenue of the Americas

New York, NY 10036

Re: REG MARKETING AND LOGISTICS GROUP, LLC and REG SERVICES GROUP, LLC

Ladies and Gentlemen:

Reference is hereby made to the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among REG Marketing & Logistics Group, LLC and REG Services Group, LLC, each an Iowa limited liability company, each as a borrower (each, a “Borrower,” and collectively the “Borrowers”), Renewable Energy Group, Inc. (the “Guarantor”), each of the Lenders from time to time a party thereto, WestLB AG, New York Branch, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), WestLB AG, New York Branch, as Collateral Agent for the Senior Secured Parties and WestLB AG, New York Branch, as Sole Lead Arranger and Sole Bookrunner. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

This Certificate is the Borrowers’ Tank Completion Date Certificate for the Project, and is delivered to the Administrative Agent pursuant to the Credit Agreement.

The undersigned, on behalf of each Borrower, hereby represent and certify as follows:

1.	This Certificate is the Tank Completion Date Certificate of each Borrower for the Project, and is delivered to the Administrative Agent pursuant to the Credit Agreement.

2.	The individual executing this Tank Completion Date Certificate on behalf of each Borrower is an Authorized Officer of such Borrower.

3.	All capital repair, remediation and improvement work set forth in the Tank Repair Agreement is complete (other than punch list items).

4.	All training has been completed for all required Plant personnel in a reasonably satisfactory manner.

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5.	OpCo I has received and reviewed a plant operation manual and plant maintenance manual, training manuals and all materials and documents provided by the Construction Contractors and other manufacturers, suppliers and vendors for the Project.

6.	All capital improvement costs for the work described in Section 3 above have been fully paid (other than amounts that are subject to a Contest and the details of any such Contest are set forth on Attachment 2) and the Administrative Agent has received reasonably satisfactory evidence ((attached as Attachment 1)) that there are no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of the Project, Site, or other assets relating to the work or services of the Project provided by the Construction Contractors or any of their subcontractors (other than Liens that are subject to a Contest and the details of any such Contest are set forth on Attachment 2).

7.	Each Construction Contractor and each subcontractor for the Project has provided all satisfactory Lien waivers, other than with respect to punch list items and other than Lien waivers from individual contractors who were paid, in the aggregate, less than $25,000 for all of their respective work relating the Project (taking into account any and all contracts or agreements pursuant to which such contractor has performed such work, the details of which are set forth on Attachment 2).

8.	All Necessary Project Approvals required to be obtained as of the date hereof have been obtained.

Each undersigned person is executing this Tank Completion Date Certificate not in an individual capacity but in his or her capacity as an Authorized Officer of each Borrower.

[The remainder of this page is intentionally blank. The next page is the signature page.]

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IN WITNESS WHEREOF, each of the undersigned has caused this Tank Completion Date Certificate to be duly executed as of the date first above written.

REG MARKETING AND LOGISTICS GROUP, LLC as Borrower

By:
Name:
Title:

REG SERVICES GROUP, LLC as Borrower

By:
Name:
Title:

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Attachment 1

to Borrowers’ Tank Completion Date Certificate

EVIDENCE OF NO LIENS

J-1-4

Attachment 2

to Borrowers’ Tank Completion Date Certificate

EVIDENCE OF CONTESTED COSTS

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EXHIBIT J-2

[FORM OF] INDEPENDENT ENGINEER’S

TANK COMPLETION DATE CERTIFICATE

[DATE]

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Avenue of the Americas

New York, NY 10036

Re: REG MARKETING AND LOGISTICS GROUP, LLC and REG SERVICES GROUP, LLC

Ladies and Gentlemen:

Reference is hereby made to the Revolving Credit Agreement, dated as of April 8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among REG Marketing & Logistics Group, LLC and REG Services Group, LLC, each an Iowa limited liability company, each as a borrower (each, a “Borrower,” and collectively the “Borrowers”), Renewable Energy Group, Inc. (the “Guarantor”), each of the Lenders from time to time a party thereto, WestLB AG, New York Branch, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), WestLB AG, New York Branch, as Collateral Agent for the Senior Secured Parties and WestLB AG, New York Branch, as Sole Lead Arranger and Sole Bookrunner. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit.

This Certificate is the Independent Engineer’s Tank Completion Date Certificate for the Project (the “IE Tank Completion Date Certificate”), and is delivered to the Administrative Agent pursuant to the Credit Agreement.

The Independent Engineer has reviewed provisions of the Credit Agreement which identify the responsibilities of the Borrowers and Independent Engineer related to providing this IE Tank Completion Date Certificate and the Tank Completion Date Certificate of the Borrowers dated [Date] and the reports and documents attached to this IE Tank Completion Date Certificate with the Construction Contractors and any other third party deemed appropriate, and have made such general observations, site visits, reviews and investigations as we believed were reasonably necessary to establish the accuracy of this IE Tank Completion Date Certificate.

The Independent Engineer has visited the Project periodically and has observed the progress of the capital improvement activities. The Independent Engineer last visited the Project on [Date]. Our review and observations were performed within the scope of our Professional Service Agreement with the Administrative Agent and in accordance with standards of care normally practiced by professional engineers and consultants performing the same or similar services on like projects.

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Based on the foregoing review and review procedures and on the understanding and assumption that we have been provided true, correct, and complete information from the Borrowers, the undersigned, hereby represents and certifies as follows:

1.	This Certificate is the IE Tank Completion Date Certificate for the Project, and is delivered to the Administrative Agent pursuant to the Credit Agreement.

2.	The individuals executing this IE Tank Completion Date Certificate on behalf of the Independent Engineer are duly authorized representatives of the Independent Engineer.

3.	All capital repair, remediation and improvement work set forth in the Tank Repair Agreement is complete (other than punch list items).

4.	All training has been completed for all required Plant personnel in a reasonably satisfactory manner.

5.	We have verified that OpCo I has received and reviewed a plant operation manual and plant maintenance manual, training manuals and all materials and documents provided by the Construction Contractors and other manufacturers, suppliers and vendors for the Project.

6.	All capital improvement costs for the work described in Section 3 above have been fully paid (other than amounts that are subject to a Contest and the details of any such Contest are set forth on Attachment 2) and the Administrative Agent has received reasonably satisfactory evidence ((attached as Attachment 1)) that there are no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of the Project, Site, or other assets relating to the work or services of the Project provided by the Construction Contractors or any of their subcontractors (other than Liens that are subject to a Contest and the details of any such Contest are set forth on Attachment 2).

7.	Each Construction Contractor and each subcontractor for the Project has provided all satisfactory Lien waivers, other than with respect to punch list items and other than Lien waivers from individual contractors who were paid, in the aggregate, less than $25,000 for all of their respective work relating the Project (taking into account any and all contracts or agreements pursuant to which such contractor has performed such work, the details of which are set forth on Attachment 2).

8.	All Necessary Project Approvals required to be obtained as of the date hereof have been obtained.

Each undersigned person is executing this IE Tank Completion Date Certificate not in an individual capacity but in his or her capacity as an authorized representative of the Independent Engineer.

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[The remainder of this page is intentionally blank. The next page is the signature page.]

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IN WITNESS WHEREOF, the undersigned has caused this IE Tank Completion Date Certificate to be duly executed as of the date first above written.

R.W. BECK, INC.,

By:
Name:
Title:

By:
Name:
Title:

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Attachment 1

to Independent Engineer’s Tank Completion Date Certificate

EVIDENCE OF NO LIENS

J-2-5

Attachment 2

to Independent Engineer’s Tank Completion Date Certificate

EVIDENCE OF CONTESTED COSTS

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EXHIBIT K

Performance Testing Plan

Seneca Landlord, LLC. Seneca Biodiesel Refinery

Performance Testing Plan

Biodiesel Refinery

Located in Seneca, Illinois

1.0	Purpose

This document describes the plan for conducting performance tests at the Seneca Landlord, LLC (“Owner”) biodiesel facility located in Seneca, Illinois (“Facility”) for the conversion of high Free Fatty Acid (“FFA”) feedstock to ASTM 6751-09a quality biodiesel.

The performance test, (“Minimum Performance Criteria”) requires that one train meet the Table 1 criteria while operating at a minimum of 50 percent of nameplate 20 million gallons per year (“MGPY”) of biodiesel for a period of 24 hours on each one of its operating trains (Train C or Train A).

2.0	Performance Criteria

The following Schedule One is a summary of the major performance test criteria to be met.

Schedule One – Performance Test Criteria

Performance Criteria	Required
Performance Test Biodiesel Capacity
Minimum Performance Criteria biodiesel production rate (average gallons per hour per train, minimum, corrected to 60 F)	1,262
Minimum Performance Criteria test duration, hours	24

3.0	Pretest Activities

Before testing begins, the following activities should be completed.

1)	The Facility has been provided with three individual Micro Motion F-Series Coriolis meters one for each inbound feedstock delivery pipeline and are located between the feedstock inventory tanks and the beginning of each process train. These meters have a mass flow accuracy of 0.1% and are equipped to provide both instantaneous and totalizer mass flow readings in pounds. These meters will be used as the “official” measurement of inbound feedstock and totalizer of total mass of feedstock consumed during the Performance Test. The totalizer readings shall be obtained on the train specific flow meter prior to the beginning of the Performance Test and again upon conclusion of the Performance Test and the difference shall be equal to the total pounds of feedstock consumed by each train. These meters are known as 04C-FI-0116 for train C and 04A-FI-0116 for train A.

2)	The Facility has been provided with three individual Micro Motion F-Series Coriolis meters, one for each outbound finished biodiesel pipeline and are located between the production line and the prequalification tanks. These meters have a mass flow accuracy of 0.1% and are equipped to provide both instantaneous and totalizer mass flow readings in pounds. These meters will be used as the “official” measurement of finished biodiesel product and totalizer of total mass of biodiesel produced during the Performance Test. The totalizer readings shall be obtained on the train specific flow meter prior to the beginning of the Performance Test and again upon conclusion of the Performance Test and the difference shall be equal to the total pounds of biodiesel produced by each train. These meters are known as 04C-FI-0532 for train C and 04A-FI-0532 for train A.

3)

It has been agreed to density correct all finished biodiesel to 60[o]F upon conclusion of the Performance Test, hence, the sum of the cumulative mass of all three meters shall be divided by the average standard density of the produced biodiesel as reported by the 3rd party laboratory to establish the volume in gallons of finished biodiesel produced as corrected to 60[o]F and reported in gallons.

4)	Identify the biodiesel receiving tank(s) to be used during the test. A sample shall be taken for quality by a 3rd party laboratory. Testing shall include:

a.	Flash Point by ASTM D 93

b.	Water and Sediment by ASTM D 2709

c.	Acid Number by ASTM D 664

d.	Free Glycerin by ASTM D 6584

e.	Total Glycerin by ASTM D 6584

5)	Assuming dedicated tanks are used for the performance test, identify valve switching required at the beginning of the test.

6)	Intermediate product volumes in process tanks and vessels shall be determined by existing level instruments and provided to the Independent Engineer.

7)	All of the Micromotion flow meters used in the test were factory calibrated prior to installation and have a minimum 1-year stability guarantee. All level transmitters used during the test were factory calibrated prior to installation and have a 2-year stability guarantee. A zero trim will be performed on all level transmitters prior to the test and the as-found and as-left data shall be provided to the Independent Engineer.

4.0	Testing Activities

1)	The train must be operated in a normal mode of operation, including only permanent operators and support staff, and while meeting applicable permits.

2)	If the test is interrupted for any reason, the Independent Engineer may require the test to be restarted. If the test is interrupted for an external cause, such as external power failure, the test does not need to be restarted from the beginning. However, steady state operation must be reestablished.

3)	The facility will be in stable operation for at least 24 hours at or near its performance test production rate prior to the start of the test or for such a period of time that the Owner and the Independent Engineer agree that the facility is in steady state and the test can begin.

4)	The performance test start time will be agreed upon before the test begins.

5)	The biodiesel, tank levels and temperatures as well as mass flow totalizer readings from involved individual Micro Motion Coriolis meters will be recorded by the control system process historian every 5 seconds. In addition, readings will be obtained directly from the instruments every 12 hours.

6)	The liquid level and temperature of intermediate tanks and/or vessels that can have variable liquid levels will be recorded by the control system process historian every 5 seconds. In addition, manual readings will be recorded at the start of the test and at the end of the test. Near the end of the test, operators should endeavor to bring the level in the intermediate tankage/vessels back to the levels recorded at the beginning of the test.

7)

The 3rd Party Independent Laboratory will analyze Owner-provided samples of any existing biodiesel in the storage tanks for compliance with 6751-09a prior to the start of the performance test as detailed in Article 3.0 – Pre Test Activities, paragraph 4.

8)	During the test, the 3rd Party Independent Laboratory will analyze Owner-provided samples of the produced biodiesel for compliance with 6751-09a. Quality samples will be drawn from the final storage tanks every 12 hours at the sample port locations on the recirculation lines. This sample will be sampled in accordance with BQ-9000 procedures for final qualification. The laboratory will determine the following parameters as outlined in Table 1 below:

TABLE 1 Detailed Requirements for Biodiesel (B100) (All Sulfur Levels)

Property	Test MethodA	Grade S15 Limits	Grade S500 Limits	Units
Calcium and Magnesium, combined	EN 14538	5 max	5 max	ppm (µg/g)
Flash point (closed cup)	D 93	93 min	93 min	°C
Alcohol control
One of the following must be met:
1. Methanol content	EN 14110	0.2 max	0.2 max	mass %
2. Flash point	D 93	130 min	130 min	°C
Water and sediment	D 2709	0.050 max	0.050 max	% volume
Kinematic viscosity, 40°C	D 445	1 .9-6.0B	1.9-6.0B	mm2/s
Sulfated ash	D 874	0.020 max	0.020 max	% mass
SulfurC	D 5453	0.0015 max (15)	0.05 max (500)	% mass (ppm)
Copper strip corrosion	D 130	No. 3 max	No. 3 max
Cetane number	D 613	47 min	47 min
Cloud point	D 2500	ReportD	ReportD	°C
Carbon residuE	D 4530	0.050 max	0.050 max	% mass
Acid number	D 664	0.50 max	0.50 max	mg KOH/g
Cold soak filterability	Annex A1	360 maxF	360 maxF	seconds
Free glycerin	D 6584	0.020 max	0.020 max	% mass
Total glycerin	D 6584	0.240 max	0.240 max	% mass
Phosphorus content	D 4951	0.001 max	0.001 max	% mass
Distillation temperature,	D 1160	360 max	360 max	°C
Atmospheric equivalent temperature,
90% recovered
Sodium and Potassium, combined	EN 14538	5 max	5 max	ppm (µg/g)
Oxidation stability	EN 14112	3 minimum	3 minimum	hours

A	The test methods indicated are the approved referee methods. Other acceptable methods are indicated in 5.1.
B	See X1.3.1. The 6.0 mm2/s upper viscosity limit is higher than petroleum based diesel fuel and should be taken into consideration when blending.
C	Other sulfur limits can apply in selected areas in the United States and in other countries.
D	The cloud point of biodiesel is generally higher than petroleum based diesel fuel and should be taken into consideration when blending.
E	Carbon residue shall be run on the 100 % sample (see 5.1.11).
F

B100 intended for blending into diesel fuel that is expected to give satisfactory vehicle performance at fuel temperatures at or below –12°C shall comply with a cold soak filterability limit of 200 s maximum.

9)	The Independent Engineer will deliver a written performance test report within 5 working days of having received the data taken during the performance test, certificates of analysis from the 3rd party laboratory, and a written test report from the Owner detailing their performance test criteria calculations on how the facility performed during the performance test.

5.0	Calculations

5.1	Biodiesel Production Rate

The Performance Guarantee for throughput of gallons of biodiesel produced will be determined by the following Equation One and Two.

[Equation One]             Biodiesel Final – Biodiesel Initial = Biodiesel Produced

Where:

1)	Biodiesel Initial is the initial totalizer upon start of the performance test

2)	Biodiesel Final is the final totalizer upon conclusion of the performance test

3)

The Biodiesel Produced during the performance test will be the difference between the Biodiesel Initial and Biodiesel Final weight in pounds. This mass of biodiesel shall be divided by the average standard density of the produced biodiesel as reported by the 3rd party laboratory in pounds per gallon to correct for temperature and volume to 60[o]F expressed in gallons.

[Equation Two]	Biodiesel Production Rate = Biodiesel Produced divided by 24 hours

Where:

1)	Biodiesel Production Rate is expressed in gallons per hour

2)	Biodiesel Produced is derived from Equation Two expressed in gallons

3)	24 hours is the time of the Performance Test.